Exhibit 99.1

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus, before investing in our common stock. The terms “inVentiv,” “Company,” “we,” “us” and “our” refer to inVentiv Group Holdings, Inc. and its consolidated subsidiaries. Various financial terms, including “EBITDA,” “Adjusted EBITDA” and “Constant currency net revenues” are described under “—Summary Consolidated Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Exchange Rate Fluctuations.”

Overview

We are a leading global provider of outsourced clinical development and commercialization services to biopharmaceutical companies. We are the only provider delivering a full suite of services to enhance our clients’ ability to successfully develop, launch and market their products. We offer our services on both a standalone basis and as integrated solutions to support clinical development and commercialization. Our solutions are designed to drive greater efficiency and lower costs. We helped develop or commercialize over 80% of all new molecular entities approved by the Food and Drug Administration (“FDA”) and 70% of those approved by the European Medicines Agency (“EMA”) over the last five years through our innovative model. In 2015, we served more than 550 client organizations, including all 20 of the largest global biopharmaceutical companies, and have the ability to service clients in over 90 countries.

We focus on the large and rapidly growing outsourcing component of the estimated $250 billion biopharmaceutical clinical development and commercialization market. Our services cover the entire biopharmaceutical development and commercialization continuum spanning from first-in-human clinical trials to the ongoing commercialization of mature products. Our services are designed to enhance our clients’ revenues and profitability, increase the likelihood of success of their clinical programs and commercial efforts and accelerate the execution of their projects in order to shorten the time from “lab to life.”

Our Clinical business is a leading global contract research organization (“CRO”) that is therapeutically-focused and provides a wide range of capabilities, including Phase I (early stage) and Phase II–IV clinical development, delivered on a project (full service) or functional (strategic resourcing) basis. Our services are designed to accelerate our clients’ pursuit of regulatory approval. We provide our services through teams that possess operational and scientific expertise in a broad range of therapeutic areas with a particular focus in high growth areas such as oncology, neuroscience, pain and respiratory. Our Commercial business is a contract commercial organization (“CCO”), the biopharmaceutical industry’s only provider of a full suite of complementary commercialization services, including selling solutions, communications, consulting and medication adherence. We believe this unique CCO model provides a competitive advantage by integrating strategic, creative and operational expertise enhanced by the deep therapeutic expertise from our Clinical business to help optimize performance, reduce risk and expedite delivery of innovative products.

We have over 14,000 employees globally, including more than 750 M.D.s and Ph.D.s, and offer clients a differentiated set of solutions designed to enhance operational and financial efficiencies across the clinical development and commercialization continuum. Our Clinical and Commercial segments inform and enhance one another, and the flexibility of our model allows us to provide additional services over time as the needs of our clients evolve.

The creation of our comprehensive and integrated approach to serve the biopharmaceutical development and commercialization continuum began in 2010 with our acquisition by our sponsor, Thomas H. Lee Partners, L.P. (“THL”). We have made substantial investments, strategic acquisitions and operational changes to expand and strengthen our clinical development and commercial service offerings, geographic presence, human capital, systems and infrastructure to better serve our clients. These strategic and operational initiatives included:

•	Completion and integration of 10 strategic acquisitions, including three CROs, to offer a full suite of services on a global basis;

•	Enhancement of therapeutic area focus with particular expertise in oncology, neuroscience, pain and respiratory;

•	Integration and rationalization of legacy commercial acquisitions and separately-operated brands into the biopharmaceutical industry’s only CCO providing a full suite of complementary commercialization services;

•	Expansion of our geographic capabilities in Japan, India, Western Europe, Latin America and China;

•	Evolution of our selling solutions capabilities into a market-leading strategic offering with expertise in helping clients launch and market complex biopharmaceutical products; and

•	Recruitment of Michael A. Bell, our Chairman and CEO who has extensive experience across the healthcare delivery continuum and who has managed and grown sophisticated global service organizations.

These initiatives have helped us create a leading biopharmaceutical outsourcing business with an unmatched ability to provide a full suite of integrated services to meet our clients’ needs. Each of our top 10 clients and 24 of our top 25 clients utilized services from both our Clinical and Commercial segments in 2015. The following financial metrics are reflective of our improved performance from 2014 to 2015:

•	Net revenues increased 10.4% on an as-reported basis (13.0% on a constant currency basis) to $1,994.3 million.

•	Clinical segment net revenues increased 8.9% to $947.9 million (47.2% of total net revenues).

•	Commercial segment net revenues increased 12.3% to $1,059.9 million (52.8% of total net revenues).

•	Adjusted EBITDA increased 33.9% to $275.9 million.

•	Adjusted EBITDA as a percentage of net revenues increased to 13.8% from 11.4%.

We incurred losses from continuing operations of $150.6 million and $180.6 million for the year ended December 31, 2015 and 2014, respectively. See “—Summary Consolidated Financial and Operating Data” for a discussion of Adjusted EBITDA and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Exchange Rate Fluctuations” for a discussion of constant currency net revenues.

Our Markets

Global demand for biopharmaceutical products is expected to continue to increase in both developed and emerging markets, driven by expanding access to care, increasing life expectancy and the growing prevalence of chronic conditions. Growing regulatory requirements, pricing and reimbursement challenges, a need to replenish product pipelines and a shift to more targeted and personalized medicines are driving higher costs and complexities and increasing pressures on biopharmaceutical companies. Additionally, advancements in science are driving new therapies (such as gene therapies, stem cells and biologics) that necessitate more complex clinical development and commercialization services. Faced with these pressures, biopharmaceutical companies are increasingly seeking to improve the efficiencies and effectiveness of their clinical development and commercialization activities by outsourcing these services throughout the entire product lifecycle. In particular, the following trends are expected to increase demand for outsourced clinical development and commercialization services:

•	Growth in R&D Spending. We estimate the total research and development (“R&D”) spending in the biopharmaceutical industry was approximately $140 billion in 2015. Potential outsourcing development spending accounted for approximately 70%, or $100 billion, and is estimated to grow approximately 4% annually through 2020.

•	Increased Product Commercialization Spending. We estimate that spending related to product commercialization in the biopharmaceutical industry exceeded $150 billion in 2015 and will grow at approximately 2% to 3% annually through 2020.

•	Expansion in the Use of Outsourcing Services. We estimate that total clinical development outsourcing to CROs in 2015 was approximately 30% of total potential outsourcing development spending, representing an approximately $30 billion market. This market is expected to achieve approximately 40% penetration, or approximately $55 billion of spending, by 2020. Because the market for product commercialization services is more diverse, it is difficult to estimate the current amount of outsourced product commercialization services and the expected growth in such services. However, we estimate that less than 15% of product commercialization expenditures are currently being outsourced. As business models continue to evolve in the healthcare sector, we believe that the rate of commercial outsourcing could follow a similar path to the clinical development market.

•	Increased Complexity in Clinical Development and Commercialization. Significant unmet medical needs and scientific advancements are driving biopharmaceutical companies to seek to discover, develop and commercialize new, increasingly complex treatments. As an illustration, the average number of clinical endpoints required for a Phase III study increased 86% from 2002 to 2012.

These trends represent significant opportunities in both of our segments:

•

Clinical Segment. Our Clinical segment provides a full suite of services spanning Phases I-IV of clinical development, allowing us to respond to our clients’ needs throughout the development continuum. We expect the continued need for cost efficiency and increased speed to market across expanding product pipelines to benefit outsourced providers, particularly those with global scale and therapeutic expertise. We estimate that total R&D spending in the biopharmaceutical industry was approximately $140 billion in 2015, of which we estimate that potential outsourcing development spending was approximately $100 billion. Based on our estimates, approximately 30% of potential outsourcing development spending in our market was outsourced in 2015. We estimate that the amount of outsourced clinical services will experience a compound annual growth rate (“CAGR”) in the high single digits from 2015 through 2020 as a result of growth in R&D spending by biopharmaceutical companies and the increased outsourcing of this spending.

•	Commercial Segment. Our Commercial segment addresses the needs of clients in support of and following product approval and links clinical development to healthcare delivery. The services we provide to address this market include selling solutions, communications, consulting and medication adherence. Because the market served by our Commercial segment is diverse, it is difficult to estimate the current amount of outsourced product commercialization services and the expected growth in such services. However, we estimate that total spending by biopharmaceutical companies related to commercialization of their products exceeded $150 billion in 2015 and less than 15% of these expenditures are currently being outsourced and that the outsourcing of these services is in the early stages of penetration. Growth for the outsourced commercial services market will be driven primarily by two factors: increased spending on commercialization services overall and increased outsourcing penetration within the market.

Our Competitive Strengths

We address a large and growing market and believe we are well-positioned to continue expanding our market share. Our key competitive strengths include the following:

A global leader in biopharmaceutical outsourcing with differentiated positioning. We serve more than 550 client organizations, including all 20 of the largest global biopharmaceutical companies, and have the ability to service clients in over 90 countries. Over 80% of all new molecular entities approved by the FDA and 70% of those approved by the EMA over the last five years have been developed or commercialized with our support. We believe our scale, global reach and breadth of services, coupled with our deep industry expertise and experience, enable us to offer the solutions our clients need as they navigate an increasingly complex and evolving market. We believe our clients are seeking to consolidate their outsourcing to large global providers like us to address the changing industry dynamics. The breadth of our global clinical and commercial services should position us well to capitalize on this evolving environment and penetrate both existing and new clients.

Adding value across the biopharmaceutical product lifecycle. Our broad suite of services allows us to deliver customized solutions and provide value to biopharmaceutical companies and other key constituents across the healthcare delivery system. We leverage new and existing knowledge capital and proprietary data assets across our offerings to help biopharmaceutical clients optimize execution and reduce costs throughout the product lifecycle. The following are notable examples of these capabilities:

•	Superior clinical trial design: We leverage our expanding clinical and commercial knowledge capital to inform and enhance clinical trial design in order to facilitate shorter and more efficient trials intended to improve the likelihood of regulatory and subsequent commercial success.

•	Enhanced site selection and patient recruitment: We utilize proprietary data assets, behavioral insights, social media and communications capabilities to enhance the speed and success of site selection and patient recruitment.

•	Proactive pre-launch reimbursement and formulary management: We bridge the gap between clinical development and commercialization by utilizing our diverse capabilities and communicating clinical benefits to payers and pharmacy benefit managers (“PBMs”) to help optimize reimbursement and patient access.

•	Highly effective commercial product launch capabilities: We help our clients navigate the complexities of launching a product by orchestrating interconnected work streams to develop and execute an effective product launch strategy.

•	Proprietary programs to improve medication adherence: We have the ability to reach over 175 million patients through multi-channel medication adherence programs designed to mitigate costs related to non-adherence, which are estimated by the Centers for Disease Control and Prevention to exceed $100 billion annually.

•	Efficient project ramp-up: We scale clinical or commercial projects rapidly and effectively through our recruiting, training, and deployment capabilities, leveraging over 150 dedicated recruiting personnel and our proprietary database of over 650,000 industry professionals.

Diversified operating model including deepening relationships with blue-chip client base. We are diversified across our leading Clinical (47% of 2015 net revenues) and Commercial (53% of 2015 net revenues) segments. We have a large and expanding client base, extensive range of services, geographic scope and an ability to provide solutions at nearly every stage of the product lifecycle. We have a loyal client base of over 550 client organizations, including all 20 of the largest global biopharmaceutical companies as well as a significant number of high-growth, small and mid-sized biopharmaceutical companies. Our top five clients accounted for approximately 37% of net revenues in the year ended December 31, 2015, with our largest client accounting for approximately 10% of our net revenues. All of our top 25 clients are diversified across multiple projects, compounds or service offerings. We have strong and growing relationships with our top clients. All of our top 20 clients have been clients since 2010 and many of these clients had long-standing relationships with the companies we have acquired.

Deep and aligned therapeutic expertise. We provide our clients highly-differentiated, specialized teams in both our Clinical and Commercial segments, with operational and scientific expertise in a range of therapeutic areas such as oncology, neuroscience, pain and respiratory. These core, high-growth therapeutic areas constituted 66% of our Clinical segment backlog as of December 31, 2015. We have strategically organized our business around therapeutic area expertise and serve some of the fastest growing areas in the market. Our deep understanding of these therapeutic areas extends throughout our business, allowing our clients to benefit from this knowledge base throughout our full suite of services. We believe our specialized therapeutic expertise in our Commercial segment is unique in our industry and becoming increasingly important to our clients as therapies become more complex and targeted. Our experienced medical and scientific professionals, including more than 750 M.D.s and Ph.D.s, apply innovative insights and science to clinical trials as well as to the commercialization of products.

Attractive financial profile with strong organic growth and operating leverage. We have achieved robust operating and financial performance over the past few years while increasing the scale and breadth of our service offerings. For the year ended December 31, 2015, our net revenues and Adjusted EBITDA grew 10% and 34%, respectively, all of which has been organic. Over the same period, we grew our market share in both Clinical and Commercial segments, as evidenced by growth in net revenues of 9% and 12%, respectively. The momentum in our Clinical segment is further reflected in the 11% growth in our Clinical backlog from December 31, 2014 to December 31, 2015 and 12% growth in net new business awards during the year ended December 31, 2015. Adjusted EBITDA as a percentage of net revenues increased to 13.8% from 11.4%. This margin expansion has been aided by a series of strategic investments and initiatives intended to both build out and rationalize our infrastructure. Examples of these include: (i) shifting selected support services to lower-cost geographies, (ii) centralizing administrative functions and (iii) optimizing our technology spend. We believe our outstanding financial profile and strong operating momentum position us for continued market share gains across both of our segments.

Highly experienced and committed management team. We are led by a dedicated executive management team, averaging 29 years of relevant experience, with extensive experience with biopharmaceutical companies, payers and health systems. Our team has been responsible for executing on our strategy, growing our client base and driving our significant growth in net revenues and Adjusted EBITDA over the past three years. This management team contributes to a company-wide culture of collaboration focused on delivering services and solutions that meet or exceed the quality standards demanded by clients, physicians, patients and regulatory authorities.

Growth Strategy

Our goal is to generate profitable revenue growth in both of our segments and to increase margins through operational efficiency initiatives. The key elements of our growth strategy include:

Leverage our market leadership position in large and attractive markets. Our Clinical and Commercial segments are benefiting from specific industry trends that are expected to drive attractive growth through 2020. We estimate that the amount of outsourced clinical services will experience a CAGR in the high single digits from 2015 through 2020. As business models continue to evolve in the healthcare sector, we believe that the rate of commercial outsourcing could follow a similar path to the clinical development market. Global demand for biopharmaceutical products continues to increase, driven by expanding access to care, increasing life expectancy and the growing prevalence of chronic conditions in both developed and emerging markets. Higher costs and increased complexity are driving our clients to seek efficiency and expertise through outsourcing services. We intend to capitalize on these trends by continuing to provide the services our clients need.

Increase market share through our unmatched service offering and scale. We believe we are uniquely positioned to meet our clients’ evolving needs as the only provider of a full suite of services through the clinical development and commercialization continuum. Our size and scale enable us to provide solutions designed to accelerate our clients’ clinical or commercial projects effectively, thereby driving speed and cost efficiencies. Our ability to engage clients at the early phases of clinical trials with respect to commercial insights allows them to make more informed decisions on clinical trial design and strategies, a key differentiator from our competitors. We intend to leverage our differentiated service offerings to increase our share of the growing market for outsourced clinical and commercialization services.

Drive acceleration of commercial outsourcing. There is increasing demand for the outsourcing of many aspects of commercialization that have been traditionally handled internally by biopharmaceutical companies. Specialized knowledge and expertise, along with efficient cost and productivity management, are increasingly required for the successful launch and commercialization of new complex products. We have continuously expanded and invested in our commercial outsourcing capabilities and we intend to leverage our extensive knowledge, experience and unmatched offerings to drive expansion of the commercial outsourcing opportunity with new and existing clients.

Increase profitability by leveraging our scalable infrastructure. We have focused on creating an organization built for operational flexibility to efficiently provide services to address our clients’ needs. As we succeed in winning new business, we believe our significant degree of operating leverage will allow us to drive incremental margin expansion. Over the last few years, we have streamlined our organizational structure and made progress to optimize the efficiency of our operations. We have centralized and outsourced administrative functions and integrated and rationalized our technology systems to better serve our clients and improve our efficiency. We intend to leverage our improvements and continue to execute on internal efficiency initiatives to increase profitability.

Increase cross-selling with existing clients. We believe that we have substantial opportunities to expand the reach of our services that we provide to our existing clients. As only 53 of our top 100 clients utilized services from our Clinical and Commercial segments in 2015, we believe there is significant potential to sell additional services to our existing client base. In addition, a number of our largest clients that use both clinical and commercial services do not use each of them to the same extent and we are targeting these clients to expand the use of our services within the less utilized segment. Given our past success in expanding the scope of services provided to current clients, we intend to further expand our business with our existing clients by cross-selling additional clinical and commercial services. For example, for the year ended December 31, 2015, each of our top 10 clients in each segment utilized, on average, approximately 40% fewer services (as measured by net revenues) from the other segment. As part of our cross-selling efforts, we market the potential operational and economic efficiencies that clients can achieve by using more of our services throughout the product lifecycle.

Capitalize on client and geographic growth opportunities. We intend to target segments of the biopharmaceutical market in which we are underpenetrated. Specifically, we plan to actively seek to expand our market share among small and mid-sized biopharmaceutical companies, as they frequently lack the robust infrastructures and service capabilities of larger clients. Additionally, we have developed a global platform with a presence in all of the major biopharmaceutical markets in the world with the ability to service clients in over 90 countries and we intend to further expand our business outside of the United States. We are focused on replicating our success in the U.S. market to other major biopharmaceutical markets around the world. We have demonstrated our capabilities for geographic expansion in Japan, the world’s second largest biopharmaceutical market, where we grew from less than 10 employees at the beginning of 2009 to approximately 700 employees at the end of 2015. In Western Europe, we principally see the opportunity to expand our commercial services with our existing clients in North America. We may also selectively identify and acquire complementary businesses to enhance our services, capabilities and geographic presence.

Our Principal Stockholders

Thomas H. Lee Partners, L.P. is one of the world’s oldest and most experienced private equity firms. Since the firm’s founding in 1974, THL has raised over $20 billion of equity capital and invested in more than 130 portfolio companies with an aggregate value of over $150 billion. THL invests in growth-oriented businesses, headquartered primarily in North America, across three sectors: Business & Financial Services, Consumer & Healthcare, and Media & Information Services. THL strives to build great companies of lasting value and generate superior investment returns.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, results of operations or financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment.

Risks Related to Our Business

Our projects may be delayed, reduced in scope or terminated for reasons beyond our control, which could adversely affect our business, results of operations and financial condition.

Many of our projects, including those in our backlog, may be delayed, reduced in scope or terminated upon short notice (generally 30 to 90 days) without cause. As a result, delays, reductions in scope and cancellations may occur for a variety of reasons that are beyond our control, including:

•	delays in, or the failure to obtain, required regulatory approvals;

•	actions by regulatory authorities;

•	the failure of products to satisfy safety requirements or efficiency criteria;

•	unexpected or undesired results of the products;

•	insufficient patient enrollment;

•	insufficient investigator recruitment;

•	the client’s lack of available financing, budgetary limits or changing priorities;

•	production problems resulting in shortages of the product being tested;

•	the client’s decision to terminate the development or commercialization of a product or to end a particular project;

•	shift of business to a competitor or internal resources; and

•	withdrawal of a product following launch.

In addition, many of our biopharmaceutical selling solutions service contracts provide our clients with the opportunity to internalize the resources provided under the contract and terminate all or a portion of the services we provide under the contract and our clients may also decide to shift their business to a competitor.

As a result, contract terminations, cancellations, delays and modifications are a regular part of our business. For example, our full service offering within our Clinical segment has been, and may continue to be, negatively impacted by project delays. In addition, project start delays, downsizings and cancellations, particularly within our selling solutions and communications offerings, which are part of our Commercial segment, have impacted our results. The loss, reduction in scope or delay of a large project or of multiple projects could have a material adverse effect on our business, results of operations and financial condition. In addition, we might not realize the full benefits of our backlog if our clients cancel, delay or reduce their commitments to us.

In the event of termination, our contracts may provide reimbursement for the costs of winding down the terminated project as well as fees earned by us up to the time of the termination. These fees may not be sufficient for us to maintain our margins and, as a result, terminations may result in lower operating margins. In addition, cancellation of a clinical trial may result in the unwillingness or inability of our client to satisfy certain associated accounts receivable. We may also be legally or ethically bound to compete or wind down the trial at our own expense. Any of these factors may in turn have a material adverse effect on our business, results of operations and financial condition.

The relationship of backlog, book-to-bill ratio and net new awards to net revenues and operating results varies over time.

Backlog represents future net revenues from work not yet completed or performed under signed contracts, letters of intent or pre-contract commitments that are supported by written communications. Once work begins on a project, net revenues are recognized over the duration of the project. Projects may be terminated or delayed by the client or delayed by regulatory authorities for reasons beyond our control. To the extent projects are delayed, our revenue recognition could be affected. In the event that a client cancels a contract, we typically would be entitled to receive payment for all services performed up to the cancellation date and subsequent client-authorized services related to terminating the canceled project. Typically, however, we have no contractual right to the full amount of the net revenues reflected in our backlog in the event of a contract cancellation. The duration of the projects included in our backlog, and the related revenue recognition, range from a few weeks to many years.

Our backlog at December 31, 2015 was $3,465.4 million compared to backlog of $2,616.0 million at December 31, 2014. Although an increase in backlog will generally result in an increase in net revenues to be recognized over time (depending on the level of cancellations), an increase in backlog at a particular point in time does not necessarily correspond directly to an increase in net revenues during a particular period. The extent to which contracts in backlog will result in future net revenues depends on many factors, including, but not limited, to delivery against projected project schedules, the need for scope changes (change orders), contract cancellations and the nature, duration, size and complexity of the projects, each of which can vary significantly from time to time. Our $3,465.4 million of backlog at December 31, 2015 included approximately $1,973.0 million of backlog that we do not expect to generate net revenues in 2016, compared to our $2,616.0 million of backlog at December 31, 2014, which included approximately $1,310.8 million of backlog that we did not expect to generate net revenues in 2015. While we believe backlog for our Clinical segment can be a useful component of predicting future performance given the multi-year nature of most of the contracts, the majority of our service offerings in our Commercial segment have short term contracts and, as a result, we do not believe backlog is as meaningful a metric and we do not use it as a key metric in managing the Commercial segment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How we Assess our Performance—Backlog, Book-to-Bill Ratio and Net New Awards.”

We also consider net new business awards and book-to-bill ratio in our Clinical segment in assessing our performance. Net new business awards represent the value of future net revenues for services awarded during the period under signed contracts, letters of intent or pre-contract commitments that are supported by written communications that are expected to commence within the next twelve months, net of cancellations of prior awards. Book-to-bill ratio is a ratio calculated by dividing net new business awards by net revenues in a particular period. For the year ended December 31, 2015, our Clinical segment recorded net new business awards of $1,145.3 million and book-to-bill ratio of 1.21x.

The rate at which our backlog converts to net revenues, and the relationship of our book-to-bill ratio and net new business awards to net revenues and operating results, may vary over time for a variety of reasons. The revenue recognition on larger, more global projects could be slower than on smaller, less global projects for a variety of reasons, including, but not limited to, an extended period of negotiation between the time the project is awarded to us and the actual execution of the contract, as well as an increased timeframe for obtaining the necessary regulatory approvals. Additionally, the increased complexity of clinical trials and the need to enroll precise patient populations could extend the length of clinical trials causing revenues to be recognized over a longer period of time. Further, delayed projects will remain in backlog, unless and until otherwise canceled by the client, and will not generate net revenues at the rate originally expected. As a result, the relationship of backlog to realized net revenues and future operating results may vary over time, and may not be indicative of our future net revenues or operating results, and we may not realize the anticipated future net revenues reflected in our backlog, and book-to-bill ratio or net new business awards.

Our financial results may be adversely affected if we underprice our contracts, overrun our cost estimates or fail to receive approval for or experience delays in change orders.

Most of our client contracts are either fee-for-service contracts or fixed-fee contracts. Our financial results have been, and our future financial results may be, adversely impacted if we initially underprice our contracts or otherwise overrun our cost estimates and are unable to successfully negotiate a change order. Change orders and other changes in scope typically occur when the scope of work we perform needs to be modified from that originally contemplated by our contract with the relevant client. Modifications can occur, for example, when there is a change in a key clinical trial assumption or parameter, commercialization strategy or a significant change in timing. Where we are not successful in including out-of-scope work into our current contracts, we bear the cost of the additional work. Even if we are successful in negotiating changes in scope, we cannot recognize additional revenues anticipated from changes in scope until appropriate documentation is received by us from the relevant client authorizing the change. However, if we incur additional expense in anticipation of receipt of that documentation, we must recognize the expense as incurred. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our operating margins and profitability will be adversely affected if we are unable to achieve operational efficiencies or grow revenues faster than expenses.

We operate in a highly competitive environment and experience competitive pricing pressure. We have implemented initiatives to control our operating expenses, and we will continue to utilize these initiatives in the future with a view to offsetting any such pricing pressures and improving our operational efficiency. However, we cannot be certain that we will be able to achieve the efficiency gains necessary to maintain or grow our operating margins, or that the magnitude of growth in our revenues will be faster than the growth in our operating costs. If we are unable to grow our revenues at a faster rate than our operating costs, our operating margins will be adversely affected. Our initiatives and any future cost initiatives may also adversely affect us, as they may decrease employee morale or make it more difficult for us to meet operational requirements.

Our relationships with existing or potential clients who are in competition with each other may adversely impact the degree to which other clients or potential clients use our services, which may adversely affect our results of operations.

The biopharmaceutical industry is highly competitive, with biopharmaceutical companies each seeking to persuade payers, providers and patients that their products are better and more cost-effective than competing products marketed or being developed by competing firms. We regularly provide services to biopharmaceutical companies who compete with each other, and often with respect to competitive products, and we sometimes provide services to such clients regarding competing products in clinical development. Our existing or future relationships with our biopharmaceutical clients, particularly with respect to any given product that might compete directly with another client’s product, may therefore deter other biopharmaceutical clients from using our services or may result in our clients seeking to place limits on our ability to serve other biopharmaceutical companies. A loss of clients or reductions in the level of revenues from a client could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to recruit suitable willing investigators and patients, there may be a material adverse effect on the results of operations of our Clinical segment and an adverse impact on our ability to attract new business.

The recruitment of investigators and patients for clinical trials is essential to our business. We contract with physicians located in hospitals, clinics and other such sites, who serve as investigators in conducting clinical trials to test new biopharmaceutical products on their patients. Investigators supervise administration of the investigational product to patients during the course of a clinical trial. Patients for clinical trials are generally from the communities in which the clinical trials are conducted. The availability of suitable patients for enrollment in studies is dependent upon many factors including the size of the patient population, the design of the study protocol, eligibility criteria, the referral practices of physicians, the perceived risks and benefits of the investigational product under study and the availability of alternative medication, including medication undergoing separate clinical trials. The expanding global nature of clinical trials increases the risks associated with attracting suitable investigators and patients, especially if these trials are conducted in regions where our resources or experience may be more limited. Insufficient patient enrollment or investigator recruitment may result in the termination or delay of a clinical trial, or may require us to expend additional funds to obtain access to more investigators and patients than planned which may, in turn, result in additional costs to us. Any of these factors could have a material adverse effect on the results of operations of our Clinical segment, and may also adversely affect our ability to attract new business.

Our insurance may not cover all of our indemnification obligations and other liabilities associated with our operations.

We maintain insurance designed to provide coverage for ordinary risks associated with our operations and our ordinary indemnification obligations. The coverage provided by such insurance may not be adequate for all claims we may make or may be contested by our insurance carriers. If our insurance is not adequate or available to pay liabilities associated with our operations, or if we are unable to purchase adequate insurance at reasonable rates in the future, our profitability may be adversely impacted.

We could lose our access to certain data assets, which could impair our ability to provide certain services.

Our services depend upon continued access to and receipt of data from internal and external sources, including clinical trial data and other data received from clients and strategic partners, and on our ability to utilize such data in our business. Potential security breaches by employees and others with or without permitted access to our systems pose a risk that such data may be exposed to unauthorized persons or to the public, or that such data may be corrupted, lost or otherwise rendered inaccessible. Such breaches could also arise from negligence or fraud on the part of third parties who store, transfer or process our data, or from cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. In addition, we may lose access to such data for a variety of other reasons, including the loss of any clients or strategic partners through which such data is generated (including as a result of the perception that our systems are not secure), and disruptions or damage to our information systems.

Our ability to utilize such data generally is subject to limitations in agreements we have with certain of our clients and strategic partners, as well as applicable legal and regulatory restrictions. If we violate any such limitations or restrictions, our ability to utilize such data in our business may be adversely effected. Moreover, we may also become subject to increased legislative, regulatory or judicial restrictions or mandates on the collection, disclosure or use of such data, which could result in additional restrictions on our ability to utilize such data, in particular if such data is not collected in a way that allows us to use such data in our business.

Any of these factors would impact our ability to provide certain of our services and could have a material adverse effect on our reputation, our ability to attract clients, and on our business, results of operations and financial condition.

Some of our services involve direct interaction with clinical trial subjects or volunteers and operation of early stage (Phase I and IIa) clinical facilities, which could create potential liability that may adversely affect our business, results of operations and financial condition.

We operate facilities where early stage clinical trials are conducted, which ordinarily involve testing an investigational product on a limited number of individuals to evaluate a product’s basic safety and identify any side effects as well as, in some instances, early indications of efficacy. Failure to operate such a facility in accordance with applicable regulations could result in that facility being shut down, which could materially disrupt our operations. Regulations applicable to our early stage activities are subject to continuing evolution and change, which could result in the imposition of additional restrictions, create additional costs to us or otherwise negatively impact our offering. We may also become more susceptible to these risks as we expand our early stage offering. For example, we opened our first Phase I clinic in the United States in January 2016 and, as a result, a portion of our early stage activities are now subject to the U.S. regulatory framework.

Additionally, we face risks associated with adverse events resulting from the administration of such investigational products to trial participants and the professional malpractice of medical care providers we employ. We directly employ doctors, nurses and other trained employees who assist in implementing the testing involved in our clinical trials. Any professional malpractice or negligence by such doctors, nurses or other employees could potentially result in liability to us in the event of personal injury to or death of a participant in clinical trials. This liability, particularly if it were to exceed the limits of any indemnification agreements and insurance coverage, may have a material adverse effect on our business, results of operations and financial condition.

We may be adversely affected by client concentration or concentration in therapeutic areas in which we conduct clinical trials.

For the years ended December 31, 2015, 2014 and 2013, an individual client in each year has accounted for approximately 10%, 10% and 12%, respectively, of our net revenues, and our top ten clients accounted for approximately 54%, 48% and 46% of our net revenues, respectively. In addition, our success depends in part on our ability to position ourselves as a partner of choice for clients seeking to consolidate service providers. The reduction or termination of any large client’s relationship with us as a result of consolidation of service providers or otherwise may have a material adverse effect on our business, results of operations or financial condition. Moreover, in recent years the biopharmaceutical industry has experienced consolidation through mergers and acquisitions. The consolidation of our clients may result in the termination or reduction in scope of our existing engagements if client decision makers change as a result of such activity. Consolidation can also result in pricing pressure as an individual client’s business grows.

Additionally, we conduct multiple clinical trials for different clients in single therapeutic areas involving products with the same or similar chemical characteristics, which has in the past, and may in the future, adversely affect our business if some or all of the trials are canceled because of new scientific information or regulatory judgments that affect such products, or if industry consolidation results in the rationalization of clinical development pipelines.

If we are unable to successfully develop and market new services or enter new markets, our growth, business, results of operations and financial condition could be adversely affected.

A key element of our growth strategy is the successful development and marketing of new services or expanding our existing business or entering new markets that complement our existing business. As we develop new services or enter new markets, we may not have or adequately build the competencies necessary to perform such services satisfactorily, may not receive market acceptance for such services or may face increased competition. If we are unable to succeed in developing new services, entering new markets or attracting a client base for our new services or in new markets, we will be unable to implement this element of our growth strategy, and our future business, results of operations and financial condition could be adversely affected.

Our business is subject to international economic, political and other risks that could negatively affect our business, results of operations and financial condition.

A significant portion of our revenue is derived from countries outside the United States. For the years ended December 31, 2015, 2014 and 2013, we derived 22%, 26% and 27%, respectively, of our net revenues from international operations. We anticipate that revenues from international operations will grow in the future. Accordingly, our business is subject to risks associated with doing business internationally, including:

•

conducting a single clinical trial across multiple countries is complex, and issues in one country (such as a failure to comply with local regulations or restrictions) may affect the progress of the clinical trial in the other countries, for example, by limiting the amount of data necessary for a clinical trial to proceed, resulting in delays or potential cancellation of contracts, which in turn may result in loss of revenues;

•	foreign countries are expanding or may expand their regulatory framework with respect to patient informed consent, protection and compensation in clinical trials, which could delay or inhibit our ability to conduct clinical trials in such jurisdictions;

•	potential adverse tax consequences, including the complexities of transfer pricing and changes in tax laws that could increase our effective tax rate and affect our ability to repatriate profits;

•	unfavorable labor regulations;

•	greater difficulties in managing and staffing foreign operations;

•	the need to ensure compliance with the numerous regulatory and legal requirements applicable to our business in each of these jurisdictions and to maintain an effective compliance program to ensure compliance with these requirements, including compliance with applicable anti-bribery laws such as the United States Foreign Corrupt Practices Act (the “FCPA”) and the UK Bribery Act of 2010 (the “UK Bribery Act”);

•	changes in political and economic conditions leading to changes in the business environment in which we operate, including changes in foreign currency exchange rates or currency exchange controls;

•	changes in trade policies, regulatory requirements and other barriers;

•	foreign regulatory or judicial authorities enforcing legal rights and recognizing business procedures in a manner in which we are not accustomed or would not reasonably expect;

•	potential tax and other legal restrictions on our ability to transfer capital to our international subsidiaries and the ability of our international subsidiaries to remit money to us; and

•	longer payment cycles of foreign clients and difficulty collecting receivables in foreign jurisdictions.

These risks and uncertainties could negatively impact our ability to, among other things, perform large, global projects for our clients. Furthermore, our ability to deal with these issues could be affected by applicable laws and the need to protect our assets. In addition, we will be more susceptible to these risks as we grow our presence in emerging countries and regions, including India, China, Eastern Europe and Latin America, which may be subject to a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethical unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced. The realization of any of these or other risks associated with operating in foreign countries could have a material adverse effect on our business, results of operations or financial condition and the potential impact of these risks will continue to grow as we continue to expand into foreign markets.

Due to our role as a global service provider, we may be exposed to liabilities under the FCPA and various other anti-corruption and anti-bribery laws, and any allegation or determination that we violated these laws could have a material adverse effect on our business, results of operations and financial condition.

We offer a broad range of services and operate on a global scale. As a result, we are required to comply with the FCPA, the UK Bribery Act and other U.S. and international anti-corruption laws, which prohibit companies from making corrupt payments to government officials or certain payments or remunerations to certain other recipients. In addition, the FCPA imposes certain books, records, and accounting control obligations on public companies and other issuers. We operate in parts of the world in which corruption can be common and compliance with anti-bribery laws may conflict with local customs and practices. Our global operations face the risk of corrupt conduct by employees, consultants, agents and business partners for which we may be held responsible. Although we have implemented policies and training designed to prohibit these practices, we face the risk of corrupt conduct by employees, consultants, agents and business partners for which we may be held responsible. If our employees, consultants, agents or business partners are found to have engaged in such practices, we could be subject to severe penalties and other liabilities, which could have a material adverse effect on our business, results of operations and financial condition. In some cases, companies that violate the FCPA may be debarred by the U.S. government and/or lose their U.S. export privileges. As a result, violations of the FCPA or other U.S. or international anti-corruption laws, or even allegations of such violations, could disrupt our business and result in a material adverse effect on our business, results of operations and financial condition. Changes in anti-corruption laws or enforcement priorities could also result in increased compliance requirements and related costs which could adversely affect our business, results of operations and financial condition. In addition, the United States or other governments may seek to hold us liable for successor liability FCPA violations or violations of other U.S. or international anti-corruption laws committed by companies in which we invest or that we acquired or will acquire.

Our business depends on the continued effectiveness and availability of our information systems, including the information systems we use to provide our services to our clients, and failures of these systems may materially limit our operations.

We are dependent on the proper functioning of our information systems in operating our business. Information systems used in daily operations are critical to our ability to provide our services to clients. Additionally, we rely on our information systems in managing our accounting and financial reporting, and to perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities and disaster recovery plans in place. However, despite any precautions we take, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins, system failures, computer viruses and similar events. Disruptions to our information systems caused by any such events could adversely affect our business. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to service our clients effectively, to identify business opportunities quickly, to maintain billing and clinical records reliably, to bill for services efficiently and to maintain our accounting and financial reporting accurately. Moreover, the materialization of any of these risks may impede the processing of data, the delivery of databases and services, and the day-to-day management of our business and could result in the corruption, loss or unauthorized disclosure of proprietary, confidential or other data. Corruption or loss of data may result in the need to repeat a clinical trial at no cost to the client, but at significant cost to us, the termination of a contract or damage to our reputation. Additionally, significant delays in system enhancements or inadequate performance of new or upgraded systems once completed could damage our reputation and harm our business. Finally, long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism, particularly in locations where we have offices, could adversely affect our businesses. Although we carry property and business interruption insurance, our coverage might not be adequate to compensate us for all losses that may occur.

Additionally, potential data security breaches by employees and others with or without permitted access to our systems pose a risk that confidential or sensitive data may be exposed to unauthorized persons or to the public. Such breaches could also arise from negligence or fraud on the part of third parties, including cloud providers, who store, transfer or process our data, or from cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. Any security breach or failure of our critical information systems could damage our reputation and cause us to lose clients, which could have a material adverse effect on our business, results of operations and financial condition.

Upgrading the information systems that support our operating processes and evolving the technology platform for our services pose risks that could have a material adverse effect on our business, results of operations and financial condition.

Continued efficient operation of our business requires that we implement standardized global business processes and evolve our information systems to enable this implementation. We have continued to undertake significant programs to optimize business processes with respect to our services. Our inability to effectively manage the implementation and adapt to new processes designed into these new or upgraded systems in a timely and cost-effective manner may have a material adverse effect on our business, results of operations and financial condition.

If we lose or fail to attract and retain key employees and management personnel, our business, results of operations and financial condition could be adversely affected.

Our executive officers and other key employees are among our most important assets. An important aspect of our competitiveness is our ability to attract and retain our executive officers and key employees. There is significant and increasing competition for qualified personnel, particularly those with higher educational degrees, such as a medical degree, a Ph.D. or an equivalent degree, or relevant experience, such as clinical research associates. The loss of the services of key personnel and our inability to recruit effective replacements or to otherwise attract, motivate, or retain highly qualified personnel could have a material adverse effect on our business, results of operations and financial condition.

Disruptions in the credit and capital markets and unfavorable general economic conditions could negatively affect our business, results of operations and financial condition.

Disruptions in the credit and capital markets could have negative effects on our business that may be difficult to predict or anticipate, including the ability of our clients, vendors, contractors and financing sources to meet their contractual obligations. Such disruptions, and any inability of our clients, vendors, contractors and financing sources to meet their obligations to us, could have a material adverse effect on our business, results of operations and financial condition.

Our acquisition strategy may present additional risks.

We have historically grown our business both organically and through acquisitions. We have and will continue to assess the need and opportunity to offer additional services through acquisitions of other companies. Acquisitions involve numerous risks, including the following:

•	ability to identify suitable acquisition opportunities or obtain any necessary financing on commercially acceptable terms;

•	increased risk to our financial position and liquidity through changes to our capital structure and assumption of acquired liabilities, including any indebtedness incurred to finance the acquisitions and related interest expense;

•	diversion of management’s attention from normal daily operations of the business;

•	insufficient revenues to offset increased expenses associated with acquisitions;

•	assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare, tax and other regulations;

•	inability to achieve identified operating and financial synergies anticipated to result from an acquisition;

•	ability to integrate acquired operations, products and technologies into our business;

•	difficulties integrating acquired personnel and distinct cultures into our business; and

•	the potential loss of key employees, clients or projects.

If any of these risks were to materialize, it could have a material adverse effect on our business, results of operations and financial condition.

Downgrades of our credit ratings could adversely affect us.

We can be adversely affected by downgrades of our credit ratings because ratings are a factor influencing our ability to access capital and the terms of any new indebtedness, including covenants and interest rates. Our clients and vendors may also consider our credit profile when negotiating contract terms, and if they were to change the terms on which they deal with us, it could have a material adverse effect on our business, results of operations and financial condition.

Many of our vendors have the right to declare us in default of our agreements if any such vendor, including the lessors under our vehicle fleet leases, determines that a change in our financial condition poses a substantially increased credit risk. Upon default, the lessors can repossess the vehicles and require us to compensate them for any remaining lease payments in excess of the value of the repossessed vehicles. As of December 31, 2015, we had $66.7 million in capital lease obligations, primarily related to vehicles used in our selling solutions offering in the United States. Our selling solutions offering may be negatively impacted if we lost the use of vehicles for any period of time.

Exchange rate fluctuations may affect our results of operations and financial condition.

For the years ended December 31, 2015, 2014 and 2013, we derived 22%, 26% and 27%, respectively, of our net revenues from international operations, and the percentage of our revenues attributable to our international operations may increase as our activities in international geographies increase. Because our financial statements are denominated in U.S. Dollars, factors associated with international operations, including changes in foreign currency exchange rates, could significantly affect our results of operations and financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Foreign Currency Exchange Rate Exposure.” Exchange rate fluctuations between local currencies and the U.S. Dollar create risk in several ways, including the following:

•	The revenues and expenses of our foreign operations are generally denominated in local currencies and translated into U.S. Dollars for reporting purposes. In addition, in some cases domestic transactions are denominated in currencies other than U.S. Dollars. Accordingly, exchange rate fluctuations will affect the translation of results from our foreign operations or such transactions into U.S. Dollars for purposes of reporting our consolidated results.

•	Our service contracts may be denominated in a currency other than the currency in which we incur expenses related to such contracts. For example, the majority of our global contracts are denominated in U.S. Dollars or Pound Sterling, while the currency used to fund our operating costs in foreign countries is denominated in various different currencies. Accordingly, exchange rate fluctuations may affect our profitability with respect to such contracts.

•	We typically earn revenues from our service contacts over a period of several months and, in many cases, particularly in our Clinical segment, over several years. Accordingly, exchange rate fluctuations during this period may affect our profitability with respect to such contracts.

In some cases, as part of our risk management strategies, we may choose to hedge our exposure to foreign currency exchange rate through the utilization of derivative financial instruments. If we misjudge these risks, there could be a material adverse effect on our operating results and financial position. In addition, changes in exchange rates for foreign currencies may reduce international demand for our products, increase our labor or supply costs in international markets, or reduce the U.S. Dollar value of revenues we recognize. These and other economic factors could have an adverse effect on demand for our products and services, and on our business, results of operations and financial condition.

We face risks arising from the restructuring of our operations.

From time to time, we have adopted plans to improve our operating efficiency through various means, such as reduction of overcapacity, elimination of non-billable support roles or other realignment of resources. For example, for the years ended December 31, 2015 and 2014 we recognized $16.4 million and $17.9 million, respectively, of restructuring charges. Restructuring presents significant potential risks of events occurring that could adversely affect us, including:

•	actual or perceived disruption of service or reduction in service standards to clients;

•	the failure to preserve relationships with clients, vendors and other important third parties and to resolve conflicts that may arise;

•	loss of sales and revenues as we reduce or eliminate personnel in non-core services;

•	diversion of management attention from ongoing business activities; and

•	the failure to maintain employee morale and retain key employees.

Because of these and other factors, we cannot predict whether we will realize the purpose and anticipated benefits of these measures and, if we do not, our business, results of operations and financial condition may be adversely affected.

Additionally, there may be delays in implementing restructuring activities or a failure to achieve the anticipated levels of cost savings and efficiency as a result of the restructuring activities, each of which could materially and adversely impact our business, results of operations and financial condition. Further restructuring or reorganization activities may also be required in the future beyond what is currently planned, which could further enhance the risks associated with these activities.

Our field-based and functional-based offerings could subject us to significant employment liability.

With our field-based and functional-based offerings, our employees may be placed at the physical workplaces of our clients and may have varying levels of client direction in their roles. The risks of this activity include claims of errors and omissions, misuse or misappropriation of client proprietary information, theft of client property and torts or other claims under employment liability, co-employment liability or joint employment liability. We have policies and guidelines in place to reduce our exposure to such risks, but if we fail to follow these policies and guidelines, we may suffer reputational damage, loss of client relationships and business and monetary damages. Any such outcome could have a material adverse effect on our business, results of operations and financial condition.

Our success will depend on our ability to obtain, maintain and protect our intellectual property rights.

We rely on a combination of contractual provisions, confidentiality procedures and patent, copyright, trademark, service mark, trade secret and other intellectual property laws to protect the proprietary aspects of our brands, technology and data. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Our success will depend, in part, on preserving our trade secrets, maintaining the security of our data and know-how and obtaining and maintaining other intellectual property rights. We may not be able to obtain or maintain intellectual property or other proprietary rights necessary to our business or in a form that provides us with a competitive advantage. In addition, our trade secrets, data and know-how could be subject to unauthorized use, misappropriation, or disclosure to unauthorized parties, despite our efforts to enter into confidentiality agreements with our employees, consultants, clients and other vendors who have access to such information, and could otherwise become known or be independently discovered by third parties. Our intellectual property, including trademarks, could be challenged, invalidated, infringed, and circumvented by third parties, and our trademarks could also be diluted, declared generic or found to be infringing on other marks. If any of the foregoing occurs, we could be forced to re-brand our services, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands, and suffer other competitive harm. Third parties may also adopt trademarks similar to ours, which could harm our brand identity and lead to market confusion. Failure to obtain and maintain intellectual property rights necessary for our business and failure to protect, monitor and control the use of our intellectual property rights could negatively impact our ability to compete and cause us to incur significant expenses. The intellectual property laws and other statutory and contractual arrangements in the United States and other jurisdictions we depend upon may not provide sufficient protection in the future to prevent the infringement, use or misappropriation of our trademarks, data, technology and other intellectual property and services, and may not provide an adequate remedy if our intellectual property rights are infringed, misappropriated or otherwise violated.

Litigation and other intellectual property related proceedings may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our intellectual property and proprietary rights. In addition, a third party may allege that we infringe, misappropriate or otherwise violate its intellectual property. Any future litigation or other proceeding, regardless of outcome, could result in substantial expense and diversion of our resources and management attention, and we may not prevail in any such litigation or proceeding. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

The intellectual property of our clients may be damaged, misappropriated, stolen, or lost while in our possession, subjecting us to litigation and other adverse consequences.

In the course of providing services to our clients, we may be granted access to and rights to use certain intellectual property of our clients. If such intellectual property is damaged, misappropriated, stolen, or lost, we could suffer, among other consequences:

•	claims under indemnification provisions in client agreements or other liability for damages, which could be substantial;

•	delayed or lost revenues, including due to adverse client reaction;

•	negative publicity; and

•	litigation that could be costly and time consuming.

Any adverse impact attributable to any of the foregoing factors could have a material adverse effect on our business, results of operations and financial condition.

We may not properly manage any future expansion or contraction of our business.

Significant expansion or contraction in our business could strain our operational, human and financial resources and facilities. If we fail to properly manage any changes, our expenses might grow more than revenues and our business, results of operations and financial condition might be materially and adversely affected. In order to manage expansion or contraction, we must, among other things:

•	continue to improve our operating, administrative and information systems;

•	continue to enhance our compliance function;

•	accurately predict our future personnel, resource and facility needs to meet our commitments;

•	track the progress of ongoing projects; and

•	attract and retain qualified management as well as scientific, technical and other operating personnel.

Since the purchase of our company by THL in 2010, we have made substantial investments and strategic acquisitions to expand our service offerings and geographic presence. To manage that growth as well as any future growth, we must continue to improve our operating, compliance and administrative systems and attract and retain qualified management, professional, scientific and technical operating personnel. In addition, we have numerous service offerings. If we cannot properly manage these offerings, it may disrupt our operations. The nature and pace of our growth increases risks associated with client dissatisfaction related to, amongst other things, quality control and project delays. We cannot assure you that we will identify and effectively address any potential weaknesses and areas for improvement in our operational, compliance, human and financial resources, policies and procedures that may be required or appropriate as a result of our growth.

We also face additional risks in expanding our international operations to support growth. Specifically, we might find it difficult to:

•	assimilate differences in international business practices and regulations;

•	properly integrate systems and operating procedures;

•	hire and retain qualified personnel; and

•	overcome language and cultural barriers.

International growth of our business may require additional investment in resources to ensure compliance with applicable laws and regulatory requirements. Significant additional spending on compliance resources could adversely affect our margins.

Our inability to effectively manage growth, and to effectively maintain and enhance our operating, compliance and administrative systems in connection with our growth, could have a material adverse effect on our business, results of operations and financial condition.

Tax matters could materially adversely affect our operating results and financial condition.

We operate worldwide and our earnings are subject to taxation in many differing jurisdictions and at differing rates. We seek to organize our affairs in a tax-efficient manner, taking account of the jurisdictions in which we operate. Our provision for income taxes and cash tax liability in the future could be adversely affected by numerous factors, including income before taxes being lower than anticipated in countries with lower statutory tax rates and higher than anticipated in countries with higher statutory tax rates, changes in the valuation of deferred tax assets and liabilities, and changes in tax laws and regulations, which could have a material adverse effect on our business, results of operations and financial condition. In addition, we are subject to recurring examination of our income tax returns by the U.S. Internal Revenue Service (the “IRS”) and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. The outcomes from these examinations may have a material adverse effect on our provision for income taxes and tax liability.

Our effective income tax rate may fluctuate, which may adversely affect our results of operations, net income and earnings per share.

Our effective income tax rate is influenced by our profitability in the various taxing jurisdictions in which we operate. Changes in the distribution of profits and losses among taxing jurisdictions may have a significant impact on our effective income tax rate, which in turn could have an adverse effect on our net income and earnings per share. Factors that may affect our effective income tax rate include, but are not limited to:

•	the incurrence of pre-tax losses in jurisdictions where no income tax benefit can be recognized;

•	the repatriation of foreign earnings to the United States or the recognition of a tax provision against expected future repatriation;

•	changes in tax laws in various taxing jurisdictions;

•	changes in our capital structure;

•	audits by taxing authorities;

•	the establishment of or increase in valuation allowances against deferred income tax assets if we determine that it is more likely than not that future income tax benefits will not be realized; and

•	the reversal of existing valuation allowances when we conclude that existing valuation allowances are not required may benefit our effective tax rate in the period of reversal, but may lead to higher effective tax rates in future periods as earnings will be subject to full tax provisions rather than an offset against the valuation allowance.

These changes may cause fluctuations in our effective income tax rate that could have a material adverse effect on our results of operations and cause fluctuations in our net income and earnings per share, on both an annual and quarterly basis.

Our results of operations may be adversely affected if we fail to realize the full value of our goodwill and intangible assets.

As of December 31, 2015, we had goodwill and net intangible assets of $1,230.0 million, which constituted approximately 57.1% of our total assets at the end of this period. We assess the realizability of our indefinite-lived intangible assets and goodwill annually and conduct an interim evaluation whenever events or changes in circumstances, such as operating losses or a significant decline in earnings associated with the acquired business or asset, indicate that these assets may be impaired. Our ability to realize the value of the goodwill and indefinite-lived intangible assets will depend on the future cash flows of the businesses we have acquired, which in turn depend in part on how well we have integrated these businesses into our own business. As of December 31, 2015, there was approximately $135.3 million of goodwill associated with five reporting units for which the fair value of those reporting units does not significantly exceed the respective carrying values as of the last annual impairment assessment. If we are not able to realize the value of the goodwill and indefinite-lived intangible assets, we may be required to incur material charges relating to the impairment of those assets. Such impairment charges could materially and adversely affect our results of operations and financial condition.

Any future litigation against us could be costly and time-consuming to defend.

We may, from time to time, become subject to legal proceedings, claims or investigations that arise in the ordinary course of business or pursuant to governmental or regulatory enforcement activity. For example, we may be subject to legal proceedings, claims and investigations if we fail to perform our services in accordance with applicable contractual requirements, regulatory standards and ethical considerations. Additionally, our selling solutions personnel utilize company automobiles in the performance of their duties, and we may be subject to legal proceedings and claims resulting from such use. While we do not believe that the resolution of any currently pending lawsuits against us will, individually or in the aggregate, be material to our business, we can provide no assurance as to the outcome of such lawsuits. Accordingly, any such lawsuits, as well as any legal proceedings or claims to which we subsequently become a party or any investigations to which we subsequently become subject, could result in substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

Although we attempt to negotiate indemnification agreements with our clients, subcontractors and other vendors, we may not have the benefit of any such indemnification agreement for certain claims and liabilities. In addition, even if such an indemnification agreement does exist, any legal proceedings, claims or investigations could result in potential liability for us if the claim is outside the scope of the relevant indemnification agreement, if the relevant client, subcontractor or vendor does not abide by the relevant indemnification agreement as required, or if the liability exceeds the amount of any applicable indemnification limits. In addition, although we maintain the types and amounts of insurance we view as customary in the industries and countries in which we operate, such insurance might not cover any such claims or liabilities, might not provide sufficient payments to cover all of the costs to resolve one or more such claims, or might not continue to be available on terms acceptable to us. Claims or liabilities that are uninsured or underinsured could result in unanticipated costs and could have a material adverse effect on our business, results of operations and financial condition.

We rely on third parties for important products and services.

We depend on certain third parties to provide us with products and services critical to our business. Such third parties include software providers, CRO subcontractors and providers of information technology infrastructure. The failure of any of these third parties to adequately provide the required products or services, or to do so in compliance with applicable contractual and regulatory requirements, could have a material adverse effect on our business, results of operations and financial condition.

We are subject to a variety of environmental, health and safety laws and regulations, and we are subject to risks and requirements relating to our use of regulated materials, including biomedical waste and other hazardous materials.

We handle biomedical waste, hazardous materials, chemicals and various radioactive compounds. We are subject to a variety of federal, state, local, foreign and provincial environmental laws and regulations governing, among other matters, the use, management, storage, handling, release and disposal of these materials and wastes, and worker health and safety. Failure to comply with such laws and regulations, which tend to become more stringent over time, could result in, among other sanctions, fines or penalties, obligations to investigate or remediate contamination, or claims for property damage or personal injury. We cannot eliminate the risk of accidental contamination or injury from these materials. In such event, we could be held liable for any resulting damages and incur liabilities which may have a material adverse effect on our business, results of operations and financial condition. In addition, we cannot predict the extent of the adverse effect on our business or the financial and other costs that might result from any new laws and regulations arising out of future legislative, administrative or judicial actions.

We have a history of net losses and may not achieve or sustain profitability in the future.

We incurred losses from continuing operations of $(150.6) million, $(180.6) million and $(216.2) million for the years ended December 31, 2015, 2014 and 2013, respectively. We may not achieve profitability in the foreseeable future, if at all. Although our net revenues have increased in recent periods, we may not be able to sustain this growth. In addition, our expenses have generally increased with our growth in net revenues. If we are unable to grow our net revenues at a faster rate than our operating costs, our operating margins will be adversely affected.

Risks Related to Our Industry

Declines in outsourcing expenditures for clinical development and commercialization services by companies in the biopharmaceutical industry could adversely affect our business, results of operations and financial condition.

Our revenues are highly dependent on expenditures by companies in the biopharmaceutical industry for outsourced clinical development and commercialization services. If aggregate demand for these services declines, or if demand for these services fails to grow at projected rates, our business, results of operations and financial condition could be materially and adversely affected. Accordingly, economic factors and industry trends in the biopharmaceutical industry affect our business. In addition, the following factors, among others, could cause demand for our services to decline:

•	the ability and willingness of companies in the biopharmaceutical industry to spend on R&D and commercialization;

•	the ability of biopharmaceutical companies to raise capital to fund their R&D and commercialization projects;

•	governmental reform or private market initiatives intended to reduce the cost of biopharmaceutical products, or governmental, medical association or biopharmaceutical industry initiatives designed to regulate the manner in which biopharmaceutical companies promote their products;

•	further consolidation in the biopharmaceutical industry, which could negatively affect certain of our service offerings by reducing overall outsourced expenditures if we are unsuccessful in winning business from the consolidated entity, or could result in the delay or cancellation of existing projects, cause reductions in overall outsourcing expenditures, or lead to increased pricing pressures; and

•	companies electing to perform clinical development and commercialization services we provide internally based on industry or company-specific factors, such as the rate of new product development, the number of professionals employed internally in relation to demand for or the need to promote new and existing products or develop new products.

Actions by government regulators or clients to limit a prescription’s scope or withdraw an approved product from the market could adversely affect our business, results of operations and financial condition.

Government regulators have the authority, after approving a biopharmaceutical product, to limit its scope of prescription or withdraw it from the market completely based on safety concerns. Similarly, clients may act to voluntarily limit the scope of prescription of biopharmaceutical products or withdraw them from the market. In the past, we have provided services with respect to products that have been limited and/or withdrawn. If we are providing services to clients for products that are limited or withdrawn, we may be required to narrow the scope of or terminate our services with respect to such products, which would prevent us from earning the full amount of revenues anticipated under the related contracts with negative impacts to our business, results of operations and financial condition.

Recent and future health care reform initiatives or changes in the reimbursement policies of third party payers may negatively impact our business, results of operations and financial condition.

The U.S. Congress continues to consider healthcare reform legislation and impose healthcare industry cost containment measures, which may significantly impact the biopharmaceutical industry. In addition, numerous foreign and domestic governmental bodies are considering or have adopted various healthcare reforms and may undertake, or are in the process of undertaking, efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and biopharmaceutical companies. We are uncertain as to the effects of these recent reforms on our business and are unable to predict what legislative proposals, if any, will be adopted in the future. If regulatory cost containment efforts limit the profitability of new biopharmaceutical products, our clients may reduce their R&D spending or commercialization expenditures, which could reduce the business they outsource to us.

For example, most of our net revenues are generated from clients whose businesses are involved in the development, manufacture and commercialization of biopharmaceutical products. Sales of biopharmaceutical products are dependent, in large part, on the availability and extent of reimbursement from government health administration authorities, private health insurers and other organizations. Changes in government regulations or private third-party payers’ reimbursement policies may reduce reimbursement for biopharmaceutical products and adversely affect demand for our services, resulting in a material adverse effect on our business, results of operations and financial condition.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Affordable Care Act”) introduces an extensive set of new laws to the health care industry. Among other things, this law imposes cost-containment measures intended to reduce or constrain the growth of healthcare spending, enhances remedies against healthcare fraud and abuse, adds new requirements for biopharmaceutical companies to disclose payments to physicians, including principal investigators, imposes new taxes and fees on biopharmaceutical companies and imposes additional health policy reforms. Accordingly, while the Affordable Care Act will likely increase the number of patients who have insurance coverage for biopharmaceutical products, it also made changes that adversely affect our clients’ businesses and therefore, our business, including increasing rebates required from biopharmaceutical companies whose products are covered by state Medicaid programs, requiring discounts for biopharmaceutical products that are covered by Medicare Part D and imposing new fees on manufacturers of branded biopharmaceuticals. In addition, regulations promulgated pursuant to the Affordable Care Act or new laws may create risks of liability or otherwise increase our costs.

Managed care organizations continue to seek price discounts and to impose restrictions on the coverage of particular biopharmaceutical products. Government efforts to reduce Medicaid expenses may lead to increased use of managed care organizations by Medicaid programs. This may result in managed care organizations influencing prescription decisions for a larger segment of the population and a corresponding constraint on prices and reimbursement for biopharmaceutical products. Any of these developments could have a material adverse effect on our business, results of operations and financial condition.

Foreign and domestic governmental bodies may also adopt healthcare legislation or regulations that are more burdensome than existing regulations. For example, (i) product safety concerns and recommendations by the Drug Safety Oversight Board could change the regulatory environment for biopharmaceutical products, (ii) additional legislative initiatives or laws could limit biopharmaceutical sales and marketing practices and (iii) new or heightened regulatory and licensing requirements may increase our expenses or limit or delay our ability to offer some of our services. Additionally, new or heightened regulatory requirements may have a negative impact on the ability of our clients to conduct clinical trials. Any of these factors which could reduce the need for our services, which could have a material adverse effect on our business, results of operations and financial condition.

We operate in highly competitive industries and may face price pressure or other conditions that could adversely affect our business, results of operations and financial condition.

Our business is dependent on our ability to grow our existing client relationships, obtain new clients and cross-sell our services, as well as our ability to maintain existing client contracts for clinical development and commercial services. The biopharmaceutical industry is fragmented and highly competitive. We often compete for business with both large and smaller specialty CROs, large global communications holding companies and smaller specialized communications agencies. Our largest competitors are the internal R&D departments and sales and marketing organizations within our clients and potential clients, many of which could be considered large services companies in their own right. Some of these competitors have greater financial resources and a wider range of services relative to our competitive offering over a greater geographic area than we do. In addition, the biopharmaceutical industry has experienced consolidation in recent years and may continue to experience further consolidation, which is likely to produce more competition from the resulting larger companies. Increased competition has led to price and other forms of competition, such as acceptance of less favorable contract terms, which could adversely affect our business, results of operations and financial condition. Increased competition among biopharmaceutical companies as a result of patent expirations, further consolidation in the biopharmaceutical industry, market acceptance of generic biopharmaceutical products and efforts by governmental agencies and privately managed care organizations to reduce healthcare costs have also added to pricing pressures.

Biopharmaceutical companies continue to seek long-term strategic collaborations with global CROs with favorable pricing terms. Competition for these collaborations is intense and we might not be selected, in which case a competitor may enter into the collaboration and our business with the client, if any, may be limited. In the event that we enter into long-term strategic collaborations with clients, we may experience pricing pressure on the services we sell to those clients. Our failure to develop or maintain these types of relationships and the pricing pressure resulting from these relationships could have a material adverse effect on our business, results of operations and financial condition.

Additionally, purchasing power within our clients is increasingly shifting from decision makers within business units to a centralized procurement function. This shift is increasing the negotiating leverage of many of our clients and, as a result, limits our ability to negotiate agreements with favorable terms. This in turn creates pricing pressure and may reduce our net revenues and operating margins, which could have a material adverse effect on our business, results of operations and financial condition.

Our clients face intense competition from lower cost generic products and other competing products, which may lower the amount that they spend on our services and could have a material adverse effect on our business, results of operations and financial condition.

Our clients face increasing competition from competing products and, in particular, from lower cost generic products, which in turn may affect their ability to pursue clinical development and commercialization activities. In the United States, the European Union (“EU”) and Japan, political pressure to reduce spending on prescription products has led to legislation and other measures which encourage the use of generic products. In addition, proposals emerge from time to time in the United States and other countries for legislation to further encourage the early and rapid approval of generic products. Loss of patent protection for a product typically is followed promptly by generic substitutes, reducing our clients’ sales of that product and their overall profitability. Availability of generic substitutes for our clients’ products or other competing products may cause them to lose market share and, as a result, may adversely affect their results of operations and cash flow, which in turn may mean that they would not have adequate capital to purchase our services. If competition from generic or other products impacts our clients’ finances such that they decide to curtail our services, our net revenues may decline and this could have a material adverse effect on our business, results of operations and financial condition.

If we fail to perform our services in accordance with contractual requirements, regulatory standards and ethical considerations, we could be subject to significant costs or liability and our reputation could be harmed.

We have contractual relationships with biopharmaceutical companies to perform a wide range of services to assist them in bringing new products to market. The process of bringing a new product to market is time-consuming and expensive. Our services are complex and subject to contractual requirements, regulatory standards and ethical considerations. For example, we must adhere to regulatory requirements, such as regulatory requirements of the FDA and current good clinical practice (“GCP”), good laboratory practice (“GLP”) and good manufacturing practice (“GMP”) requirements. If we do not perform our services to contractual requirements, regulatory standards or ethical considerations, the clinical trial process could be adversely affected. Additionally, if clinical trial services such as laboratory analysis or electronic data capture and related services do not conform to contractual or regulatory standards, trial participants or trial results could be affected. As a result, regulatory agencies may take action against us or our clients. Such regulatory actions may include sanctions (such as injunctions or failure of such regulatory authorities to grant marketing approval of products), imposition of clinical holds or delays, suspension or withdrawal of approvals, rejection of data collected in our studies, license revocation, product seizures or recalls, operational restrictions, civil or criminal penalties or prosecutions, damages or fines. Additionally, actions by regulatory authorities, if they result in significant inspectional observations or other measures, could harm our reputation and cause clients not to award us future contracts or to cancel existing contracts. Clients may also bring claims against us, including claims for breach of contractual obligations to comply with regulatory requirements, which could result in substantial costs and divert management’s attention and resources, and we may also be required to bear the cost of any additional work required to address any such regulatory actions. For example, we are currently party to an arbitration in which a former client has alleged breach of contract, fraud in the inducement and common law fraud in connection with services we performed with respect to a Phase III clinical trial of on its investigational drug. See “Business—Legal Proceedings.”

We also contract with physicians to serve as investigators in conducting clinical trials, and in some cases we enter into sub-contracting arrangements pursuant to which our sub-contractors agree to contract with physicians to serve as investigators. Such studies create risk of liability for personal injury to, or death of, clinical trial participants, particularly to clinical trial participants with life-threatening illnesses, resulting from adverse reactions to the products administered during testing. If the investigators commit errors or make omissions during a clinical trial that result in harm to clinical trial patients or after a clinical trial to a patient using the product after it has received regulatory approval, claims for personal injury or products liability damages may result. Additionally, if the investigators engage in fraudulent behavior, clinical trial data may be compromised, which may require us to repeat the clinical trial. In addition, it is possible third parties could claim that we should be held liable for losses arising from any fraudulent behavior, professional malpractice or error of the investigators or sub-contractors with whom we contract, or in the event of personal injury to or death of persons participating in clinical trials. We do not believe we are legally accountable for the medical care rendered by third-party investigators, and we would vigorously defend any such claims. However, such claims may still be brought against us, and it is possible we could be found liable for these types of losses, which could have a material adverse effect on our business, results of operations and financial condition.

Further, when we commercialize biopharmaceutical products under contract for our clients, we could suffer liability for harm allegedly caused by those products, either as a result of a lawsuit to which we are joined, a lawsuit naming us, or an action launched by a regulatory body. Any such liability could be significant, and could have a material adverse effect on our business, results of operations, financial condition and reputation. Furthermore, negative publicity associated with harm caused by products we helped to market could have a material adverse effect on our business and reputation.

Further, regulation and ethical standards applicable to our business directly or indirectly through agreements with our clients is subject to continuing evolution and change. We may also become subject to new or additional regulatory or ethical requirements as we enter new markets or expand our service offerings. For example, we opened our first Phase I clinic in the United States in January 2016 and, as a result, a portion of our early stage services are now subject to the U.S. regulatory framework. Failure to comply with such laws, regulations and ethical standards, or significant changes in laws or regulations and ethical standards affecting our clients or the services we provide, could result in the imposition of additional restrictions, create additional costs to us or otherwise negatively impact our business operations. See “Business—Government Regulation.”

Our services are subject to evolving industry standards and rapid technological changes. If we do not keep pace with rapid technological changes, our services may become less competitive or obsolete, which could have a material adverse effect on our business, results of operations and financial condition.

The markets for our services are characterized by rapidly changing technology, evolving industry standards and frequent introduction of new and enhanced services. To succeed, we must continue to enhance our existing services, introduce new services on a timely and cost-effective basis to meet evolving client requirements, integrate new services with existing services, achieve market acceptance for new services, and respond to emerging industry standards and other technological changes.

Moreover, the introduction of new services embodying new technologies and the emergence of new industry standards could render existing services obsolete or less attractive. Our continued success will depend on our ability to adapt to changing technologies, manage and process ever-increasing amounts of data and information and improve the performance, features and reliability of our services in response to changing client and industry demands. We may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of our services. New services, or enhancements to existing services, may not adequately meet the requirements of current and prospective clients or achieve any degree of significant market acceptance. If we fail to meet marketplace needs, or if other companies introduce superior products or services, our competitive position would be harmed, which could reduce demand for our services and could have a material adverse effect on our business, results of operations and financial condition.

The industry in which we operate is subject to a high degree of government regulation. If we fail to comply with applicable laws and regulations, we could face substantial penalties and our business, results of operations and financial condition could be adversely affected.

The biopharmaceutical industry in which we operate is subject to a high degree of governmental regulation, at the federal, state and international levels, and our clients are subject to extensive government regulation.

Generally, compliance with these laws and regulations is the responsibility of those clients. However, several of our service offerings are themselves subject to the direct effect of government regulation in several areas, including biopharmaceutical, biotechnology and medical device promotions, sales and development regulations, information security and privacy laws and healthcare fraud and abuse laws and resolutions. For example, we must adhere to regulatory requirements, such as regulatory requirements of the FDA and GCP, GLP and GMP requirements. Our selling solutions offering subjects us to federal and state laws pertaining to healthcare fraud and abuse, as well as similar laws in other jurisdictions in which we operate, which have been used to sanction entities for engaging in the off-label promotion and marketing of pharmaceutical products. In particular, the FDA’s regulations against off-label promotion require sales representatives to restrict promotion of the approved product they are detailing to the approved labeling for the product. Our selling solutions offering also must comply with the federal anti-kickback statute, which imposes both civil and criminal penalties for, among other things, offering or paying any remuneration to induce someone to refer patients to, or to purchase, lease or order (or arrange for or recommend the purchase, lease or order of) any item or service for which payment may be made by Medicare, as well as similar laws in other jurisdictions in which we operate. In addition, even though we do not and will not order healthcare services or bill directly to Medicare, Medicaid or other third party payers, certain federal and state healthcare laws and regulations pertaining to fraud and abuse are and will be applicable to our business.

If we fail to perform our services in accordance with these requirements, regulatory agencies may take action against us for failure to comply with applicable regulations governing clinical trials or commercialization practices, and we could be subject to healthcare fraud and abuse laws of both the federal government and the states in which we conduct our business. Such actions may include sanctions, such as injunctions or failure of such regulatory authorities to grant marketing approval of products, delay, suspension or withdrawal of approvals, license revocation, product seizures or recalls, operational restrictions, civil or criminal penalties or prosecutions, damages or fines. In addition, we may be liable under certain of our client contracts for the violation of government laws and regulations by our clients to the extent those violations result from, or relate to, the services we have performed for such clients. Further, regulation applicable to our business directly or indirectly through agreements with our clients is subject to continuing evolution and change. We may also become subject to new or additional regulatory or ethical requirements as we enter new markets or expand our service offerings. For example, we opened our first Phase I clinic in the United States in January 2016 and, as a result, a portion of our early stage services are now subject to the U.S. regulatory framework. Failure to comply with such laws and regulations or significant changes in laws or regulations affecting our clients or the services we provide could result in the imposition of additional restrictions, require us to curtail or restructure our operations, subject us to penalties, damages or fines, create additional costs to us or otherwise negatively impact our business operations, any of which could have a material adverse effect on our business, results of operations and financial condition. See “Business—Government Regulation.” The growth of our business, particularly in new geographies, may require additional investment in compliance resources to ensure compliance with applicable laws and regulatory requirements, which could adversely affect our operating margins.

Circumstances beyond our control could cause the CRO industry to suffer reputational or other harm that could result in an industry-wide reduction in demand for CRO services, which could harm our business.

Demand for our services may be affected by perceptions of our clients regarding the CRO industry as a whole. For example, other CROs could engage in conduct that could render our clients less willing to do business with CROs generally, including with us. Although to date no event has occurred causing material industry-wide reputational harm, one or more CROs could engage in or fail to detect malfeasance, such as inadequately monitoring sites, producing inaccurate databases or analysis, falsifying patient records, performing incomplete lab work, or taking other actions that would reduce the confidence of our clients in the CRO industry. As a result, the willingness of biopharmaceutical companies to outsource clinical development to CROs could diminish, and our business, results of operations and financial condition could be materially harmed.

Current and proposed laws and regulations regarding the protection of personal data could result in increased risks of liability or increased cost to us or could limit our service offerings.

Our services depend upon continued access to and receipt of data from internal and external sources, including clinical trial data and other data received from clients and strategic partners, and on our ability to utilize such data in our business. For example, some of the services provided within our medication adherence offering involve access to Protected Health Information (“PHI”) and communications (such as refill reminders) with federal health care program beneficiaries and other direct consumers of health care products and services.

The confidentiality, collection, use and disclosure of personal data, including clinical trial patient-specific information, are subject to governmental regulation generally in the country that the personal data were collected or used. For example, U.S. federal regulations under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and as amended in 2014 by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, require individuals’ written authorization, in addition to any required informed consent, before PHI may be used for research. Such regulations specify standards for de-identifications and for limited data sets. We are both directly and indirectly affected by the privacy provisions surrounding individual authorizations because many investigators with whom we are involved in clinical trials are directly subject to them as a HIPAA “covered entity” and (although we generally do not obtain PHI from investigators) we could be exposed to PHI. We also may obtain PHI from other third parties that are subject to such regulations. As there are some instances where we are a HIPAA “business associate” of a “covered entity,” we can also be directly liable for mishandling PHI. Under HIPAA’s enforcement scheme, we can be subject to up to $1.5 million in annual civil penalties for each HIPAA violation.

In the EU, personal data includes any information that relates to an identified or identifiable natural person with health information carrying additional obligations, including obtaining the explicit consent from the individual for collection, use or disclosure of the information. In addition, we are subject to EU rules with respect to cross-border transfers of such data out of the EU. The United States, the EU and its member states, and other countries where we have operations, such as Canada, Japan, South Korea, Malaysia, the Philippines, Russia and Singapore, continue to issue new privacy and data protection rules and regulations that relate to personal data and health information. Failure to comply with certain certification/registration and annual re-certification/registration provisions associated with these data protection and privacy regulations and rules in various jurisdictions, or to resolve any serious privacy complaints, could subject us to regulatory sanctions, criminal prosecution or civil liability, any of which could have a material adverse effect on our business, results of operations and financial condition.

Federal, state and foreign governments are contemplating or have proposed or adopted additional legislation governing the collection, possession, use or dissemination of personal data, such as PHI and personal financial data as well as security breach notification rules for loss or theft of such data. Additional legislation or regulation of this type might, among other things, require us to implement new security measures and processes or bring within the legislation or regulation de-identified health or other personal data, each of which may require substantial expenditures or limit our ability to offer some of our services. The uncertainty of the regulatory environment is increased by the fact that we generate and receive data from many sources. As a result, there are many ways governments might attempt to regulate our use of this data. Any such restriction could have a material adverse effect on our business, results of operations and financial condition. Additionally, if we violate applicable laws, regulations or duties relating to the use, privacy or security of personal data, we could be subject to civil liability or criminal prosecution, be forced to alter our business practices and suffer reputational harm, any of which could have a material adverse effect on our business, results of operations and financial condition. In the next few years, the European data protection framework may be revised as a generally applicable data regulation. The text has not yet been finalized, but it contains new provisions specifically directed at the processing of health information, sanctions of up to 4% of worldwide gross revenue and extra-territoriality measures intended to bring non-EU companies under the proposed regulation.

Risks Related to Our Indebtedness

We have a substantial amount of indebtedness and this substantial level of indebtedness could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under such indebtedness, to react to changes in our business and to incur additional indebtedness to fund future needs.

As of December 31, 2015, we had total indebtedness outstanding of $2,214.9 million ($2,170.5 million net of discounts and deferred financing costs), and $145.5 million of additional borrowings available under our credit facilities. Substantially all of our outstanding indebtedness will become due and payable in 2018. Our net interest expense was $228.2 million, $217.0 million and $209.2 million for the years ended December 31, 2015, 2014 and 2013, respectively. Our substantial indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences for our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in an event of default under the agreements governing such indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, business development and other purposes;

•	increase our vulnerability to adverse general economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors, many of which have less indebtedness than us on a relative basis;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes;

•	prevent us from raising the funds necessary to repurchase all the 10% Senior Notes due 2018 (the “Senior Unsecured Notes”), 9.0% Senior Secured Notes due 2018 (the “Senior Secured Notes”) or 10%/12% Junior Lien Secured Notes due 2018 (the “Junior Lien Secured Notes”) tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indentures governing our Senior Unsecured Notes, Senior Secured Notes or Junior Lien Secured Notes, respectively; and

•	limit our ability to redeem, repurchase, defease or otherwise acquire or retire for value any subordinated indebtedness we may incur.

Restrictions imposed by our debt instruments may limit the ability of our subsidiaries to operate their business and to finance our future operations or capital needs or to engage in other business activities.

The terms of our debt instruments restrict certain of our subsidiaries from engaging in specified types of transactions. These covenants restrict the ability of inVentiv Health, Inc. (“inVentiv Health”), our wholly-owned subsidiary, and its restricted subsidiaries, as well as inVentiv Health Clinical UK Limited (“inVentiv UK”) and its subsidiaries, among other things, to:

•	incur or guarantee additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness, as applicable;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts by such restricted subsidiaries or subsidiaries, as the case may be;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of subsidiaries;

•	consolidate or merge;

•	enter into additional capital leases, our primary means of procuring vehicles for our selling solutions offering, which could cause us to consider alternatives such as the purchase of vehicles or operating leases which may not be on terms as favorable as capital leases; and

•	create liens.

In addition, the asset-based revolving credit facility for up to $150.0 million entered into by inVentiv Health on August 16, 2013 (the “ABL Facility”) and the asset-based lending facility for up to $20.0 million entered into by inVentiv UK (the “International Facility”) require inVentiv Health and inVentiv UK, respectively, as well as their respective subsidiaries, to, under certain circumstances, comply with a fixed charge coverage ratio and certain cash management restrictions. Our ability to comply with these restrictions can be affected by events beyond our control, and we may not be able to maintain compliance with them. A breach of any of these covenants would be an event of default.

In the event of a default under any of our debt instruments, the lenders or noteholders, as applicable, could elect to declare all amounts outstanding under such debt instruments, to be immediately due and payable or in the case of our Senior Secured Credit Facilities, ABL Facility or International Facility, may terminate their commitments to lend additional money. If the indebtedness under any of our debt instruments were to be accelerated, our assets may not be sufficient to repay such indebtedness in full. In addition, our Senior Secured Credit Facilities, ABL Facility, Senior Secured Notes and Junior Lien Secured Notes are secured by security interests on substantially all of inVentiv Health’s and its domestic subsidiaries’ assets. If an event of default occurs under our debt instruments, the lenders or noteholders, as applicable, could exercise their rights under the related security documents, and an event of default may be triggered under our other debt instruments. Any acceleration of amounts due under our debt instruments or the substantial exercise by the lenders or noteholders, as applicable, of their rights under the security documents, would have a material adverse effect on us.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

As of December 31, 2015, we had total indebtedness outstanding of $2,214.9 million ($2,170.5 million net of discounts and deferred financing costs), substantially all of which will become due and payable in 2018. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness when due. In particular, we had substantial deficiencies of earnings to cover fixed charges of approximately $144.6 million, $178.6 million and $214.4 million for the years ended December 31, 2015, 2014 and 2013, respectively. Our ability to make scheduled payments on our debt obligations, including our ability to repay substantially all of our outstanding indebtedness in 2018, depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indentures governing the Senior Secured Notes, the Junior Lien Secured Notes and the Senior Unsecured Notes may restrict us from adopting some of these alternatives. Any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would result in a default under our debt instruments and would allow the lenders under our Senior Secured Credit Facilities, ABL Facility and International Facility to terminate their commitments to lend additional money or foreclose against the assets, if any, securing their borrowings, and we could be forced into bankruptcy or liquidation. In addition, any failure to make payments on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Secured Credit Facilities, the ABL Facility, the International Facility and the indentures governing the Senior Secured Notes, the Junior Lien Secured Notes and the Senior Unsecured Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate any such dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Despite our level of indebtedness, we, including our subsidiaries, have the ability to incur substantially more indebtedness, including senior secured indebtedness. Incurring such indebtedness could further exacerbate the risks to our financial condition.

We, certain of our subsidiaries and, subject to the restrictions in our Senior Secured Credit Facilities, ABL Facility, International Facility and the indentures governing the Senior Unsecured Notes, Senior Secured Notes and Junior Lien Secured Notes, our other subsidiaries, may incur significant additional indebtedness. As of December 31, 2015, we had:

•	subject to certain conditions, the option to increase the amounts borrowed under our Senior Secured Credit Facilities by up to $300.0 million, which, if borrowed, would be senior secured indebtedness;

•	the capacity to borrow up to $150.0 million (less $18.8 million of letters of credit outstanding) under our ABL Facility, subject to certain limitations, which, if borrowed, would be senior secured indebtedness;

•	the capacity to borrow up to $14.3 million (no letters of credit outstanding) under our International Facility, subject to certain limitations; and

•	the ability to make interest payments in kind under the Indenture governing our Junior Lien Secured Notes, subject to certain limitations.

Although the terms of our Senior Secured Credit Facilities, the ABL Facility, the International Facility and the indentures governing our Senior Secured Notes, the Junior Lien Secured Notes and the Senior Unsecured Notes contain restrictions on the incurrence of additional indebtedness by inVentiv Health, inVentiv UK and certain of their subsidiaries, as applicable, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. For example, the indentures governing our Senior Secured Notes, Junior Lien Secured Notes and the Senior Unsecured Notes allow us to classify and then reclassify subsequently incurred senior secured and senior unsecured debt among the various baskets and ratio-based incurrence tests contained in those indentures. We utilized this flexibility in connection with prior financings and reclassified borrowings under our Senior Secured Credit Facilities from a specific “credit facility” basket to ratio-based secured debt, thereby creating capacity for us to incur additional “credit facility” senior secured debt in the future (and we subsequently utilized a portion of that capacity to incur incremental indebtedness under the Senior Secured Credit Facilities). If we and our subsidiaries incur significant additional indebtedness, the related risks to our financial condition could increase.

Our ability to repay our debt is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct substantially all of our operations. Accordingly, repayment of our indebtedness will be dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to inVentiv Health, the issuer or borrower, as applicable, of all our outstanding indebtedness, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable inVentiv Health to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit inVentiv Health’s ability to obtain cash from its subsidiaries. While the terms of our outstanding indebtedness limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to inVentiv Health, these limitations are subject to certain important qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Interest rate fluctuations may have a material adverse effect on our business, results of operations, financial condition and cash flows.

Indebtedness under our Senior Secured Credit Facilities, ABL Facility and International Facility bears interest at variable rates. Because we have substantial variable rate debt, fluctuations in interest rates may affect our business, results of operations, financial condition and cash flows. We may attempt to minimize interest rate risk and lower our overall borrowing costs through the utilization of derivative financial instruments, primarily interest rate swaps. As of December 31, 2015, we had approximately $575.3 million of indebtedness under our Senior Secured Credit Facilities with variable interest rates, and no amounts outstanding under our ABL Facility or International Facility. A change of 0.125% in floating rates above the 1.5% LIBOR floor used to calculate the interest rate under our Senior Secured Credit Facilities would increase our estimated annual interest expense on the borrowings under our Senior Secured Credit Facilities by $0.7 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion and analysis of our financial condition and results of operations contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statement. You should read the following discussion and analysis together with the section entitled “Risk Factors,” “Selected Historical Financial Data” and the financial statements and related notes thereto included elsewhere in this prospectus.

Overview

We are a leading global provider of outsourced clinical development and commercialization services to biopharmaceutical companies. We are the only provider delivering a full suite of services to enhance our clients’ ability to successfully develop, launch and market their products. We offer our services on both a standalone basis and as integrated solutions to support clinical development and commercialization. We helped develop or commercialize over 80% of all new molecular entities approved by the FDA and 70% of those approved by the EMA over the last five years through our innovative model. In 2015, we served more than 550 client organizations, including all 20 of the largest global biopharmaceutical companies, and have the ability to service clients in over 90 countries. We have over 14,000 employees globally, including more than 750 M.D.s and Ph.D.s.

The creation of our comprehensive and integrated approach to serve the biopharmaceutical development and commercialization continuum began in 2010 when we were acquired by affiliates of THL, certain co-investors and members of management (the “Investors”). We have made substantial investments, strategic acquisitions and operational changes to expand and strengthen our clinical development and commercial service offerings, geographic presence, human capital, systems and infrastructure to better serve our clients. These strategic and operational initiatives included:

•	Completion and integration of 10 strategic acquisitions, including three CROs, to offer a full suite of services on a global basis;

•	Enhancement of therapeutic area focus with particular expertise in oncology, neuroscience, pain and respiratory;

•	Integration and rationalization of dozens of legacy commercial acquisitions and separately-operated brands into four service offerings to form the biopharmaceutical industry’s only CCO providing a full suite of complementary commercialization services;

•	Consolidation of administrative functions, including finance, accounting, information technology and legal to reduce costs and increase effectiveness;

•	Expansion of our geographic capabilities in Japan, India, Western Europe, Latin America and China;

•	Evolution of our selling solutions capabilities into a market-leading strategic offering with expertise in helping clients launch and market complex biopharmaceutical products; and

•	Recruitment of Michael A. Bell, our Chairman and CEO who has extensive experience across the healthcare delivery continuum and who has managed and grown sophisticated global service organizations.

We have actively pursued the integration of our acquisitions and sought cost savings or synergies from combining our existing and acquired businesses. These synergies include elimination of redundant facilities, functions and employees and use of our existing infrastructure to expand revenues associated with our service offerings.

Business Segments

We provide services through the following segments, each of which provides multiple service offerings.

•	Clinical. Our Clinical segment is a leading global CRO that is therapeutically-focused and provides a wide range of capabilities, including Phase I-IV clinical development services, delivered on a project or functional basis. For the year ended December 31, 2015, our Clinical segment generated total net revenues of $947.9 million, representing approximately 47% of 2015 consolidated net revenues.

•	Commercial. Our Commercial segment is a CCO, the biopharmaceutical industry’s only provider of a full suite of complementary commercialization services including selling solutions, communications, consulting and medication adherence (patient outcomes). For the years ended December 31, 2015, our Commercial segment generated total net revenues of $1,059.9 million, representing approximately 53% of 2015 consolidated net revenues.

Key metrics we use to measure and evaluate our segment operating performance are net revenues and Adjusted EBITDA. The following table sets forth these metrics for each of our segments for the periods presented.

	For the Year Ended December 31,
(in millions)	2015	2014	2013
Net revenues:
Clinical	$947.9	$870.3	$865.1
Commercial	1,059.9	943.7	784.1
Intersegment Eliminations	(13.5)	(7.6)	(4.6)

Total	$1,994.3	$1,806.4	$1,644.6

Adjusted EBITDA(1):
Clinical	$139.3	$99.6	$93.4
Commercial	176.0	135.5	118.7
Corporate and other(2)	(39.4)	(29.1)	(43.8)

Total	$275.9	$206.0	$168.3

(1)	A reconciliation of income (loss) from continuing operations, the most directly comparable GAAP measure, to EBITDA and from EBITDA to Adjusted EBITDA for the Company on a consolidated basis and for each segment for each of the periods indicated is set forth in “—Additional Segment Data.”
(2)	We incur shared corporate expenses related to human resources, finance, legal and executive functions which are recorded as Corporate and other. We have an agreement to provide commercialization services to a biopharmaceutical client for the launch of certain products in return for a royalty on the client’s net revenues from such products. The results of this arrangement are included in Corporate and other as the contract is managed and evaluated on a corporate level.

Material Trends Affecting our Results of Operations

Biopharmaceutical Industry Trends

Our business is affected by general levels of R&D and commercialization spending by biopharmaceutical companies, as well as the degree to which biopharmaceutical companies choose to outsource their clinical development and commercialization activities, rather than performing such activities internally.

We estimate that total R&D spending in the biopharmaceutical industry was approximately $140 billion in 2015. Potential outsourcing development spending accounted for approximately 70%, or $100 billion, and is estimated to grow approximately 4% annually through 2020.

We estimate that total clinical development outsourcing to CROs in 2015 was approximately 30% of total potential outsourcing development spending, representing an approximately $30 billion market. This market is expected to achieve approximately 40% penetration, or approximately $55 billion of spending, by 2020. Because the market for product commercialization services is more diverse, it is difficult to estimate the current amount of outsourced product commercialization services and the expected growth in such services. However, we estimate that less than 15% of product commercialization expenditures are currently being outsourced. As business models continue to evolve in the healthcare sector, we believe that the rate of commercial outsourcing could follow a similar path to the clinical development market.

If outsourced clinical development or commercialization declines or grows less rapidly than anticipated, or we are unable to compete in these markets successfully, it could have a material adverse effect on our results of operations and financial condition. See “Risk Factors—Risks Related to Our Business” and “Risk Factors—Risks Related to Our Industry.”

The Number, Type and Timing of Projects

In both of our segments, our client relationships are typically comprised of numerous services and projects and our results are tied to the number, type and timing of projects that we manage. The timing of project starts and completions are subject to various factors, including regulatory approvals, interim analysis of project results and success, and client budget cycles. Our full service offering in our Clinical segment is subject to regular project delays and cancellations due to interim client results or client budget reprioritizations, which can adversely affect our results of operations. Within our Commercial segment, project start delays, downsizings and cancellations, particularly within our selling solutions and communications service offerings, can adversely effect our results of operations. While there are operational steps we can take to mitigate our operating expenses in the event a project is delayed or terminated, these steps may not be sufficient to offset the resultant effect on our results of operations.

How We Assess our Performance

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure of our operating performance that we calculate as income (loss) from continuing operations before interest expense, loss on extinguishment of debt and refinancing costs, income tax provision, depreciation and amortization, equity investment income and other income and further adjusted to exclude certain items (e.g., the impact of impairment losses, acquisition accounting, acquisition expenses, management fees and stock-based compensation) and to give effect to our acquisition of Catalina Health in the fourth quarter of 2013. For a reconciliation of Adjusted EBITDA to income (loss) from continuing operations, the most directly comparable GAAP measure, see ‘‘Prospectus Summary—Summary Consolidated Financial and Operating Data,” and “—Additional Segment Data.” Adjusted EBITDA is a key metric that management uses to assess the performance of our operations and is calculated in a manner consistent with the terms in the instruments governing our indebtedness. We believe that Adjusted EBITDA provides additional relevant information to our investors to compare performance from period to period by excluding certain items that we believe are not representative of our core business.

Backlog, Book-to-Bill Ratio and Net New Awards

Backlog represents future net revenues from work not yet completed or performed under signed contracts, letters of intent or pre-contract commitments that are supported by written communications. Once work commences, net revenues are generally recognized over the life of the contract as services are provided. Included within backlog at December 31, 2015 is approximately $1,973.0 million of backlog that we do not expect to generate net revenues in 2016.

The following table sets forth backlog as of the following dates:

	As of December 31,
(in millions)	2015	2014
Clinical backlog	$2,058.2	$1,860.5
Commercial backlog	1,407.2	755.5

Backlog	$3,465.4	$2,616.0

We believe backlog for our Clinical segment can be a useful component of predicting future performance given the multi-year nature of most of the contracts. The majority of our service offerings in the Commercial segment have short term contracts and, as a result we do not believe backlog is as meaningful of a metric and we do not use it as a key metric in managing the Commercial segment.

Net new business awards represent the value of future net revenues for services awarded during the period under signed contracts, letters of intent or pre-contract commitments that are supported by written communications that are expected to commence within the next twelve months, net of cancellations of prior awards. Book-to-bill ratio is a ratio calculated by dividing net new business awards by net revenues in a particular period. For the year ended December 31, 2015, our Clinical segment recorded net new business awards of $1,145.3 million compared to $1,023.2 million in 2014, a 12% increase, and book-to-bill ratio of 1.21x compared to 1.18x in 2014.

We believe that our backlog, net new business awards and book-to-bill ratio as of any date are not necessarily meaningful predictors of future results. For more details regarding risks related to our backlog, book-to-bill and net new awards, see “Risk Factors—Risks Related to Our Business.”

Components of Results of Operations

Sources of Revenues

Total revenues are comprised of net revenues and revenues from reimbursed out-of-pocket expenses. Net revenues primarily include the revenues we earn from providing clinical development and commercialization services to our clients. Reimbursed out-of-pocket expenses are comprised principally of payments to investigators, pass-through travel expenses and other costs that are reimbursed by clients. We do not provide an analysis of the fluctuations in reimbursed out-of-pocket expenses as they represent pass-through costs to our clients and, as a result, the fluctuations from period-to-period are not meaningful to our underlying performance.

Net Revenues

Net revenues primarily include the revenues we earn from providing clinical development and commercialization services to our clients. Our service contracts are typically on a fixed price or fee-for-service basis and may include variable components such as incentive fees and performance penalties. We also enter into time and materials contracts. We may offer volume discounts to our large clients based on annual volume thresholds. We record an estimate of the annual volume rebate as a reduction of net revenues based on the estimated rebate earned during the period. The duration of our contracts ranges from a few months to several years. Our top five clients accounted for approximately 37% of net revenues in the year ended December 31, 2015, with our largest client accounting for approximately 10% of our net revenues.

We recognize revenues when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) fees are fixed or determinable and (iv) collectability is reasonably assured.

Our contracts frequently undergo modifications as the work progresses due to changes in the scope of work being performed. We do not recognize revenues related to contract modifications until client acceptance and payment is deemed reasonably assured.

Typically, our contracts may be terminated by our clients with 30 to 90 days’ notice. In the event of termination, our contracts generally require payment for services rendered through the date of termination and may provide for the reimbursement of our costs of winding down the project. We may also be legally and ethically bound to complete or wind down a related clinical trial at our expense.

Costs and Expenses

Our costs and expenses are comprised primarily of our cost of revenues, SG&A expenses, interest expense, impairment expenses and income taxes.

Cost of Revenues

Our cost of revenues consists of service costs and reimbursable out-of-pocket expenses. Service costs include payroll-related costs of client-serving personnel, as well as costs related to technology assets directly used in servicing contracts, third-party service providers, postage and freight, travel and certain facilities costs. Historically, service costs have increased with an increase in net revenues. The future relationship between service costs and net revenues may vary from historical relationships. As noted above, the reimbursable out-of-pocket expenses are comprised principally of payments to investigators, pass-through travel expenses and other costs that are reimbursed by clients. Since reimbursed out-of-pocket expense is offset by our out-of-pocket reimbursable expenses, we measure costs as a percentage of net revenues rather than total revenues as we believe this is a more meaningful comparison and better reflects our business operations.

Selling, General and Administrative Expenses

SG&A expenses include costs related to administrative functions including compensation and benefits, travel, professional services, information technology, facilities and depreciation and amortization. SG&A expenses also includes fees paid pursuant to our THL Management Agreement, pursuant to which entities affiliated with THL (the “THL Managers”) provide us with specified management services. In connection with the termination of the THL Management Agreement in connection with the completion of this offering, we will be required to pay to the THL Managers a termination fee, which we currently estimate will be approximately $            , which will be expensed in the quarter in which we complete this offering. We expect our SG&A expenses will increase as we become a public company as a result of the expected increase in audit fees, legal fees, regulatory compliance and corporate governance, director compensation, director and officer insurance premiums and other related costs. In addition, after this offering, we may incur expenses pursuant to our TRA from time to time as described under “Certain Relationships and Related Party Transactions—Tax Receivables Agreement.”

Proceeds from Purchase Price Finalization

Proceeds from purchase price finalization includes $14.2 million paid to us on May 6, 2013, which amount was based on the final determination of certain post-closing adjustments related to the i3 Acquisition for $375.9 million in cash. The purchase price finalization amount was recorded in 2013 and we have not recorded any additional proceeds from purchase price finalization in any subsequent periods.

Impairment of Goodwill and Long-Lived Assets

Goodwill and indefinite-lived intangible assets are assessed for potential impairment on at least an annual basis or when management determines that the carrying value of goodwill or an indefinite-lived intangible asset may not be recoverable based upon the existence of certain indicators of impairment. Long-lived assets, including finite-lived intangible assets, property and equipment, are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. The impairment analysis requires significant judgments, estimates and assumptions and impairment charges may be recognized in future periods to the extent changes in factors or circumstances occur. Impairment of goodwill and long-lived assets represent non-cash charges that do not impact our liquidity, compliance with any covenants under our debt agreements or our future results of operations.

Loss on Extinguishment of Debt and Refinancing Costs

Loss on extinguishment of debt and refinancing costs consists of previously unamortized debt financing costs that were expensed as a result of the extinguishment of debt with certain non-participating lenders in a refinancing transaction and third party fees associated with the modification of debt as a result of debt amendments. In connection with our Junior Lien Notes exchange offer, certain of our Senior Secured Credit Facilities were amended on July 28, 2014. There was no net change in the outstanding principal balance of the term loans as a result of the modified terms. In connection with these transactions, we recognized a loss on extinguishment of debt and refinancing costs of approximately $10.1 million in the third quarter of 2014.

Interest Expense

Interest expense consists of interest on borrowings and the amortization of costs incurred to obtain long-term financing. The interest rates on certain of our debt instruments are based on variable market indices, which are subject to a floor. As a result, the amount of interest payable may increase if market interest rates increase above such floor. The interest rate with respect to the Junior Lien Secured Notes is a cash rate of 10% per annum or a payment-in-kind (“PIK”) rate of 12% per annum. We paid interest on the Junior Lien Secured Notes for the periods commencing August 15, 2014 and February 15, 2015 in PIK interest and elected to pay interest for the period commencing August 15, 2015 in PIK interest. The election to pay PIK interest increases our interest expense. In February 2016, we elected to settle the interest due under the upcoming interest period ended August 15, 2016 in cash. Our interest expense may decrease to the extent that we repay indebtedness with the proceeds from this offering and do not otherwise incur additional indebtedness.

Other Income

On August 31, 2015, we sold inVentiv Patient Access Solutions (“iPAS”), an entity within our Commercial segment, resulting in a gain on sale of $11.3 million, which was recorded within Other income in our consolidated statement of operations. The disposal of iPAS did not result in a strategic shift that has or will have a material impact on our consolidated financial position or results of operations. Accordingly, the disposition was not presented as a discontinued operation.

Income Tax (Provision) Benefit

Income tax (provision) benefit depends on the geographic distribution of our pre-tax earnings, the establishment or release of deferred tax asset valuation allowances, changes in jurisdictional tax rates, tax credits and non-deductible items. At December 31, 2015, we had U.S. federal net operating loss carry forwards (“NOLs”) of $889.7 million which will expire beginning in 2026 and ending in 2035 and foreign NOLs of $73.4 million which will expire in varying amounts beginning in 2020 with certain amounts having an indefinite life. As of December 31, 2015 we had a total valuation allowance of $406.5 million. We will record tax expense related to the amortization of our tax deductible indefinite-lived intangible assets and goodwill during those future periods for which we maintain a domestic valuation allowance or until our unamortized balance of $133.0 million at December 31, 2015 is fully amortized for tax purposes.

Exchange Rate Fluctuations

Some of our agreements with our clients provide for payment in currencies other than the U.S. Dollar. We have significant transactions in Pound Sterling, Canadian Dollar and Japanese Yen. These foreign currency revenues when converted into U.S. Dollars, can vary significantly from period to period depending on the exchange rates during a respective period. We believe that comparing these foreign currency denominated revenues, by holding the exchange rates constant with the prior year period is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis. We anticipate that fluctuations in foreign exchange rates and these related constant currency adjustments will continue to occur in future periods.

We believe that the non-GAAP adjustments for constant currency adjustments assist investors in making comparisons of period-to-period operating results and that these items are not indicative of our ongoing core operating performance. A reconciliation of net revenues, the most directly comparable GAAP measure, to constant currency net revenues for the periods presented is indicated as follows:

	For the Year Ended December 31,
(in millions)	2015	2014(1)	2013(1)
Consolidated net revenues	$1,994.3	$1,806.4	$1,644.6
Currency adjustments	47.8	1.2	—

Constant currency consolidated net revenues	$2,042.1	$1,807.6	$1,644.6

Clinical net revenues	$947.9	$870.3	$865.1
Currency adjustments	33.7	(2.6)	—

Constant currency Clinical net revenues	$981.6	$867.7	$865.1

Commercial net revenues	$1,059.9	$943.7	$784.1
Currency adjustments	14.1	3.8	—

Constant currency Commercial net revenues	$1,074.0	$947.5	$784.1

(1)	The year ended December 31, 2014 is the base year for December 31, 2015 constant currency net revenues. Because the year ended December 31, 2013 is the base year for December 31, 2014 constant currency net revenues, currency adjustments for the year ended December 31, 2013 are not meaningful.

We have translated our foreign currency net revenues into U.S. Dollars using the following average exchange rates:

	For the Year Ended December 31,
U.S. Dollars per:	2015	2014	2013
Pound Sterling	1.53	1.65	1.56
Canadian Dollar	0.78	0.91	0.97
Japanese Yen	0.0083	0.0095	0.0103

Results of Continuing Operations

The following tables set forth our consolidated statements of operations and certain segment data in dollars and as a percentage of net revenues for the periods presented.

	For the Year Ended December 31,
(in millions, except percentages)	2015	% of Net revenues	2014	% of Net revenues	2013	% of Net revenues
Statement of Operations Data:
Net revenues	$1,994.3	100.0%	$1,806.4	100.0%	$1,644.6	100.0%
Reimbursed out-of-pocket expenses	327.0	16.4%	266.8	14.8%	259.9	15.8%

Total revenues	2,321.3	116.4%	2,073.2	114.8%	1,904.5	115.8%

Operating expenses:
Cost of revenues	1,326.8	66.5%	1,203.6	66.6%	1,084.8	66.0%
Reimbursable out-of-pocket expenses	327.0	16.4%	266.8	14.8%	259.9	15.8%
Selling, general and administrative expenses	525.2	26.3%	529.4	29.3%	538.3	32.7%
Proceeds from purchase price finalization	—	—	—	—	(14.2)	(0.8)%
Impairment of goodwill	34.0	1.7%	15.8	0.9%	36.9	2.2%
Impairment of long-lived assets	35.2	1.8%	8.2	0.5%	2.0	0.1%

Total operating expenses	2,248.2	112.7%	2,023.8	112.1%	1,907.7	116.0%

Operating income (loss)	73.1	3.7%	49.4	2.7%	(3.2)	(0.2)%
Loss on extinguishment of debt and refinancing costs	—	—	(10.1)	(0.6)%	(0.8)	—
Interest expense	(228.3)	(11.5)%	(217.4)	(12.0)%	(209.3)	(12.7)%
Interest income	0.1	—	0.4	—	0.1	—
Other income	11.3	0.6%	—	—	—	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(143.8)	(7.2)%	(177.7)	(9.9)%	(213.2)	(12.9)%
Income tax (provision) benefit	(5.6)	(0.3)%	(2.5)	(0.1)%	(3.0)	(0.2)%

Income (loss) before income (loss) from equity investments	(149.4)	(7.5)%	(180.2)	(10.0)%	(216.2)	(13.1)%
Income (loss) from equity investments	(1.2)	(0.1)%	(0.4)	—	—	—

Income (loss) from continuing operations	(150.6)	(7.6)%	(180.6)	(10.0)%	(216.2)	(13.1)%
Net income (loss) from discontinued operations, net of tax	—	—	(8.2)	(0.5)%	(20.2)	(1.2)%

Net Income (loss)	(150.6)	(7.6)%	(188.8)	(10.5)%	(236.4)	(14.3)%
Less: Net (income) loss attributable to the noncontrolling interest	(0.9)	—	(0.8)	—	(1.2)	(0.1)%

Net income (loss) attributable to inVentiv Group Holdings, Inc.	$(151.5)	(7.6)%	$(189.6)	(10.5)%	$(237.6)	(14.4)%

	For the Year Ended December 31,
(in millions, except percentages, share and per share data)	2015	% of Net revenues	2014	% of Net revenues	2013	% of Net revenues
Segment Data:
Net revenues:
Clinical	$947.9	47.2%	$870.3	48.0%	$865.1	52.5%
Commercial	1,059.9	52.8%	943.7	52.0%	784.1	47.5%
Cost of revenues:
Clinical	618.4	65.2%	571.5	65.7%	572.2	66.1%
Commercial	714.1	67.4%	637.9	67.6%	516.7	65.9%
Corporate and other	5.2	—	0.8	—	—	—
SG&A:
Clinical	240.1	25.3%	264.8	30.4%	269.1	31.1%
Commercial	235.4	22.2%	225.8	23.9%	222.6	28.4%
Corporate and other	49.7	2.5%	38.8	2.1%	46.6	2.8%

Year Ended December 31, 2015 compared to the Year Ended December 31, 2014

Net revenues

	For the Year Ended December 31,				Change
(in millions, except percentages)	2015	% of Total	2014	% of Total	$	%
Net revenues:
Clinical	$947.9	47.2%	$870.3	48.0%	$77.6	8.9%
Commercial	1,059.9	52.8%	943.7	52.0%	116.2	12.3%
Intersegment eliminations	(13.5)	—	(7.6)	—	(5.9)	—

Net revenues	$1,994.3	100.0%	$1,806.4	100.0%	$187.9	10.4%

Net revenues increased approximately $187.9 million or 10.4% (13.0% on a constant currency basis), to $1,994.3 million in 2015 from $1,806.4 million in 2014, due to an increase in net revenues in both our Clinical and Commercial segments. Foreign currency exchange rate fluctuations computed on a constant currency basis resulted in a decrease of approximately $47.8 million in net revenues for the year ended December 31, 2015.

Net revenues in our Clinical segment increased approximately $77.6 million or 8.9% (12.8% on a constant currency basis), to $947.9 million in 2015 from $870.3 million in 2014. This increase was primarily attributable to increased volume from new projects and the acceleration of conversion of backlog in our full service offering. Foreign currency exchange rate fluctuations computed on a constant currency basis resulted in a decrease of approximately $33.7 million in net revenues for the year ended December 31, 2015.

Net revenues in our Commercial segment increased approximately $116.2 million or 12.3% (13.8% on a constant currency basis), to $1,059.9 million in 2015 from $943.7 million in 2014. The increase is primarily attributable to growth in our selling solutions offering, our largest offering in our Commercial segment by net revenues, in the United States as a result of new project wins. This growth was partially offset by a decrease in our patient outcomes offering as a result of the loss of certain projects, including relating to patent expiration of our clients’ products. Foreign currency exchange rate fluctuations computed on a constant currency basis resulted in a decrease of approximately $14.1 million in net revenues for the year ended December 31, 2015.

Cost of revenues

	For the Year Ended December 31,				Change		Gross Margin
(in millions, except percentages)	2015	% of Net Revenues	2014	% of Net Revenues	$	%	2015	2014
Cost of revenues:
Clinical	$618.4	65.2%	$571.5	65.7%	$46.9	8.2%	34.8%	34.3%
Commercial	714.1	67.4%	637.9	67.6%	76.2	11.9%	32.6%	32.4%
Corporate and other	5.2	—	0.8	—	4.4	550.0%	—	—
Intersegment eliminations	(10.9)	—	(6.6)	—	(4.3)	—	—	—

Cost of revenues	$1,326.8	66.5%	$1,203.6	66.6%	$123.2	10.2%	33.5%	33.4%

Cost of revenues increased $123.2 million, or 10.2%, to $1,326.8 million in 2015 from $1,203.6 million in 2014, due to volume increases in our Clinical and Commercial segments. Gross margin remained relatively constant and was 33.5% in 2015 compared to 33.4% in 2014.

Cost of revenues in our Clinical segment increased $46.9 million, or 8.2%, to $618.4 million in 2015 from $571.5 million in 2014. The increase primarily reflected the cost of incremental resources to deliver against higher volumes in our full service offering. Despite the increased cost of revenues, the higher volumes in our full service offering in 2015 resulted in a slight improvement in gross margin to 34.8% compared to 34.3% for the year ended December 31, 2014.

Cost of revenues in our Commercial segment increased $76.2 million, or 11.9%, to $714.1 million in 2015 from $637.9 million in 2014. The increase was primarily due to a higher volume of projects in our selling solutions offering, partially offset by decreased costs associated with lower volume in our patient outcomes offering and improved efficiencies in our communications service offering. Gross margin increased modestly to 32.6% in 2015 from 32.4% in 2014.

Corporate and other cost of revenues increased as a result of costs incurred in connection with an agreement to provide commercialization services to a biopharmaceutical client for launch of certain specified products in return for a royalty on the client’s net revenues for such products.

Selling, General and Administrative (SG&A) Expenses

	For the Year Ended December 31,					Change
(in millions, except percentages)	2015	% of Net Revenues	2014	% of Net Revenues	$	%
SG&A:
Clinical	$240.1	25.3%	$264.8	30.4%	$(24.7)	(9.3)%
Commercial	235.4	22.2%	225.8	23.9%	9.6	4.3%
Corporate and other	49.7	2.5%	38.8	2.1%	10.9	28.1%

Total SG&A	$525.2	26.3%	$529.4	29.3%	$(4.2)	(0.8)%

SG&A expenses decreased $4.2 million, or 0.8%, to $525.2 million in 2015 from $529.4 million in 2014, due to decreased Clinical segment SG&A expenses, partially offset by increased SG&A expenses in our Commercial segment and Corporate and other.

SG&A expenses in our Clinical segment decreased $24.7 million, or 9.3%, to $240.1 million in 2015 from $264.8 million in 2014. The decrease was primarily due to realized benefits of our efficiency initiatives, including lower compensation related costs and facility costs and lower depreciation and amortization, partially offset by an increase in expenses related to information technology investments. Non-cash amortization expense related to finite-lived intangible assets was $29.0 million in 2015 compared to $44.4 million in 2014.

SG&A expenses in our Commercial segment increased $9.6 million, or 4.3%, to $235.4 million in 2015 from $225.8 million in 2014. The increase in SG&A for our Commercial segment was primarily due to higher compensation related costs and the $4.7 million non-cash benefit realized in 2014 related to the reversal of the fair value of the contingent consideration obligation associated with the Catalina Health acquisition. This increase was partially offset by lower depreciation and amortization and professional service fees. Non-cash amortization expense related to finite-lived intangible assets was $18.6 million in 2015 compared to $22.3 million in 2014.

Corporate and other SG&A expenses increased $10.9 million, or 28.1%, to $49.7 million in 2015 from $38.8 million in 2014. The increase was primarily due to higher compensation related costs, partially offset by lower information technology investments and lower professional service fees.

Impairments of Goodwill and Long-lived Assets

	For the Year Ended December 31,
(in millions)	2015	2014
Impairments of goodwill and long-lived assets	$69.2	$24.0

In the fourth quarter of each of 2015 and 2014, we performed our annual goodwill and indefinite-lived intangible asset impairment assessment. We concluded that the fair value of certain of our reporting units was less than the carrying value and recorded a goodwill and long-lived asset impairment charge of $34.0 million and $35.2 million, respectively, in 2015. We recorded a goodwill and long-lived asset impairment charge of $15.8 million and $8.2 million, respectively, in 2014.

Loss on Extinguishment of Debt and Refinancing Costs

	For the Year Ended December 31,
(in millions)	2015	2014
Loss on extinguishment of debt and refinancing costs	$—	$10.1

For the year ended December 31, 2014, we recognized a loss on extinguishment of debt and refinancing costs of approximately $10.1 million related to the August 15, 2014 exchange offer described under “Description of Material Indebtedness.”

Interest Expense, Net

	For the Year Ended December 31,
(in millions)	2015	2014
Interest expense, net	$228.2	$217.0

Interest expense, net increased $11.2 million to $228.2 million in 2015 from $217.0 million in 2014. The higher interest expense reflects both a higher average debt balance and higher average interest rates for 2015 compared to 2014 as a result of the August 2014 exchange offer. Interest expense included non-cash debt issuance costs and bond discount/premium amortization of $19.0 million and $18.6 million, for 2015 and 2014, respectively, and penalty interest on the Senior Unsecured Notes of $2.2 million and $6.5 million, for 2015 and 2014, respectively.

(Provision) Benefit for Income Taxes

	For the Year Ended December 31,
(in millions, except percentages)	2015	Effective Tax Rate	2014	Effective Tax Rate
(Provision) benefit for income taxes	$(5.6)	(3.9)%	$(2.5)	(1.4)%

The reconciliation between our statutory tax rate (reflecting a tax benefit on our consolidated loss) and the effective tax rate (a tax provision) is provided in Note 16 to the consolidated financial statements included elsewhere in this prospectus. The 2015 consolidated tax provision of $5.6 million primarily reflected that we (i) continued to record a full valuation allowance for our domestic and certain foreign tax jurisdictions, (ii) recorded a tax provision for certain foreign and state jurisdictions that generated earnings, (iii) incurred a deferred tax provision in our domestic jurisdiction arising from taxable temporary differences related to amortization of indefinite-lived intangible assets and goodwill, and (iv) recorded changes in unrecognized tax benefits (including related penalties and interest) as they occurred. The tax provision included $1.0 million of foreign taxes, $4.9 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill (reduced by the reduction in previously recorded deferred taxes related to impairments of indefinite-lived intangible assets and goodwill), and a $0.3 million net decrease in unrecognized tax benefits. The provision for foreign taxes included a $5.9 million deferred tax benefit from the release of a portion of our valuation allowance for our Canadian jurisdiction. We will record tax expense related to the amortization of our tax deductible indefinite-lived intangible assets and goodwill during those future periods for which we maintain a domestic valuation allowance or until our unamortized balance of $133.0 million at December 31, 2015 is fully amortized for tax purposes.

The 2014 consolidated tax provision of $2.5 million included $3.2 million of foreign taxes, $4.4 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill (reduced by the reduction in previously recorded deferred taxes related to impairments of indefinite-lived intangible assets and goodwill), a $5.2 million net decrease in unrecognized tax benefits, primarily from the favorable resolution of a federal tax examination, and $0.1 million of other items.

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Net revenues

	For the Year Ended December 31,					Change
(in millions, except percentages)	2014	% of Total	2013(1)	% of Total	$	%
Net revenues:
Clinical	$870.3	48.0%	$865.1	52.5%	$5.2	0.6%
Commercial	943.7	52.0%	784.1	47.5%	159.6	20.4%
Intersegment eliminations	(7.6)	—	(4.6)	—	(3.0)	—

Net revenues	$1,806.4	100.0%	$1,644.6	100.0%	$161.8	9.8%

(1)	On October 25, 2013, we completed the acquisition of Catalina Health, which is reported in our Commercial segment.

Net revenues increased approximately $161.8 million or 9.8% (9.9% on a constant currency basis), to $1,806.4 million in 2014 from $1,644.6 million in 2013, primarily due to an increase in net revenues in our Commercial segment. Approximately $43.4 million of the $159.6 million increase in net revenues in our Commercial segment was attributable to the current year net revenues of the Catalina Health business, which we acquired on October 25, 2013. Foreign currency exchange rate fluctuations, computed on a constant currency basis, resulted in an approximately $1.2 million decrease in net revenues for the year ended December 31, 2014.

Net revenues in our Clinical segment increased approximately $5.2 million or 0.6% (0.3% on a constant currency basis), to $870.3 million in 2014 from $865.1 million in 2013. Foreign currency exchange rate fluctuations computed on a constant currency basis resulted in approximately $2.6 million of additional net revenues for the year ended December 31, 2014.

Net revenues in our Commercial segment increased approximately $159.6 million or 20.4% (20.8% on a constant currency basis), to $943.7 million in 2014 from $784.1 million in 2013. Approximately $43.4 million of the increase in net revenues in our Commercial segment was attributable to the current year net revenues of the Catalina Health business. Excluding the impact of the Catalina Health acquisition, net revenues for our Commercial segment increased by approximately $116.2 million. The increase primarily reflected growth in our selling solutions offering from new project wins in the United States and international growth. Foreign currency exchange rate fluctuations resulted in a $3.8 million decrease in net revenues for the year ended December 31, 2014.

Cost of revenues

	For the Year Ended December 31,				Change		Gross Margin
(in millions, except percentages)	2014	% of Net Revenues	2013(1)	% of Net Revenues	$	%	2014	2013
Cost of revenues:
Clinical	$571.5	65.7%	$572.2	66.1%	$(0.7)	(0.1)%	34.3%	33.9%
Commercial	637.9	67.6%	516.7	65.9%	121.2	23.5%	32.4%	34.1%
Corporate and other	0.8	—	—	—	0.8	—	—	—
Intersegment eliminations	(6.6)	—	(4.1)	—	(2.5)	—	—	—

Cost of revenues	$1,203.6	66.6%	$1,084.8	66.0%	$118.8	11.0%	33.4%	34.0%

(1)	On October 25, 2013, we completed the acquisition of Catalina Health, which is reported in our Commercial segment.

Cost of revenues increased $118.8 million, or 11.0%, to $1,203.6 million in 2014 from $1,084.8 million in 2013, due to an increase in cost of revenues in our Commercial segment. Approximately $29.1 million of the increase in cost of revenues in our Commercial segment was attributable to the current year cost of revenues of Catalina Health, which we acquired on October 25, 2013. Gross margin decreased to 33.4% in 2014 compared to 34.0% in 2013 due to decreased gross margin in our Commercial segment, which was partially offset by increased gross margin in our Clinical segment.

Cost of revenues in our Clinical segment decreased $0.7 million, or 0.1%, to $571.5 million in 2014 from $572.2 million in 2013. Gross margin increased to 34.3% in 2014 compared to 33.9% in 2013, due primarily to an increase in operating efficiencies including lower compensation costs in the current year.

Cost of revenues in our Commercial segment increased $121.2 million, or 23.5%, to $637.9 million in 2014 from $516.7 million in 2013. Approximately $29.1 million of the increase in cost of revenues in our Commercial segment was attributable to the current year cost of revenues of Catalina Health, which we acquired on October 25, 2013. Excluding the impact of the Catalina Health acquisition, cost of revenues for our Commercial segment increased $92.1 million, which is primarily due to higher volumes in our selling solutions offering, partially offset by decreases in our patient outcomes offering. Gross margin decreased to 32.4% in 2014 from 34.1% in 2013 due primarily to service mix, the timing of certain fees received in 2013 related to our selling solutions offering, new project start-up costs and international expansion in 2014.

Corporate and other cost of revenues includes costs incurred in connection with an agreement to provide commercialization services to a biopharmaceutical client for launch of certain specified products in return for a royalty on the net revenues for such products.

Selling, General and Administrative (SG&A) Expenses

	For the Year Ended December 31,					Change
(in millions, except percentages)	2014	% of Net Revenues	2013(1)	% of Net Revenues	$	%
SG&A:
Clinical	$264.8	30.4%	$269.1	31.1%	$(4.3)	(1.6)%
Commercial	225.8	23.9%	222.6	28.4%	3.2	1.4%
Corporate and other	38.8	2.1%	46.6	2.8%	(7.8)	(16.7)%

Total SG&A	$529.4	29.3%	$538.3	32.7%	$(8.9)	(1.7)%

(1)	On October 25, 2013, we completed the acquisition of Catalina Health, which is reported in our Commercial segment.

SG&A expenses decreased $8.9 million, or 1.7%, to $529.4 million in 2014 from $538.3 million in 2013, due primarily to decreases in our Clinical segment and Corporate and other SG&A, partially offset by an increase in SG&A in our Commercial segment. Included in SG&A in our Commercial segment was $15.1 million related to the current year SG&A of Catalina Health, which we acquired on October 25, 2013.

SG&A expenses in our Clinical segment decreased $4.3 million, or 1.6%, to $264.8 million in 2014 from $269.1 million in 2013. The decrease reflects savings from facility optimizations and lower depreciation and amortization, partially offset by information technology investments. Non-cash amortization expense related to finite-lived intangible assets was $44.4 million in 2014 compared to $46.6 million in 2013.

SG&A expenses in our Commercial segment increased $3.2 million, or 1.4%, to $225.8 million in 2014 from $222.6 million in 2013. Approximately $15.1 million of the increase in SG&A in our Commercial segment was attributable to the current year SG&A of Catalina Health, which we acquired on October 25, 2013. Excluding the impact of the Catalina Health acquisition, SG&A for our Commercial segment decreased $11.9 million, which was due in part to the benefit of a $4.7 million decrease in the fair value of the contingent consideration associated with the Catalina Health acquisition, lower facility related costs and depreciation and amortization. Non-cash amortization expense related to finite-lived intangible assets was $22.3 million in 2014 compared to $25.6 million in 2013.

Corporate and other SG&A expenses decreased $7.8 million, or 16.7%, to $38.8 million in 2014 from $46.6 million in 2013. The decrease was primarily the result of lower compensation and benefit related costs and professional service fees.

Impairments of Goodwill and Long-lived Assets

	For the Year Ended December 31,
(in millions)	2014	2013
Impairments of goodwill and long-lived assets	$24.0	$38.9

In the fourth quarter of 2014 and 2013, we performed our annual goodwill and indefinite-lived intangible asset impairment assessment. We concluded that the fair value of certain of our reporting units was less than the carrying value and recorded a goodwill and long-lived asset impairment charge of $15.8 million and $8.2 million, respectively, in 2014. We recorded a goodwill and long-lived asset impairment charge of $36.9 million and $2.0 million, respectively, in 2013.

Loss on Extinguishment of Debt and Refinancing Costs

	For the Year Ended December 31,
(in millions)	2014	2013
Loss on extinguishment of debt and refinancing costs	$10.1	$0.8

For 2014, we recognized a loss on extinguishment of debt and refinancing costs of approximately $10.1 million related to the August 15, 2014 exchange offer. For the year ended December 31, 2013, we recognized a loss on extinguishment of debt of $0.8 million in connection with the execution of the ABL Facility.

Interest Expense, Net

	For the Year Ended December 31,
(in millions)	2014	2013
Interest expense, net	$217.0	$209.2

Interest expense, net increased by $7.8 million to $217.0 million in 2014 from $209.2 million in 2013. The higher interest expense reflects both a higher average debt balance and higher average interest rates for 2014 compared to 2013 as a result of the exchange offer on August 15, 2014. Interest expense includes non-cash debt issuance costs and bond discount and premium amortization of $18.6 million for each of the years ended December 31, 2014 and 2013, and penalty interest on the Senior Unsecured Notes of $6.5 million and $8.0 million for the years ended December 31, 2014 and 2013, respectively.

(Provision) Benefit for Income Taxes

	For the Year Ended December 31,
(in millions, except percentages)	2014	Effective Tax Rate	2013	Effective Tax Rate
(Provision) benefit for income taxes	$(2.5)	(1.4)%	$(3.0)	(1.4)%

The reconciliation between our statutory tax rate (reflecting a tax benefit on our consolidated loss) and the effective tax rate (a tax provision) is provided in Note 16 to the consolidated financial statements included elsewhere in this prospectus. The 2014 tax provision of $2.5 million included $3.2 million of foreign taxes, $4.4 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill (reduced by the reduction in previously recorded deferred taxes related to impairments of indefinite-lived intangible assets and goodwill), a $5.2 million net decrease in unrecognized tax benefits, primarily from the favorable resolution of an IRS examination, and $0.1 million of other items. The 2013 tax provision of $3.0 million included $1.5 million of foreign tax benefits, $5.4 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill (reduced by the reduction in previously recorded deferred taxes related to impairments of indefinite-lived intangible assets and goodwill), a $2.5 million net decrease in unrecognized tax benefits, and $1.6 million of other items.

Quarterly Results of Operations

The following table sets forth statement of operations data for each of the quarters presented. We have prepared the quarterly statement of operations data on a basis consistent with the audited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the financial information reflects all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of this data. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results for any future period.

	For the Three Months Ended
(in millions, except share and per share data)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(unaudited)
Statement of Operations Data:
Net revenues	$532.5	$521.4	$489.4	$451.0	$472.6	$462.4	$449.6	$421.8
Reimbursed out-of-pocket expenses	88.7	87.9	83.1	67.3	84.0	62.5	64.0	56.3

Total revenues	621.2	609.3	572.5	518.3	556.6	524.9	513.6	478.1

Operating expenses:
Cost of revenues	354.2	345.9	326.2	300.5	310.1	310.3	301.6	281.6
Reimbursable out-of-pocket expenses	88.7	87.9	83.1	67.3	84.0	62.5	64.0	56.3
Selling, general and administrative expenses	127.1	131.6	133.6	132.9	128.2	133.0	136.4	131.8
Impairment of goodwill	34.0	—	—	—	15.8	—	—	—
Impairment of long-lived assets	35.2	—	—	—	8.2	—	—	—
Total operating expenses	639.2	565.4	542.9	500.7	546.3	505.8	502.0	469.7

Operating income (loss)	(18.0)	43.9	29.6	17.6	10.3	19.1	11.6	8.4
Loss on extinguishment of debt and refinancing costs	—	—	—	—	—	(10.1)	—	—
Interest expense	(57.4)	(57.3)	(57.1)	(56.5)	(56.5)	(55.0)	(53.3)	(52.6)
Interest income	0.1	—	—	—	0.1	0.1	0.1	0.1
Other income	—	11.3	—	—	—	—	—	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(75.3)	(2.1)	(27.5)	(38.9)	(46.1)	(45.9)	(41.6)	(44.1)
Income tax (provision) benefit	6.0	(4.4)	(2.7)	(4.5)	7.4	(2.3)	(5.7)	(1.9)

Income (loss) before income (loss) from equity investments	(69.3)	(6.5)	(30.2)	(43.4)	(38.7)	(48.2)	(47.3)	(46.0)
Income (loss) from equity investments	0.1	—	0.3	(1.6)	(0.2)	—	(0.2)	—

Income (loss) from continuing operations	(69.2)	(6.5)	(29.9)	(45.0)	(38.9)	(48.2)	(47.5)	(46.0)
Net income (loss) from discontinued operations, net of tax	—	—	—	—	—	—	(5.5)	(2.7)

Net income (loss)	(69.2)	(6.5)	(29.9)	(45.0)	(38.9)	(48.2)	(53.0)	(48.7)
Less: Net (income) loss attributable to the noncontrolling interest	(0.3)	(0.2)	(0.3)	(0.1)	(0.3)	—	—	(0.5)

Net income (loss) attributable to inVentiv Group Holdings, Inc.	$(69.5)	$(6.7)	$(30.2)	$(45.1)	$(39.2)	$(48.2)	$(53.0)	$(49.2)

Earnings per share attributable to inVentiv Group Holdings, Inc.:
Basic and diluted:(1)
Income (loss) from continuing operations	$(12.86)	$(1.24)	$(5.60)	$(8.35)	$(7.25)	$(8.92)	$(8.80)	$(8.61)
Income (loss) from discontinued operations	—	—	—	—	—	—	(1.01)	(0.50)

Net income (loss) per share attributable to inVentiv Group Holdings, Inc.	$(12.86)	$(1.24)	$(5.60)	$(8.35)	$(7.25)	$(8.92)	$(9.81)	$(9.11)

Weighted average number of shares outstanding- basic and diluted	5,402,377	5,402,377	5,402,377	5,402,377	5,402,377	5,402,377	5,402,377	5,402,377

(1)	Basic and diluted loss per share is computed by dividing the net loss available to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Seasonality

Our results are subject to some quarterly variability as a result of client purchasing patterns, the timing of the realization of incentive and performance fees and the annual cadence of compensation and benefits expenses. We have historically experienced an increase in net revenues in the fourth quarter as a result of clients’ increased spending at the end of the calendar year as well as the realization of incentive and performance fees under certain selling solutions contracts. We have also historically experienced decreased cost of net revenues and SG&A expenses in the fourth quarter and, to a lesser extent, the third quarter related to compensation and benefits expenses, specifically related to reduced employment taxes and benefits accruals.

Financial Condition, Liquidity and Capital Resources

Our primary sources of liquidity are cash flows from operations and borrowings under our credit facilities. At December 31, 2015, we had cash and cash equivalents of $121.3 million and $145.5 million of combined unused availability under our ABL Facility and International Facility to fund our general working capital needs.

Our primary cash needs are for operating expenses, acquisitions, working capital, capital expenditures, the repayment of principal and the payment of interest on our indebtedness and debt repurchases. Our capital expenditures have been primarily related to information technology and real estate and were $39.3 million, $33.1 million and $35.7 million in 2015, 2014 and 2013, respectively.

We and our subsidiaries, affiliates and significant stockholders may from time to time seek to retire or repurchase our outstanding debt through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, by tender offer or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. We repurchased $23.7 million in face value of our Junior Lien Secured Notes during the first quarter of 2016. See Note 21 to our consolidated financial statements included elsewhere in this prospectus. In addition, after this offering, we may need cash to fund payments under our TRA, as described under “Certain Relationships and Related Party Transactions—Tax Receivables Agreement.” Prior to this offering, we required cash to pay the THL Managers an annual fee pursuant to the THL Management Agreement. Upon the completion of this offering, we will no longer be required to pay the THL Managers an annual fee; however we will be required to pay a cash termination fee to the THL Managers upon the completion of this offering, which we currently estimate will be approximately $        . See “Certain Relationships and Related Party Transactions—Management Services Agreements.”

Our Junior Lien Secured Notes permit up to six semi-annual interest payments to be settled on a PIK basis through the issuance of additional Junior Lien Secured Notes. We paid $30.4 million, $32.2 million and $33.9 million of interest on the Junior Lien Secured Notes for the periods commencing August 15, 2014, February 15, 2015 and August 15, 2015, respectively, in PIK interest, and elected to pay interest for the period commencing February 15, 2016 in cash.

We believe that our current cash and equivalents, along with cash flows from operations and unused availability under our ABL Facility and International Facility will be sufficient to fund our current operating requirements over the next twelve months. Our liquidity and our ability to meet our obligations and fund our capital and other requirements are also dependent on our future financial performance, which is subject to general economic and market conditions and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings or equity financings will be available to meet our liquidity needs. If we were unable to generate new contracts with existing and new clients, if the level of contract cancellations increased, or if contract delays lengthen or increase, our cash flow from operations would be materially adversely affected. We anticipate that to the extent we need additional liquidity, it will be funded through the incurrence of additional indebtedness, equity financings or a combination thereof. We cannot assure you that we will be able to obtain this additional liquidity on reasonable terms or at all. Although we have no current plans to do so, if we decide to pursue one or more significant acquisitions or significant internal growth initiatives, we may incur additional debt or sell additional equity to finance such acquisitions or initiatives.

The following table sets forth our net financial liabilities at December 31, 2015 and 2014:

	As of December 31,
(in millions)	2015	2014
Financial assets:
Cash and cash equivalents	$121.3	$57.1
Restricted cash	1.6	1.7

Total financial assets	122.9	58.8
Financial liabilities:
Current portion of capital leases and other financing arrangements	23.3	16.3
Senior Secured Credit Facilities	575.3	575.3
Senior Secured Notes	625.0	625.0
ABL Facility	—	—
Junior Lien Secured Notes	569.7	507.0
Senior Unsecured Notes	376.3	376.3
International Facility	—	—
Long-term portion of capital leases	45.3	29.3
Less: unamortized premium (discount)	(9.0)	(12.4)
Less: deferred financing costs	(35.4)	(49.4)

Total debt	2,170.5	2,067.4

Net financial liabilities	$(2,047.6)	$(2,008.6)

Cash Flows

The following table presents a summary of cash flows from operating, investing and financing activities for the periods presented:

	For the Year Ended December 31,
(in millions)	2015	2014	2013
Cash provided by (used in) continuing operations:
Operating activities	$106.7	$(46.0)	$22.6
Investing activities	(5.2)	(23.4)	(24.3)
Financing activities	(34.7)	25.5	(1.3)

For the Year December 31, 2015 versus the Year Ended December 31, 2014

Cash provided by operating activities from continuing operations increased by $152.7 million to $106.7 million for the year ended December 31, 2015, compared to cash used in operating activities from continuing operations of $46.0 million for the year ended December 31, 2014. The increase in cash provided by operations for the year ended December 31, 2015 compared to the year ended December 31, 2014 was primarily due to a reduction in cash paid for interest, growth in the business and timing of cash flows associated with certain accruals and other liabilities.

Cash used in investing activities decreased by $18.2 million to $5.2 million for the year ended December 31, 2015 compared to $23.4 million for the year ended December 31, 2014. For the year ended December 31, 2015, the primary use of cash related to our purchase of property and equipment, partially offset by proceeds from the sale of our iPAS business, our fleet vehicle sales and rebates on our fleet vehicle leases. For the year ended December 31, 2014, the primary use of cash related to our purchase of property and equipment, partially offset by proceeds from our fleet vehicle sales and rebates on our fleet vehicle leases.

Cash used in financing activities increased by $60.2 million to $34.7 million for the year ended December 31, 2015, compared to cash provided by financing activities of $25.5 million for the year ended December 31, 2014. Cash used for the year ended December 31, 2015 primarily reflects payments on our capital lease obligations and other financing arrangements, payment of debt issuance costs and partial settlement of an installment note related to our acquisition of Campbell Alliance Group, Inc. in 2011 (the “Campbell Acquisition”). Cash provided by financing activities for the year ended December 31, 2014 primarily reflects proceeds from issuance of debt, partially offset by payments on our capital lease obligations and other financing arrangements, payment of debt issuance costs and partial settlement of an installment note related to the Campbell Acquisition.

For the Year December 31, 2014 versus the Year Ended December 31, 2013

Cash used in operating activities from continuing operations increased by $68.6 million to $46.0 million during the year ended December 31, 2014, compared to cash provided by operating activities of $22.6 million for the year ended December 31, 2013. The increase in cash used in operations for the year ended December 31, 2014 was primarily due to higher debt service costs compared to the year ended December 31, 2013, current year refinancing costs, and timing of cash flows associated with our billed and unbilled receivables and certain accruals and other liabilities.

Cash used in investing activities from continuing operations decreased by $0.9 million to $23.4 million during the year ended December 31, 2014 compared to $24.3 million for the year ended December 31, 2013. For the year ended December 31, 2014 and 2013, the primary use of cash related to our purchase of property and equipment and disbursements for investments, partially offset by proceeds from our fleet vehicle sales and rebates on our fleet vehicle leases.

Cash provided by financing activities increased by $26.8 million to $25.5 million for the year ended December 31, 2014, compared to cash used in financing activities of $1.3 million for the year ended December 31, 2013. The year ended December 31, 2014 primarily reflects proceeds from issuance of debt, partially offset by payments on our capital lease obligations and other financing arrangements, payment of debt issuance costs and partial settlement of an installment note related to the Campbell Acquisition. Cash used for the year ended December 31, 2013 primarily relates to payments on our capital lease obligations and other financing arrangements and payment of debt issuance costs, partially offset by proceeds from issuance of debt.

Long-term Debt and Credit Facilities

At December 31, 2015, we had $575.3 million outstanding under our Senior Secured Credit Facilities, which consisted of $129.6 million under the B-3 term loans and $445.7 million under the B-4 term loans. The term loans under our Senior Secured Credit Facilities mature in May 2018. In addition, we have an ABL Facility which matures in August 2018, and an International Facility, which matures in July 2020. At December 31, 2015, we had no outstanding borrowings and $18.8 million in letters of credit outstanding under the ABL Facility and no outstanding borrowings under the International Facility, and we would have been able to borrow up to $131.2 million and $14.3 million, respectively, under those facilities. We also had the option, subject to certain conditions, to increase the amounts borrowed under term loan facilities in our Senior Secured Credit Facilities by up to $300.0 million.

In addition, at December 31, 2015, we also had $625.0 million principal amount of our 9% Senior Secured Notes due 2018 outstanding, which mature in January 2018, $569.7 million principal amount of our 10%/12% Junior Lien Secured Notes due 2018 outstanding, which mature in August 2018, and $376.3 million principal amount of our 10% Senior Unsecured Notes due 2018 outstanding, which mature in August 2018.

We also had capitalized leases and other financing arrangements of $68.6 million outstanding as of December 31, 2015.

As of December 31, 2015, we were in compliance with the covenants under each of the credit agreements governing our credit facilities and each of the indentures governing our notes. For an additional description of the terms of our debt instruments, see “Description of Material Indebtedness.”

Commitments and Contractual Obligations

A summary of our current contractual obligations and commercial commitments as of December 31, 2015 is as follows (in millions):

Contractual Obligations	Total amounts for all years	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt obligations: (a)
Principal payments	$2,180.5	$—	$2,180.5	$—	$—
Interest payments (b)	508.9	170.4	338.4	0.1	—
Capital lease obligations (c)	69.4	22.6	38.8	8.0	—
Other financing arrangements	1.9	1.9	—	—	—
Operating leases (d)	227.4	41.1	66.9	43.4	76.0
Acquisition contingent consideration accrued on the balance sheet (e)	0.5	0.5	—	—	—
Deferred compensation plan accrued on the balance sheet (f)	12.1	—	—	—	12.1
Other non-current liabilities (g)	—	—	—	—	—
Management agreement with the THL Managers (h)	—	—	—	—	—

Total obligations (i)	$3,000.7	$236.5	$2,624.6	$51.5	$88.1

(a)	These future commitments represent the principal and interest payments with respect to the our Senior Secured Credit Facilities, our 9% Senior Secured Notes, our 10%/12% Junior Lien Secured Notes and our 10% Senior Unsecured Notes. We have assumed herein that the remaining five semi-annual interest payments of our Junior Lien Secured Notes will be settled in cash, subject to change based on an election that will be made by us for each respective interest payment period. The February 15, 2016 semi-annual interest payment was settled through the issuance of an additional $33.9 million of Junior Lien Secured Notes. Subsequent to December 31, 2015, we repurchased $23.7 million principal amount of our Junior Lien Secured Notes as discussed in Note 21 to our consolidated financial statements included elsewhere in this prospectus.
(b)	Future interest payments on our variable debt are based on the effective interest rate at December 31, 2015.
(c)	These future commitments include interest and lease administration fees of $2.8 million, which are not recorded on the consolidated balance sheets as of December 31, 2015, but will be recorded as incurred.
(d)	Minimum lease payments have not been reduced by the minimum sublease payments of $6.3 million due from January 2016 to February 2019 under noncancellable subleases.
(e)	Represents management’s estimate of acquisition related contingent consideration if the acquired businesses achieve specified performance measurements and the amounts payable in consideration for the early cancellation of certain contingent installment notes we issued to certain members of management in connection with the Campbell Acquisition.
(f)	The deferred compensation plan liability is recorded in other non-current liabilities on the consolidated balance sheets. The obligations are payable upon retirement or termination of employment. We have established an irrevocable trust to hold assets to partially fund benefit obligations under the deferred compensation plan, but cannot reasonably estimate the amount or timing of payments, if any, which we will make related to this liability.

(g)	At December 31, 2015, we had $25.5 million of unrecognized tax benefits. Of that balance, $22.8 million is related to the U.S. federal tax jurisdiction and, if disallowed by the IRS, would only result in a decrease in our NOL carryforward. Of the balance of $2.7 million, we cannot reasonably estimate the amount or timing of payments, if any.
(h)	On August 4, 2010, upon completion of our acquisition by the Investors, we entered into the THL Management Agreement with THL Managers, pursuant to which the THL Managers provide us with management services. Pursuant to the THL Management Agreement, the THL Managers receive an aggregate annual management fee in the amount per year equal to the greater of (a) $2.5 million, or (b) 1.5% of Annual EBITDA (as defined in the THL Management Agreement). The THL Management Agreement includes customary exculpation and indemnification provisions in favor of the THL Managers and their affiliates. The THL Managers may terminate the THL Management Agreement at any time. The THL Management Agreement will terminate automatically upon the consummation of this offering. Upon termination in connection with this offering, the THL Managers will be entitled to a termination fee based on the net present value of the estimate of their annual fee due during the remaining period from the date of termination to the then applicable scheduled date of termination. In connection with the termination of the THL Management Agreement upon the completion of this offering, we will be required to pay to the THL Managers a termination fee which we currently estimate will be approximately $ . See “Certain Relationships and Related Party Transactions—Management Services Agreements.”
(i)	Potential payments under our TRA are not reflected in this table. See “Certain Relationships and Related Party Transactions—Tax Receivables Agreement.”

Off-Balance Sheet Arrangements

As of December 31, 2015 and 2014, we did not have any off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with GAAP. During the preparation of our consolidated financial statements in conformity with GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, fair value measures, goodwill and intangible assets and related disclosures of assets and liabilities. On an ongoing basis, we evaluate such estimates and assumptions. We base our estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Accounting estimates and assumptions discussed in this section do not reflect a comprehensive list of all of our accounting policies, but are those that we consider to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. Our critical accounting policies include:

Revenue Recognition

Our revenue arrangements are typically service-based contracts which may be on a fixed price or fee-for-service basis and may include variable components such as incentive fees and performance penalties. The duration of our contracts ranges from a few months to several years, depending on the arrangement. We recognize revenues when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) fees are fixed or determinable and (iv) collectability is reasonably assured. Our contracts do not generally contain a refund provision. We do not recognize revenues with respect to start-up activities including contract and scope negotiation, and feasibility analysis. The costs for these activities are expensed as incurred. Revenues related to changes in contract scope, which are subject to client approval, is recognized when amounts are determinable and realization is reasonably assured.

We recognize revenues from our service contracts either using a fee-for-service method, proportional performance method or completed contract method. For fee-for-service contracts, we record revenues as contractual items (i.e., “units”) are delivered to the client, or, in the event the contract is time and materials based, when labor hours are incurred. We use the completed contract method when fees are not determinable until all services are delivered to the client, or, when there is uncertainty with respect to our ability to deliver the services to the client. We use the proportional performance method when our fees for a service obligation are fixed pursuant to the contractual terms. Revenues are recognized as services are performed and measured on a proportional performance basis, generally using output measures that are specific to the services provided. To measure performance on a given date, we compare effort expended through that date to estimated total effort to complete the contract. We believe the best indicator of effort expended to complete our performance requirement related to our contractual obligation are the actual units delivered to the client, or the incurrence of labor hours when no other pattern of performance exists. In the event we use labor hours as the basis for determining proportional performance, we estimate the number of hours remaining to complete our service obligation. Actual hours incurred to complete the service requirement may differ from our estimate, and such differences are accounted for prospectively.

We enter into multiple element arrangements in which we are engaged to provide multiple services under one agreement. In such arrangements, we record revenues as each separate service, or element, is delivered to the client. Such arrangements are predominantly within our Commercial segment where we are engaged to provide recruiting, deployment and selling services. These services may be sold individually or in combination with contractual fees that may be based on fixed fees for each element; variable fees for each element; or a combination of both fixed and variable fees. For the arrangements that include multiple elements, arrangement consideration is allocated to units of accounting based on the relative selling price. The best evidence of selling price of a unit of accounting is vendor-specific objective evidence (“VSOE”), which is the price we charge when the deliverable is sold separately. When VSOE is not available to determine selling price, we use relevant third-party evidence (“TPE”) of selling price, if available. When neither VSOE nor TPE of selling price exists, we use our best estimate of selling price (“BESP”), which generally consists of an expected margin on the cost of the services.

We do not defer costs associated with services to a client in return for a royalty on the client’s net revenues. Costs are recognized as incurred and royalties will be earned from net revenues of the client’s product.

Our contracts frequently undergo modifications as the work progresses due to changes in the scope of work being performed. We do not recognize revenues related to contract modifications until client acceptance and payment is deemed reasonably assured.

We may offer volume discounts to our large clients based on annual volume thresholds. We record an estimate of the annual volume rebate as a reduction of net revenues based on the estimated rebate earned during the period.

Most contracts may be terminated with advance notice from a client. In the event of termination, our contracts generally require payment for services rendered through the date of termination.

Deferred Revenues

In some cases, a portion of the contract fee is billed or paid at the time the contract is initiated or prior to the service being performed. In the event we bill or receive cash in advance of the services being performed, we record a liability denoted as deferred revenues and client advances in the accompanying consolidated balance sheets and recognize revenues as the services are performed. In the Commercial segment, we are entitled to additional compensation if certain performance-based criteria are achieved over the contract duration. As there is substantive uncertainty regarding the ability to realize such amounts at the onset of the arrangements, such net revenues are deferred until we determine it has met the performance-based criteria and the other revenue recognition criteria described above.

Receivables, Billed and Unbilled

In general, prerequisites for billings and payments are established by contractual provisions including predetermined payment schedules, submission of appropriate billing detail or the achievement of contract milestones, depending on contract terms. Unbilled services represent services that have been rendered for which net revenues have been recognized but amounts have not been billed. Billed receivables represent amounts we have invoiced our client according to contractual terms.

We maintain an allowance for doubtful accounts for estimated losses inherent in accounts receivable. In establishing the required allowance, we consider historical losses and current market conditions, our clients’ financial condition, receivables in dispute, the receivables aging and payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. If the financial condition of one or more of our clients deteriorates in the future, impacting the clients’ ability to make payments, an increase to our allowance might be required or our allowance may not be sufficient to cover actual write-offs.

Business Combinations

We account for business combinations in accordance with the acquisition method of accounting. The acquisition method of accounting requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. The consolidated financial statements and results of operations reflect the operations of the acquired business from the date of the acquisition.

The judgments that we make in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net earnings in periods following a business combination. We generally use either the income, cost or market approach to determine the appropriate fair values. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to a present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach ultimately selected for each asset or class of assets or liabilities assumed is based on the relevant characteristics and the availability of information.

We record contingent consideration resulting from a business combination at its fair value on the acquisition date. Each reporting period thereafter, we revalue these obligations and record increases or decreases in their fair value as an adjustment to SG&A expenses within the consolidated statements of operations. The changes in the fair value of the contingent consideration obligation are the result of updates to the achievement of expected financial targets and the weighted probability of achieving future financial targets.

Significant judgment is employed in determining the appropriateness of the valuation assumptions as of the acquisition date and for each subsequent period. Accordingly, any change in the valuation assumptions could have an impact on our financial statements. See Note 3 to our consolidated financial statements included elsewhere in this prospectus for additional information.

Goodwill and Indefinite-lived Intangible Assets

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill and other indefinite-lived intangible assets, such as tradenames, are assessed for potential impairment on at least an annual basis or when management determines that the carrying value of goodwill or an indefinite-lived intangible asset may not be recoverable based upon the existence of certain indicators of impairment, such as a loss of a significant client, a significant change to our regulatory environment that hinders the ability to conduct business, or a significant downturn in the economy. Goodwill is tested for impairment at the reporting unit level, which is one level below the business segment level.

As part of our annual goodwill impairment testing, we first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Reporting units are the level at which discrete financial information is available and reviewed by management on a regular basis. The qualitative assessment is also used as a basis for determining whether it is necessary to perform the two-step quantitative impairment test. Qualitative factors assessed at the reporting unit level include, but are not limited to, macroeconomic, industry and market conditions, competitive environments, results of past impairment tests, new service offerings, cost factors and financial performance of the reporting unit. If we choose not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, performance of the two-step quantitative impairment test is required.

During the fourth quarter of 2015, we utilized a qualitative assessment (step zero) for 5 of our 14 reporting units with goodwill where the fair value substantially exceeded the carrying value in the prior year step one analysis, no significant changes occurred and no potential impairment indicators existed since the previous evaluation of goodwill. After weighing all relevant events and circumstances, we concluded that it is not more-likely-than-not that the fair value of the reporting units was less than their carrying value on a reporting unit basis. Consequently, we did not perform a step one quantitative assessment for these reporting units in 2015. These reporting units represented $589.2 million or 66% of the goodwill reported on the consolidated balance sheet at December 31, 2015. For 2014 and 2013, we elected to proceed directly to the step one quantitative analysis rather than perform the step zero qualitative assessment for our reporting units.

For the annual goodwill impairment test at the reporting units with goodwill for which a step zero assessment was not performed, we utilized a two-step quantitative test. In the first step we compared the fair value of each reporting unit to its carrying value. We estimated the fair value of each individual reporting unit using the income approach (discounted cash flow method). The assumptions utilized in the evaluation of the impairment of goodwill under the income approach included a number of estimates and assumptions regarding future net revenues, and margin growth, changes in working capital, income tax rates, foreign currency exchange rates, capital expenditures, weighted average cost of capital (“WACC”) and expected long-term terminal growth rates applicable to each reporting unit.

The cash flows employed in the income approach were based on our most recent budgets, forecasts and business plans as well as various growth rate assumptions for an initial five year period plus a terminal value. The cash flows were discounted to their present value using a WACC ranging from 11%-13% in 2015, 10%-13% in 2014 and 11%-12% in 2013, and included a 2-3% long-term growth rate applied beyond the forecast period. The assumptions and rates used in our impairment tests require significant judgment, and variations in assumptions could result in materially different indications of fair value and, if applicable, the impairment amount.

If the carrying value of the reporting unit exceeds the fair value, the second step of the test is performed to measure the value of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying value of that goodwill. To calculate the implied fair value of goodwill in this second step, we allocate the fair value of the reporting unit to the assets and liabilities of that reporting unit (including any previously unrecognized intangible assets) as if the reporting unit had been acquired in a current business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit represents the implied fair value of goodwill. The step two assessment performed by us resulted in the carrying value of goodwill exceeding the implied fair value of goodwill for certain reporting units and therefore recognition of a pre-tax non-cash goodwill impairment charge of $34.0 million in 2015, $15.8 million in 2014 and $36.9 million in 2013. As of December 31, 2015, there was approximately $135.3 million of goodwill associated with five reporting units for which the fair value of those reporting units does not significantly exceed the respective carrying values as of the last annual impairment assessment. If future cash flows are less than those forecasted in our fair value estimates, additional impairment charges may be required.

We recognized a pre-tax non-cash goodwill impairment charge of $34.0 million for the year ended December 31, 2015 related to a reporting unit in our patient outcomes offering for which impairment charges were taken in the prior year and for which forecasted net revenues and earnings growth have not been met due to slower than anticipated market demand. There is no remaining goodwill for this reporting unit as of December 31, 2015.

Testing indefinite-lived intangible assets, other than goodwill, for impairment requires a one-step approach. As part of our annual indefinite-lived intangible impairment testing, we may first assess qualitative factors to determine whether it is more likely than not that the fair value of the intangible is less than its carrying value. Qualitative factors assessed at the reporting unit level include, but are not limited to, macroeconomic, industry and market conditions, competitive environments, results of past impairment tests, new service offerings, cost factors and financial performance of the applicable reporting unit. If the carrying amount of indefinite-lived intangible assets exceeds the fair value, an impairment loss is recognized equal to the excess. The process of estimating the fair value of indefinite-lived intangible assets is subjective and requires the use of estimates. Such estimates include, but are not limited to, future operating performance and cash flows, royalty rate, terminal growth rate, and discount rate. Based on our analysis performed, we recorded an impairment charge of $6.7 million and $4.1 million for the years ended December 31, 2015 and 2014 related to our indefinite-lived intangible assets. There were no impairment charges related to our indefinite-lived intangible assets for the year ended December 31, 2013.

These non-cash impairment charges do not impact our liquidity, compliance with any covenants under our debt agreements or potential future results of operations. Our historical operating results may not be indicative of our future operating results. See Note 5 and 6 to our consolidated financial statements included elsewhere in this prospectus for additional information related to our goodwill and indefinite-lived intangible assets.

Long-lived Assets

We review our long-lived assets, including finite-lived intangible assets, property and equipment, for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Events or circumstances that would result in an impairment review primarily include operations reporting sustained losses or a significant change in the use of an asset. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Should we determine that the carrying values of held-for-use long-lived assets may not be recoverable, we will measure any impairment based on a projected discounted cash flow method. We may also estimate fair value based on market prices for similar assets, as appropriate. Significant judgments are required to estimate future cash flows, including the selection of appropriate discount rates, projected cash flows from the use of an asset and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for these assets.

As noted above, economic and market conditions that affected our reporting units required us to test for impairment of long-lived assets pertaining to those businesses during the years ended December 31, 2015, 2014 and 2013. We recorded an impairment charge of $28.5 million, $4.1 million and $2.0 million related to the carrying value of our finite-lived intangible and long-lived assets for the years ended December 31, 2015, 2014 and 2013, respectively. See Note 6 to our consolidated financial statements included elsewhere in this prospectus for additional information related to our finite-lived intangible assets.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax bases of assets and liabilities and are measured using the tax rates and laws that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized. Realization is dependent on generating sufficient taxable income to recover the deferred tax assets, including income generation prior to the expiration of any loss or tax credit carry forwards. The deferred tax assets may be reduced if estimates of future taxable income during the carry forward period decrease. We recorded a full valuation allowance against the domestic net deferred tax assets as it was deemed more likely than not that we will not realize the benefits of these domestic deferred tax assets based on our recent operating results and current projections of future losses. As of December 31, 2015 and 2014, we had a valuation allowance of $406.5 million and $375.6 million, respectively.

Income tax benefits are recognized if we believe that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability greater than 50 percent) that the tax position would be sustained as filed based on the technical merits of a tax position. If a position is determined to be more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. In addition, we maintain reserves for uncertain tax positions, which are included in non-current income tax liability in our consolidated balance sheets. We periodically review these reserves to determine if adjustments to these balances are necessary. We record interest and penalties related to unrecognized tax benefits in income tax expense.

Share-based Compensation Expense

In accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification Topic 718, Stock Compensation, we measure compensation cost for share-based payment awards granted to employees and non-employee directors at fair value using the Black Scholes option pricing model for performance and service condition awards and the Monte Carlo model for awards with market conditions. Share-based compensation expense includes share-based awards granted to employees and non-employee directors and has been reported in cost of service and SG&A expenses in our consolidated statements of income based upon the classification of the individuals who were granted share-based awards. Share-based compensation expense (credit) was $4.3 million, $0.6 million and $(1.8) million for the years ended December 31, 2015, 2014 and 2013, respectively.

The Black Scholes option pricing model requires the use of subjective assumptions, including share price volatility, the expected life of the award, risk-free interest rate and the fair value of the underlying shares of common stock on the date of grant. In developing our assumptions, we take into account the following:

•	as a result of our status as a private company prior to this offering, we calculate expected volatility based on reported data for selected reasonably similar publicly traded companies for which historical information is available;

•	we determine the risk-free interest rate by reference to implied yields available from United States Treasury securities with a remaining term equal to the expected life assumed at the date of grant;

•	the assumed dividend yield is based on our historical dividends paid;

•	we estimate the average expected life of the award based on projected employee stock option exercise behaviors; and

•	we estimate forfeitures based on our historical analysis of actual forfeitures.

The assumptions used in the Black Scholes option pricing model are set forth below:

	Years Ended December 31,
	2015	2014	2013
Expected volatility	56.1%	63.0%	62.0%
Expected dividends	—	—	—
Expected life (in years)	6.5	6.0	6.0
Risk free interest rate	2.0%	1.7%	1.6%

Weighted average grant date fair value	$53.19	$48.75	$47.91

The estimated fair value of the underlying shares of common stock on the grant date takes into consideration various objective and subjective factors, including valuations of our common stock. Due to the absence of an active market for our common stock, the fair value of our common stock for purposes of determining the exercise price for award grants was based on a number of objective and subjective factors including:

•	contemporaneous third party valuations of our common stock;

•	the shares of common stock underlying the award involved illiquid securities in a private company;

•	our results of operations and financial position;

•	the composition of, and changes to, our management team;

•	the material risks related to our business;

•	our business strategy;

•	the market performance of publicly traded companies in the life sciences and biopharmaceutical sectors, and recently completed mergers and acquisitions of companies comparable to us;

•	the likelihood of achieving a liquidity event for the holders of our common stock and options such as an initial public offering given prevailing market conditions; and

•	external market conditions affecting the life sciences and biopharmaceutical industry sectors.

In establishing the exercise price, in addition to the objective and subjective factors discussed above, we also considered the most recent available valuation of our common stock. For each award grant, a contemporaneous valuation (within the meaning of such term under the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation) was performed. At each grant date, we considered whether any events or circumstances occurred between the date of the valuation and the date of the grant that would indicate a significant change in the fair value of our common stock during that period. No change in value resulted from this analysis for any of the grants.

For the valuations performed, two commonly accepted valuation approaches were applied to estimate our enterprise value: the discounted cash flow method (“DCF Method”) and the market approach. The DCF Method focused on our unlevered income-producing capability by incorporating our specific operating characteristics in a prospective analysis. The market approach compares us to selected reasonably similar publicly traded companies. Under this method, valuation multiples are (1) derived from the operating data of selected guideline companies, (2) evaluated and adjusted based on our strengths and weaknesses relative to the selected guideline companies and (3) applied to our operating data to arrive at an indication of value. In order to establish the fair value of our common equity value, company-specific adjustments were made to enterprise value, including applying a discount for lack of marketability.

Once a fair value was established under both the DCF Method and the market approach, the resulting fair value was derived using a weighted average with greater consideration given to the DCF Method due to its ability to capture our specific growth and margin characteristics. The resulting fair value was then divided by the then-outstanding number of shares of common stock on a fully-diluted basis to arrive at the fair value per share of our common stock.

On March 25, 2016, we approved the grant of 106,207 option awards at an exercise price per share of $206.23, which represents the per share estimated fair value of common stock on the date of grant. Thirty-five percent of the options vest upon the passage of time and completion of a service requirement and sixty-five percent vests based upon achievement of certain specified performance targets and completion of a service requirement. We will recognize the fair value of the option awards in compensation expense over the service period to the extent that vesting of the awards is considered probable.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in interest rates and foreign currency exchange rates.

Interest Rate Exposure

We will incur variable interest expense with respect to our Senior Secured Credit Facilities and any outstanding borrowings under our ABL Facility and International Facility. Based on our variable rate debt outstanding at December 31, 2015, a hypothetical increase or decrease of 10% of current market rates would not have an effect on our interest expense since market rates are well below the minimum floating rate (i.e. a floor of 1.5% for Eurodollar rate loans) that is used to calculate the interest we are required to pay pursuant to our Senior Secured Credit Facilities and there are no outstanding borrowings under our ABL Facility or our International Facility.

Foreign Currency Exchange Rate Exposure

Our international expansion has resulted in increased foreign exchange rate exposure and we may become more susceptible to foreign currency exchange rate exposure as we continue to expand our international operations. We may enter into forward exchange contracts to mitigate this variability.

The financial statements of our subsidiaries expressed in foreign currencies are translated from the respective functional currencies to U.S. Dollars, with results of operations and cash flows translated at average exchange rates during the period, and assets and liabilities translated at end of the period exchange rates. At December 31, 2015, the accumulated other comprehensive loss related to foreign currency translations was approximately $37.6 million.

We have net revenues denominated in currencies other than the U.S. Dollar. Our financial statements are reported in U.S. Dollars and, accordingly, fluctuations in exchange rates will affect the translation of our revenues and expenses denominated in foreign currencies into U.S. Dollars for purposes of reporting our consolidated financial results. In 2015 and 2014, the most significant currency exchange rate exposures were the Pound Sterling, Canadian Dollar and Japanese Yen. Excluding the impacts from any potential future hedging transactions, a hypothetical change of 10% in average exchange rates used to translate all foreign currencies to U.S. Dollars would have impacted income (loss) before income tax provision (benefit) for the year ended December 31, 2015 by approximately $1.1 million.

We are subject to foreign currency transaction risk for fluctuations in exchange rates during the period of time between the consummation and cash settlement of a transaction. We earn revenues from our contracts over a period of several months and, in some cases, over a period of several years. Accordingly, exchange rate fluctuations during this period may affect our profitability with respect to such contracts. We limit our foreign currency transaction risk through exchange rate fluctuation provisions stated in our contracts with clients, or we may hedge our transaction risk with foreign currency exchange contracts. Historically we have not used derivative financial instruments or other financial instruments to hedge such economic exposures.

We do not have significant operations in countries in which the economy is considered to be highly-inflationary.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update 2016-02 (“ASU 2016-02”), Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 requires that operating leases recognize a right-of-use asset and a lease liability measured at the present value of the lease payments in the statement of financial position, recognize a single lease cost allocated over the lease term on a generally straight-line basis, and classify all cash payments within operating activities in the statement of cash flows. ASU 2016-02 requires that capital leases, now called finance leases, recognize a right-of-use asset and a lease liability measured at the present value of the lease payments in the statement of financial position, recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income, and classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. Initial costs directly attributable to negotiating and arranging the lease will be included in the asset. For leases with a term of 12 months or less, a lessee can make an accounting policy election by class of underlying asset to not recognize an asset and corresponding liability. Lessees will also be required to provide additional qualitative and quantitative disclosures regarding the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-2 also provides specific guidance for sale and leaseback transactions, build-to-suit leases and amounts previously recognized in accordance with the business combinations guidance for leases. ASU 2016-02 will be applied on a modified retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. We are currently evaluating the impact of adopting ASU 2016-2 on our consolidated financial position, results of operations and cash flows.

In November 2015, the FASB issued ASU 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes (Topic 740) (“ASU 2015-17”), to simplify the balance sheet classification of deferred income taxes. ASU 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 may be applied either retrospectively to each period presented or on a prospective basis and is effective for interim and annual periods beginning after December 15, 2016. Early adoption is permitted. We early adopted ASU 2015-17 effective December 31, 2015 on a prospective basis. Adoption of this guidance resulted in a reclassification of our current deferred tax assets to the non-current deferred tax assets in our consolidated balance sheet as of December 31, 2015. The deferred tax assets and liabilities of the prior periods were not retrospectively adjusted. The impact of this guidance on our consolidated balance sheet was not material.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a deduction from the carrying amount of the related debt and not as a deferred charge presented in other assets on our consolidated balance sheets. The recognition and measurement guidance for debt issuance costs are not affected by the new amendment. ASU 2015-03 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted. In August 2015, the FASB issued ASU 2015-15 to amend the presentation and subsequent measurement of debt issuance costs associated with line-of-credit arrangements. ASU 2015-15 permits presenting debt issuance costs for a line-of-credit as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. We adopted this guidance early, as of December 31, 2015, resulting in a reclassification of deferred financing costs to reduce the carrying amount of the debt by $35.4 million and $49.4 million as of December 31, 2015 and 2014, respectively. Deferred financing costs totaling $3.6 million and $4.3 million as of December 31, 2015 and 2014, respectively, relate to line-of-credit costs and are included in other assets in the consolidated balance sheets.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for revenue recognition (“ASU 2014-09”). ASU 2014-09 will supersede the revenue recognition requirements in Revenue Recognition (Topic 605), and most industry-specific guidance. In July 2015, the FASB deferred the effective date of the new revenue recognition standard by one year, and it is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted, but no earlier than the original effective date of January 1, 2017. We are currently evaluating the impact of adopting ASU 2014-09 on our consolidated financial position and results of operations.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). ASU 2014-08 changes the criteria for reporting a discontinued operation. Under ASU 2014-08, a disposal of a part of an organization that has (or will have) a major effect on its operations and financial results is a discontinued operation. ASU 2014-08 applies prospectively for all disposals or components of our business classified as held for sale during fiscal periods beginning after December 15, 2014. The adoption of ASU 2014-08 did not have a material impact on our consolidated financial position or results of operations, although the impact will depend on the extent of any future discontinued operations.

Additional Segment Data

The following table sets forth a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP measure, to EBITDA and from EBITDA to Adjusted EBITDA for the Company and each of our segments for each of the periods indicated as follows:

	Year Ended December 31, 2015
(in millions)	Clinical	Commercial	Corporate and other	Consolidated
Income (loss) from continuing operations				$(150.6)
Income tax provision (benefit)				5.6
Interest expense, net				228.2
Equity investment income				1.2
Other income				(11.3)

Operating income (loss)	$89.4	$41.2	$(57.5)	$73.1
Depreciation and amortization	39.5	48.4	7.3	95.2

EBITDA	128.9	89.6	(50.2)	168.3

Impairment loss(a)	—	69.2	—	69.2
Stock-based compensation(b)	1.9	1.1	1.3	4.3
Impact of acquisition accounting adjustments(c)	1.0	0.8	—	1.8
Management fees(d)	—	—	2.7	2.7
Foreign currency transaction (gains) losses(e)	(2.4)	3.5	(0.6)	0.5
Impact of unrestricted subsidiaries, net of addback(f)	(0.7)	3.7	—	3.0
Acquisition and financing expense(g)	—	0.1	1.3	1.4
Severance(h)	4.3	5.6	0.9	10.8
Restructuring costs(i)	5.3	2.2	1.9	9.4
Other(j)	1.0	0.2	3.3	4.5

Adjusted EBITDA	$139.3	$176.0	$(39.4)	$275.9

	Year Ended December 31, 2014
(in millions)	Clinical	Commercial	Corporate and other	Consolidated
Income (loss) from continuing operations				$(180.6)
Income tax provision (benefit)				2.5
Interest expense, net				217.0
Loss on extinguishment of debt and refinancing costs				10.1
Equity investment income				0.4
Other income				—

Operating income (loss)	$33.1	$56.9	$(40.6)	$49.4
Depreciation and amortization	54.8	45.0	7.5	107.3

EBITDA	87.9	101.9	(33.1)	156.7

Impairment loss(a)	0.9	23.1	—	24.0
Stock-based compensation(b)	0.1	(0.1)	0.6	0.6
Impact of acquisition accounting adjustments(c)	(0.5)	(3.8)	—	(4.3)
Management fees(d)	—	—	2.5	2.5
Foreign currency transaction (gains) losses(e)	(1.6)	2.3	(0.3)	0.4
Impact of unrestricted subsidiaries, net of addback(f)	—	4.6	—	4.6
Acquisition and financing expense(g)	—	—	0.3	0.3
Severance(h)	5.2	7.7	0.9	13.8
Restructuring costs(i)	5.3	3.3	0.9	9.5
Other(j)	2.3	(3.5)	(0.9)	(2.1)

Adjusted EBITDA	$99.6	$135.5	$(29.1)	$206.0

	Year Ended December 31, 2013
(in millions)	Clinical	Commercial	Corporate and other	Consolidated
Income (loss) from continuing operations				$(216.2)
Income tax provision (benefit)				3.0
Interest expense, net				209.2
Loss on extinguishment of debt and refinancing costs				0.8
Equity investment income				—
Other income				—

Operating income (loss)	$34.5	$9.4	$(47.1)	(3.2)
Depreciation and amortization	58.0	46.7	1.3	106.0

EBITDA	92.5	56.1	(45.8)	102.8

Impairment loss(a)	3.4	35.5	—	38.9
Stock-based compensation(b)	—	0.4	(1.3)	(0.9)
Impact of acquisition accounting adjustments(c)	(0.3)	2.4	—	2.1
Management fees(d)	—	—	2.8	2.8
Foreign currency transaction (gains) losses(e)	(0.1)	0.6	(0.5)	—
Impact of unrestricted subsidiaries, net of addback(f)	—	3.7	—	3.7
Acquisition and financing expense(g)	1.2	—	0.9	2.1
Severance(h)	2.5	8.9	0.9	12.3
Restructuring costs(i)	6.3	4.0	0.5	10.8
Purchase price finalization(k)	(14.2)	—	—	(14.2)
Other(j)	2.1	7.1	(1.3)	7.9

Adjusted EBITDA	$93.4	$118.7	$(43.8)	$168.3

(a)	Represents non-cash losses associated with the impairment of goodwill, intangible assets and other long-lived assets.

(b)	Represents non-cash compensation charges.
(c)	Represents non-cash adjustments resulting from the revaluation of certain items such as deferred revenue and deferred rent recognized in connection with our prior acquisitions.
(d)	Represents the annual sponsor management fee paid pursuant to the THL Management Agreement described in “Certain Relationships and Related Party Transactions—Management Services Agreements.” The THL Management Agreement will be terminated in connection with this offering.
(e)	Represents the net gain or loss resulting from currency remeasurements.
(f)	Represents loss from continuing operations of certain foreign subsidiaries that are treated as investments until they reach sustained profitability.
(g)	Represents legal and advisory fees incurred in connection with our acquisitions that do not relate to and are not indicative of our core on-going operations.
(h)	Represents employee termination costs.
(i)	Represents costs in connection with facility closures, relocations, integrations and business optimization.
(j)	Represents third party costs for tax services, franchise taxes and certain non-cash items and one-time costs from third party advisors and gives effect to the results of Catalina Health prior to the closing of the acquisition in the fourth quarter of 2013.
(k)	Represents the final purchase price adjustment recorded in the second quarter of 2013 related to the i3 Acquisition.

BUSINESS

Overview

We are a leading global provider of outsourced clinical development and commercialization services to biopharmaceutical companies. We are the only provider delivering a full suite of services to enhance our clients’ ability to successfully develop, launch and market their products. We offer our services on both a standalone basis and as integrated solutions to support clinical development and commercialization. Our solutions are designed to drive greater efficiency and lower costs. We helped develop or commercialize over 80% of all new molecular entities approved by the FDA and 70% of those approved by the EMA over the last five years through our innovative model. In 2015, we served more than 550 client organizations, including all 20 of the largest global biopharmaceutical companies, and have the ability to service clients in over 90 countries.

We focus on the large and rapidly growing outsourcing component of the estimated $250 billion biopharmaceutical clinical development and commercialization market. Our services cover the entire biopharmaceutical development and commercialization continuum spanning from first-in-human clinical trials to the ongoing commercialization of mature products. Our services are designed to enhance our clients’ revenues and profitability, increase the likelihood of success of their clinical programs and commercial efforts and accelerate the execution of their projects in order to shorten the time from “lab to life.”

Our Clinical business is a leading global CRO that is therapeutically-focused and provides a wide range of capabilities, including Phase I (early stage) and Phase II–IV clinical development, delivered on a project (full service) or functional (strategic resourcing) basis. Our services are designed to accelerate our clients’ pursuit of regulatory approval. We provide our services through teams that possess operational and scientific expertise in a broad range of therapeutic areas with a particular focus in high growth areas such as oncology, neuroscience, pain and respiratory. Our Commercial business is a CCO, the biopharmaceutical industry’s only provider of a full suite of complementary commercialization services, including selling solutions, communications, consulting and medication adherence. We believe this unique CCO model provides a competitive advantage by integrating strategic, creative and operational expertise enhanced by the deep therapeutic expertise from our Clinical business to help optimize performance, reduce risk and expedite delivery of innovative products.

We have over 14,000 employees globally, including more than 750 M.D.s and Ph.D.s, and offer clients a differentiated set of solutions designed to enhance operational and financial efficiencies across the clinical development and commercialization continuum. Our Clinical and Commercial segments inform and enhance one another, and the flexibility of our model allows us to provide additional services over time as the needs of our clients evolve.

The creation of our comprehensive and integrated approach to serve the biopharmaceutical development and commercialization continuum began in 2010 with our acquisition by our sponsor, THL. We have made substantial investments, strategic acquisitions and operational changes to expand and strengthen our clinical development and commercial service offerings, geographic presence, human capital, systems and infrastructure to better serve our clients. These strategic and operational initiatives included:

•	Completion and integration of 10 strategic acquisitions, including three CROs, to offer a full suite of services on a global basis;

•	Enhancement of therapeutic area focus with particular expertise in oncology, neuroscience, pain and respiratory;

•	Integration and rationalization of legacy commercial acquisitions and separately-operated brands into the biopharmaceutical industry’s only CCO providing a full suite of complementary commercialization services;

•	Expansion of our geographic capabilities in Japan, India, Western Europe, Latin America and China;

•	Evolution of our selling solutions capabilities into a market-leading strategic offering with expertise in helping clients launch and market complex biopharmaceutical products; and

•	Recruitment of Michael A. Bell, our Chairman and CEO who has extensive experience across the healthcare delivery continuum and who has managed and grown sophisticated global service organizations.

These initiatives have helped us create a leading biopharmaceutical outsourcing business with an unmatched ability to provide a full suite of integrated services to meet our clients’ needs. Each of our top 10 clients and 24 of our top 25 clients utilized services from both our Clinical and Commercial segments in 2015. The following financial metrics are reflective of our improved performance from 2014 to 2015:

•	Net revenues increased 10.4% on an as-reported basis (13.0% on a constant currency basis) to $1,994.3 million.

•	Clinical segment net revenues increased 8.9% to $947.9 million (47.2% of total net revenues).

•	Commercial segment net revenues increased 12.3% to $1,059.9 million (52.8% of total net revenues).

•	Adjusted EBITDA increased 33.9% to $275.9 million.

•	Adjusted EBITDA as a percentage of net revenues increased to 13.8% from 11.4%.

We incurred losses from continuing operations of $150.6 million and $180.6 million for the year ended December 31, 2015 and 2014, respectively. See “Summary—Summary Consolidated Financial and Operating Data” for a discussion of Adjusted EBITDA and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Exchange Rate Fluctuations” for a discussion of constant currency net revenues.

Our Competitive Strengths

We address a large and growing market and believe we are well-positioned to continue expanding our market share. Our key competitive strengths include the following:

A global leader in biopharmaceutical outsourcing with differentiated positioning. We serve more than 550 client organizations, including all 20 of the largest global biopharmaceutical companies, and have the ability to service clients in over 90 countries. Over 80% of all new molecular entities approved by the FDA and 70% of those approved by the EMA over the last five years have been developed or commercialized with our support. We believe our scale, global reach and breadth of services, coupled with our deep industry expertise and experience, enable us to offer the solutions our clients need as they navigate an increasingly complex and evolving market. We believe our clients are seeking to consolidate their outsourcing to large global providers like us to address the changing industry dynamics. The breadth of our global clinical and commercial services should position us well to capitalize on this evolving environment and penetrate both existing and new clients.

Adding value across the biopharmaceutical product lifecycle. Our broad suite of services allows us to deliver customized solutions and provide value to biopharmaceutical companies and other key constituents across the healthcare delivery system. We leverage new and existing knowledge capital and proprietary data assets across our offerings to help biopharmaceutical clients optimize execution and reduce costs throughout the product lifecycle. The following are notable examples of these capabilities:

•	Superior clinical trial design: We leverage our expanding clinical and commercial knowledge capital to inform and enhance clinical trial design in order to facilitate shorter and more efficient trials intended to improve the likelihood of regulatory and subsequent commercial success.

•	Enhanced site selection and patient recruitment: We utilize proprietary data assets, behavioral insights, social media and communications capabilities to enhance the speed and success of site selection and patient recruitment.

•	Proactive pre-launch reimbursement and formulary management: We bridge the gap between clinical development and commercialization by utilizing our diverse capabilities and communicating clinical benefits to payers and PBMs to help optimize reimbursement and patient access.

•	Highly effective commercial product launch capabilities: We help our clients navigate the complexities of launching a product by orchestrating interconnected work streams to develop and execute an effective product launch strategy.

•	Proprietary programs to improve medication adherence: We have the ability to reach over 175 million patients through multi-channel medication adherence programs designed to mitigate costs related to non-adherence, which are estimated by the Centers for Disease Control and Prevention to exceed $100 billion annually.

•	Efficient project ramp-up: We scale clinical or commercial projects rapidly and effectively through our recruiting, training, and deployment capabilities, leveraging over 150 dedicated recruiting personnel and our proprietary database of over 650,000 industry professionals.

Diversified operating model including deepening relationships with blue-chip client base. We are diversified across our leading Clinical (47% of 2015 net revenues) and Commercial (53% of 2015 net revenues) segments. We have a large and expanding client base, extensive range of services, geographic scope and an ability to provide solutions at nearly every stage of the product lifecycle. We have a loyal client base of over 550 client organizations, including all 20 of the largest global biopharmaceutical companies as well as a significant number of high-growth, small and mid-sized biopharmaceutical companies. Our top five clients accounted for approximately 37% of net revenues in the year ended December 31, 2015, with our largest client accounting for approximately 10% of our net revenues. All of our top 25 clients are diversified across multiple projects, compounds or service offerings. We have strong and growing relationships with our top clients. All of our top 20 clients have been clients since 2010 and many of these clients had long-standing relationships with the companies we have acquired.

Deep and aligned therapeutic expertise. We provide our clients highly-differentiated, specialized teams in both our Clinical and Commercial segments, with operational and scientific expertise in a range of therapeutic areas such as oncology, neuroscience, pain and respiratory. These core, high-growth therapeutic areas constituted 66% of our Clinical segment backlog as of December 31, 2015. We have strategically organized our business around therapeutic area expertise and serve some of the fastest growing areas in the market. Our deep understanding of these therapeutic areas extends throughout our business, allowing our clients to benefit from this knowledge base throughout our full suite of services. We believe our specialized therapeutic expertise in our Commercial segment is unique in our industry and becoming increasingly important to our clients as therapies become more complex and targeted. Our experienced medical and scientific professionals, including more than 750 M.D.s and Ph.D.s, apply innovative insights and science to clinical trials as well as to the commercialization of products.

Attractive financial profile with strong organic growth and operating leverage. We have achieved robust operating and financial performance over the past few years while increasing the scale and breadth of our service offerings. For the year ended December 31, 2015, our net revenues and Adjusted EBITDA grew 10% and 34%, respectively, all of which has been organic. Over the same period, we grew our market share in both Clinical and Commercial segments, as evidenced by growth in net revenues of 9% and 12%, respectively. The momentum in our Clinical segment is further reflected in the 11% growth in our Clinical backlog from December 31, 2014 to December 31, 2015 and 12% growth in net new business awards during the year ended December 31, 2015. Adjusted EBITDA as a percentage of net revenues increased to 13.8% from 11.4%. This margin expansion has been aided by a series of strategic investments and initiatives intended to both build out and rationalize our infrastructure. Examples of these include: (i) shifting selected support services to lower-cost geographies, (ii) centralizing administrative functions and (iii) optimizing our technology spend. We believe our outstanding financial profile and strong operating momentum position us for continued market share gains across both of our segments.

Highly experienced and committed management team. We are led by a dedicated executive management team, averaging 29 years of relevant experience, with extensive experience with biopharmaceutical companies, payers and health systems. Our team has been responsible for executing on our strategy, growing our client base and driving our significant growth in net revenues and Adjusted EBITDA over the past three years. This management team contributes to a company-wide culture of collaboration focused on delivering services and solutions that meet or exceed the quality standards demanded by clients, physicians, patients and regulatory authorities.

Growth Strategy

Our goal is to generate profitable revenue growth in both of our segments and to increase margins through operational efficiency initiatives. The key elements of our growth strategy include:

Leverage our market leadership position in large and attractive markets. Our Clinical and Commercial segments are benefiting from specific industry trends that are expected to drive attractive growth through 2020. We estimate that the amount of outsourced clinical services will experience a CAGR in the high single digits from 2015 through 2020. As business models continue to evolve in the healthcare sector, we believe that the rate of commercial outsourcing could follow a similar path to the clinical development market. Global demand for biopharmaceutical products continues to increase, driven by expanding access to care, increasing life expectancy and the growing prevalence of chronic conditions in both developed and emerging markets. Higher costs and increased complexity are driving our clients to seek efficiency and expertise through outsourcing services. We intend to capitalize on these trends by continuing to provide the services our clients need.

Increase market share through our unmatched service offering and scale. We believe we are uniquely positioned to meet our clients’ evolving needs as the only provider of a full suite of services through the clinical development and commercialization continuum. Our size and scale enable us to provide solutions designed to accelerate our clients’ clinical or commercial projects effectively, thereby driving speed and cost efficiencies. Our ability to engage clients at the early phases of clinical trials with respect to commercial insights allows them to make more informed decisions on clinical trial design and strategies, a key differentiator from our competitors. We intend to leverage our differentiated service offerings to increase our share of the growing market for outsourced clinical and commercialization services.

Drive acceleration of commercial outsourcing. There is increasing demand for the outsourcing of many aspects of commercialization that have been traditionally handled internally by biopharmaceutical companies. Specialized knowledge and expertise, along with efficient cost and productivity management, are increasingly required for the successful launch and commercialization of new complex products. We have continuously expanded and invested in our commercial outsourcing capabilities and we intend to leverage our extensive knowledge, experience and unmatched offerings to drive expansion of the commercial outsourcing opportunity with new and existing clients.

Increase profitability by leveraging our scalable infrastructure. We have focused on creating an organization built for operational flexibility to efficiently provide services to address our clients’ needs. As we succeed in winning new business, we believe our significant degree of operating leverage will allow us to drive incremental margin expansion. Over the last few years, we have streamlined our organizational structure and made progress to optimize the efficiency of our operations. We have centralized and outsourced administrative functions and integrated and rationalized our technology systems to better serve our clients and improve our efficiency. We intend to leverage our improvements and continue to execute on internal efficiency initiatives to increase profitability.

Increase cross-selling with existing clients. We believe that we have substantial opportunities to expand the reach of our services that we provide to our existing clients. As only 53 of our top 100 clients utilized services from our Clinical and Commercial segments in 2015, we believe there is significant potential to sell additional services to our existing client base. In addition, a number of our largest clients that use both clinical and commercial services do not use each of them to the same extent and we are targeting these clients to expand the use of our services within the less utilized segment. Given our past success in expanding the scope of services provided to current clients, we intend to further expand our business with our existing clients by cross-selling additional clinical and commercial services. For example, for the year ended December 31, 2015, each of our top 10 clients in each segment utilized, on average, approximately 40% fewer services (as measured by net revenues) from the other segment. As part of our cross-selling efforts, we market the potential operational and economic efficiencies that clients can achieve by using more of our services throughout the product lifecycle.

Capitalize on client and geographic growth opportunities. We intend to target segments of the biopharmaceutical market in which we are underpenetrated. Specifically, we plan to actively seek to expand our market share among small and mid-sized biopharmaceutical companies, as they frequently lack the robust infrastructures and service capabilities of larger clients. Additionally, we have developed a global platform with a presence in all of the major biopharmaceutical markets in the world with the ability to service clients in over 90 countries and we intend to further expand our business outside of the United States. We are focused on replicating our success in the U.S. market to other major biopharmaceutical markets around the world. We have demonstrated our capabilities for geographic expansion in Japan, the world’s second largest biopharmaceutical market, where we grew from less than 10 employees at the beginning of 2009 to approximately 700 employees at the end of 2015. In Western Europe, we principally see the opportunity to expand our commercial services with our existing clients in North America. We may also selectively identify and acquire complementary businesses to enhance our services, capabilities and geographic presence.

Our Segments and Key Service Offerings

We provide services through two reportable segments: Clinical and Commercial. Each reportable segment provides multiple service offerings that, when combined, create a fully integrated biopharmaceutical outsourced services provider. Our Clinical segment provides a continuum of services spanning Phases I-IV of clinical development, while our Commercial segment provides selling solutions, communications, consulting, and medication adherence services.

Clinical Segment

Our Clinical segment is a leading global CRO that is therapeutically-focused and provides a wide range of capabilities, including Phase I-IV clinical development services, delivered on a project or functional basis. We believe our capabilities and the breadth of our service offerings allow us to address our clients’ wide range of clinical development needs, from small, Phase I studies to complex, multinational, late-stage trials, and position us for strategic partnerships with top-tier biopharmaceutical clients. We provide our services through teams that possess operational and scientific expertise in a broad range of therapeutic areas with particular focus in high growth areas such as oncology, neuroscience, pain and respiratory. For the year ended December 31, 2015, our Clinical segment generated net revenues of $947.9 million.

Early Stage

Our early stage offering provides a full range of services for Phase I and Phase IIa clinical trials as well as bioanalytical analysis. We conduct studies at our two facilities located in Quebec, Canada and Miami, FL. We also perform bioanalytical analysis at our two laboratories located in Quebec, Canada and Princeton, NJ. We have extensive experience in first-in-human, proof-of concept and bioavailability studies, and have built direct relationships with leading hospitals. We have a large base of available subjects, including patient populations with specific medical conditions and healthy volunteers, which provides efficient and rapid patient recruitment.

Full Service and Strategic Resourcing

Our full service and strategic resourcing offerings provide comprehensive solutions to address the clinical development needs of our clients, primarily in Phase II-IV. Our solutions can be delivered on a project-basis or on a functional or resource basis. We are able to customize our services to provide clients support within an individual clinical study, a single function, multiple functions within a single therapeutic area or across a client’s entire product portfolio. We can leverage our extensive knowledge capital across our business to inform clinical development strategy and design. Our full range of services include: (i) clinical trial design and feasibility; (ii) project management; (iii) investigator recruitment and site management; (iv) clinical monitoring; (v) safety and pharmacovigilance; (vi) biostatistics and statistical programming; (vii) data management; (viii) medical writing and (ix) medical and scientific affairs.

•	Clinical Trial Design and Feasibility. Limiting the required time and controlling cost are key priorities in designing a clinical trial. Our capabilities help identify strategies to mitigate execution risks and costs associated with clinical trials. Specifically, we assist clients in validating whether a protocol has been designed to meet global regulatory requirements, identifying the most suitable sites and/or countries in which to conduct the trial, and identifying any potential impacts from competitive trials, patient access and retention and local regulatory timelines.

•	Project Management. Our project managers help oversee the clinical development process. They assist our clients in setting and managing the development process to meet specific operational and financial targets, and help ensure that projects track against plan. They are typically responsible for accessing and managing resources across multiple clinical operations disciplines.

•	Investigator Recruitment & Site Management. Identification and enrollment of investigators and resulting access to their patient populations is a critical element of a clinical trial. We leverage our proprietary data assets and relationships to help identify and onboard optimal sites to conduct clinical trials. We help our clients select qualified investigators, train investigators and site staff on the clinical protocol and required technology tools, implement participant retention programs and communicate with sites regarding performance issues or contractual matters.

•	Clinical Monitoring. We provide trial monitoring services to our clients that include study procedures development, source document review, patient eligibility confirmation, patient compliance tracking, clinical trial supply management, adverse event reporting, regulatory compliance monitoring and regulatory documentation maintenance. In addition to traditional on-site and remote monitoring, we leverage monitoring strategies that are focused on the potential risks that would affect the reliability of study data. For example, we also offer targeted on-site monitoring, centralized remote monitoring, risk-based monitoring and real-time review of clinical data using statistical analysis.

•	Safety and Pharmacovigilance. Our safety and pharmacovigilance team supports clinical trial safety surveillance. We offer stand-alone and integrated solutions to support product safety monitoring in compliance with regulatory requirements in both pre- and post-approval studies. Our team has expertise in drug safety, pharmacovigilance and pharmacoepidemiology, and a deep understanding of the changing regulatory environment. To manage clinical trial safety, we provide our clients with qualified medical analysis and review of serious adverse events, and assist them in creating materials for submission to United States and international regulatory authorities and data safety monitoring boards.

•	Biostatistics and Statistical Programming. We provide statistical analyses of clinical trial results and other scientific databases. Our biostatistics and statistical programming team has experience across all aspects of clinical trials, from the initial stage of planning the design and calculating sample size requirements, to analyzing, displaying and interpreting data in the final stages of the study. Our team consists of Ph.D. and M.S.-level statisticians and statistical programmers who help to plan the analyses before a study begins, and then provide reports, statistical summaries and efficacy and safety analyses as the study progresses. We leverage a combination of standard templates and customizable programs to help our clients accelerate their regulatory submissions and improve the accuracy of their study results.

•	Data Management. We offer a study-specific approach to data management that begins with a review of the study specifications, client preferences/history, data to be collected, and technologies available. We provide guidance to clients on the most appropriate method for data collection to address the needs of their trial sites and project teams. Our scalable and software-agnostic processes enable us to efficiently capture, maintain, clean and deliver data for a client’s project regardless of phase, therapeutic area, size, or method of data capture. We have expertise with a variety of software applications and can assist our clients in choosing a solution to meet their particular needs.

•	Medical Writing. We offer our clients regulatory writing assistance, including protocol and protocol amendments, clinical study reports, subject narratives and investigator brochures, as well as assistance with scientific manuscripts, abstracts, and posters. Our medical writing team includes writers, editors, and writing management staff with expertise in areas such as preparation of regulatory submissions and safety-related documents.

•	Medical and Scientific Affairs. We offer medical and scientific affairs services that include clinical development planning, product safety analysis, regulatory submission support and product specific training on a global basis. Our medical and scientific affairs team is staffed with highly qualified staff including M.D.s and Ph.D.s.

Commercial Segment

Our Commercial segment is a CCO, the biopharmaceutical industry’s only provider of a full suite of complementary commercialization services, including selling solutions, communications, consulting and medication adherence. For the year ended December 31, 2015, our Commercial segment generated net revenues of $1,059.9 million.

Selling Solutions

Our selling solutions offering designs and executes comprehensive sales solutions to help our clients launch and promote their products. We develop tailored and multichannel programs designed to ensure our clients’ product information and message reaches the key healthcare providers that our clients are targeting. Our programs combine face-to-face communications with on-demand and digital promotions accessible from mobile devices, tablets and web portals. We design and implement non-personal promotion programs encompassing direct mail, emails, tele-detailing and web conferencing to complement our programs. We begin with robust market and data analysis leveraging both proprietary and third-party data related to patients, physicians and prescriptions. We then aim to refine our targeting strategies for physicians, nurses, pharmacists and other key constituents to maximize impact and return on investment for our clients. Following strategy design, we utilize our team of recruiters and trainers to locate, recruit, onboard and train the talent best suited to implement the strategy and maximize our clients’ objectives, including field-based selling specialists, nurses, medical science liaisons, national account managers and M.D.s. We then deploy and project manage our solutions, and provide our clients with data analytics, reporting and other ancillary services. The flexibility of our model allows us to modify our commercialization approach based on real time market conditions and evolve that approach over the lifecycle of the product.

Communications

We are one of the world’s premier healthcare communications companies. Our global offering specializes in healthcare advertising, medical communications and education, digital marketing, communications planning, public relations and branding services. We believe our focus and deep expertise in healthcare and the significant medical and scientific knowledge we possess throughout our business allows us to provide more impactful solutions to our clients. We create customized communications programs for clients that can span from individual campaign-based activity, to comprehensive communications support of a particular biopharmaceutical product, to support of the entire portfolio of products of a client within a therapeutic area. We have the ability to deploy communications services throughout a product’s lifecycle, beginning well before commercial launch, encompassing regulatory approval and market introduction, and continuing throughout the life of the product.

Consulting

We offer strategy and management consulting services based on our life science expertise and advanced analytics. Our consulting offering aims to support critical decision-making throughout the lifecycle of a product. We provide a wide range of consulting services to our clients that address the following areas:

•	Commercial Strategy and Planning. We assist our clients in preparing for and launching their products as well as portfolio strategy, new product planning, brand planning and management and lifecycle planning.

•	Pricing and Market Access. We work with our clients to develop effective pricing and channel strategies that are informed by research we conduct with payer decision makers.

•	Medical. We provide organizational strategies for our clients’ medical affairs teams, as well as annual planning and launch readiness support and product-specific strategic planning. Additionally, our clinical support capabilities guide clients in developing, optimizing, and aligning product development processes at the local, regional and global level.

•	Risk and Program Management. We guide consortiums of biopharmaceutical companies responsible for managing single, shared Risk Evaluation and Mitigation Strategy (“REMS”) programs. Our team of REMS and program management experts help our clients navigate the legal, financial, policy and operational challenges of initiating and implementing these complex programs.

Patient Outcomes (Medication Adherence)

We provide tailored, direct-to-patient medication adherence programs designed to help patients stay on their prescribed therapy. We have the ability to communicate with patients in the doctor’s office, at the point of retail sale, in their home and on their mobile devices. Our services include patient compliance, analytics, patient support programs and patient education to help clients maximize the revenue potential of their products while producing improved patient outcomes. We also provide a behavioral insights offering which brings together health psychologists, behavioral scientists, clinical specialists, consumer marketers, design experts and user experience specialists to develop and implement approaches and programs to maximize the impact of direct to patient communications.

International Operations

We have the ability to service clients in over 90 countries. As of December 31, 2015, we maintained offices or retained employees in the following countries or territories:

Segment	Country or Territory
Clinical	Argentina; Australia; Austria; Belgium; Brazil; Bulgaria; Canada; Chile; China; Colombia; Costa Rica; Croatia; Czech Republic; Denmark; Finland; France; Germany; Greece; Hong Kong; Hungary; India; Ireland; Israel; Italy; Japan; South Korea; Malaysia; Mexico; Netherlands; New Zealand; Peru; Philippines; Poland; Puerto Rico; Romania; Russia; Serbia; Slovak Republic; Singapore; South Africa; Spain; Sweden; Switzerland; Taiwan; Thailand; Turkey; United Kingdom; Ukraine and Uruguay

Commercial	Austria; Belgium; Canada; China; Denmark; Finland; France; Germany; Italy; Japan; Netherlands; Poland; Spain; Switzerland and United Kingdom

Our international operations are generally accounted for using the functional currency of the country where the business is located, translated to U.S. Dollars in our consolidated financial statements. For financial information about our geographic areas, see Note 18 to our consolidated financial statements included elsewhere in this prospectus. For the years ended December 31, 2015, 2014 and 2013 we derived 22%, 26% and 27% of our net revenues from international operations.

Clients

We serve over 550 client organizations, including all 20 of the largest global biopharmaceutical companies, as well as numerous emerging and specialty biotechnology companies, medical device makers and diagnostics companies. For the years ended December 31, 2015, 2014 and 2013, one client accounted for approximately 10%, 10% and 12% of our net revenues, respectively, and our top ten clients accounted for approximately 54%, 48% and 46% of our net revenues, respectively. We believe our diversified client base and broad scope of projects reduce our dependence on any individual client or contract, and contribute to the stability of our financial performance, which we view as a competitive strength.

Competition

We operate in highly competitive industries. Our competitors include a variety of companies providing services to the biopharmaceutical industry, including large and smaller specialty CROs, large global communications holding companies and smaller specialized communications agencies. Each of our reportable segments faces distinct competitors within the markets they serve:

•	Clinical: Our largest competitors include Quintiles Transnational Holdings Inc. (“Quintiles”), Pharmaceutical Product Development, Inc., ICON plc, PAREXEL International Corporation (“PAREXEL”), INC Research Holdings, Inc. and PRA Health Sciences, Inc.

•	Commercial: Our largest competitors in the outsourced sales market are Quintiles, Publicis Touchpoint Solutions, Inc. and UDG Healthcare PLC. Our primary competitors in the communications market are the large global communications holding companies: WPP Group plc, Omnicom Group Inc., Publicis Groupe S.A., The Interpublic Group of Companies, Inc. and Havas SA. Our consulting services’ largest competitors are IMS Consulting, a division of IMS Health Holdings, Inc., L.E.K. Consulting LLC, McKinsey & Company, Inc. and ZS Associates, Inc.

We also compete in our addressable market with the internal operations of biopharmaceutical companies that choose to perform the clinical development and commercialization tasks we provide internally.

Government Regulation

The biopharmaceutical industry is subject to a high degree of governmental regulation, at the federal, state and international levels, and our clients are subject to extensive government regulation. Generally, compliance with these laws and regulations is the responsibility of those clients. However, several of our businesses are themselves subject to the direct effect of government regulation. In addition, we may be liable under certain of our client contracts for the violation of government laws and regulations by our clients to the extent those violations result from, or relate to, the services we have performed for such clients. Further, many of our clients are parties to corporate integrity agreements (“CIAs”) with the federal government and our contracts with such clients may obligate us to comply with certain provisions of these CIAs. Failure to comply with such laws and regulations or such contractual obligations or significant changes in laws or regulations affecting our clients or the services we provide could result in the imposition of additional restrictions, create additional costs to us or otherwise negatively impact our business operations. See “Risk Factors—Risks Related to Our Business” and “Risk Factors—Risks Related to Our Industry.”

Regulation of Our Clinical Segment

The activities of our Clinical segment are subject to regulation by the FDA and by the regulatory agencies located in other countries where our Clinical segment operates or will conduct clinical trials, including, but not limited to, Health Canada, the Department of Health in the United Kingdom and the EMA. In providing CRO services, we may be subject to the same regulatory actions as the sponsor of the relevant clinical trial if we fail to comply with any obligation required of sponsors under regulations of the FDA or other regulatory agencies outside the United States. Under these regulations, we face a range of potential liabilities, including but not limited to liability arising from errors and omissions during a trial that impair the validity or usefulness of study data, risks associated with adverse effects resulting from the administration of products to clinical trial participants and collateral liability (for negligent selection or oversight) in regulatory actions against investigators and medical care providers. Our Clinical segment’s health care staffing services offering is also regulated in many states as well as on an international level. For example, in some states, staffing companies must be registered to establish and advertise as a healthcare agency or must qualify for an exemption from registration.

Many regulatory authorities, including the FDA and those in the EU require that study results and data submitted to such authorities be based on studies conducted in accordance with GCP. GCP represent the global industry standards for the conduct of clinical R&D studies. GCP include:

•	complying with specific regulations governing the selection of qualified investigators and clinical research sites;

•	obtaining specific written commitments from the investigators;

•	ensuring the protection of human subjects by verifying that Institutional Review Board or independent Ethics Committee approval and patient informed consent are obtained;

•	instructing investigators to maintain records and reports;

•	verifying product or device accountability;

•	timely reporting and medical evaluation of adverse events;

•	adequate monitoring of the study for compliance with GCP requirements; and

•	maintaining adequate records and reports and permitting appropriate regulatory authorities access to data for their review.

Records for clinical studies must be maintained for specified periods for inspection by the FDA and other regulatory agencies. Significant material non-compliance with GCP requirements can result in the disqualification of data collected during the clinical trial. We are also obligated to comply with regulations issued by national and supra-national regulators such as the FDA and the EMA. By way of example, these regulations include the FDA’s regulations on electronic records and signatures which set out requirements for data in electronic format for purposes of submissions made to the FDA, and the EMA’s Note for Guidance “Good Clinical Practice for Trials on Medicinal Products in the European Community.”

We write our standard operating procedures related to clinical studies in accordance with regulations and guidelines appropriate to the region where they will be used, thus helping to ensure compliance with GCP. Within Europe, we perform our work subject to the EMA’s Note for Guidance “Good Clinical Practice for Trials on Medicinal Products in the European Community.” All clinical trials (other than those defined as “non-interventional”) to be submitted to the EMA must meet the requirements of the International Conference on Harmonisation of good clinical practices. In addition, FDA regulations and guidelines serve as a basis for our North American standard operating procedures. Our offices in the Asia-Pacific region and in Canada have developed standard operating procedures in accordance with their local requirements and in harmony with those adopted by North American and European operations.

Regulation of Our Commercial Segment

Our selling solutions offering within our Commercial segment provides field based and non-field based selling resources to the pharmaceutical industry. Some of our field personnel may handle and distribute samples of pharmaceutical products. In the United States, the handling and distribution of prescription drug products are subject to regulation under the Prescription Drug Marketing Act and other applicable federal, state and local laws and regulations. These laws and regulations regulate the distribution of drug samples by mandating procedures for storage, hazard communication and employees’ right to know, as well as the handling, use, management, release and disposal of medical specimens and hazardous waste and radioactive materials. These laws and regulations also govern the safety and health of laboratory employees, solicitation and record-keeping requirements for drug samples and ban the purchase or sale of drug samples. Further, companies holding or distributing controlled substances are subject to regulation by the United States Drug Enforcement Agency.

Our selling solutions offering is also subject to detailed and comprehensive regulation in each geographic market in which we operate. Such regulation relates, among other things, to the distribution of drug samples, the qualifications of our personnel and the use of healthcare professionals in sales functions. The very ability of biopharmaceutical companies to use sales representatives and other personnel in its promotional and medical affairs, and other outreach work is subject to resolution in each geographic market and we are unable to offer all services in all geographies.

Our selling solutions offering’s delivery of field based selling resources subjects us to federal and state laws pertaining to healthcare fraud and abuse, which have been used to sanction entities for engaging in the off-label promotion and marketing of biopharmaceutical products. In particular, the FDA’s regulations against off-label promotion require selling resources to restrict promotion of the approved product they are detailing to the approved labeling for the product. The federal anti-kickback statute imposes both civil and criminal penalties for, among other things, offering or paying any remuneration to induce someone to refer patients to, or to purchase, lease or order (or arrange for or recommend the purchase, lease or order of) any item or service for which payment may be made by Medicare, Medicaid or other federal healthcare programs. Violations of the statute can result in numerous sanctions, including criminal fines, imprisonment and exclusion from participation in the Medicare and Medicaid programs. State anti-kickback laws are typically modeled on the federal anti-kickback statute, vary in scope and are often not clearly interpreted by courts and regulatory agencies. Many such laws apply, however, to all healthcare items or services, regardless of whether Medicare or Medicaid funds are involved. Further, the sale or distribution of biopharmaceutical products and devices is also governed by the U.S. Federal Trade Commission Act and state consumer protection laws.

Our communications offering within our Commercial segment is subject to all of the risks, including regulatory risks, that similar communications companies generally experience as well as risks that relate specifically to the provision of these services to the biopharmaceutical industry. Such regulatory risks may include enforcement by the FDA, Health Canada, the Department of Health in the United Kingdom, EMA and the Federal Trade Commission as well as state agencies and other foreign regulators enforcing laws relating to product advertising, false advertising, and unfair and deceptive trade practices. In addition to enforcement actions initiated by government agencies, there has been an increasing tendency in the United States among biopharmaceutical companies to resort to the courts and industry and self-regulatory bodies to challenge comparative prescription drug advertising on the grounds that the advertising is false and deceptive. Through the years, there has been a continuing expansion of specific rules, prohibitions, media restrictions, labeling disclosures and warning requirements with respect to the advertising for certain products.

Regulation of Patient Information

The confidentiality of patient-specific information and the circumstances under which such patient-specific records may be released for inclusion in our databases or used in other aspects of our business are heavily regulated. HIPAA and the regulations promulgated thereunder require the use of standard transactions, privacy and security standards and other administrative simplification provisions by covered entities, which includes many healthcare providers, health plans and healthcare clearinghouses. Additional legislation has been proposed from time to time at both the state and federal levels that may require us to implement security measures that could involve substantial expenditures or limit our ability to offer some of our products and services. Such legislation may restrict or negatively affect the portions of our consulting offering that perform market research. The uncertainty of the regulatory environment is increased by the fact that we generate and receive data from many sources. As a result, there are many ways government might attempt to regulate our use of this data. Any such restriction could have a material adverse effect on our business, results of operations and financial condition.

In addition, privacy legislation in international jurisdictions could have a limiting effect on some of our services, including, for example, the European Data Protection Directive (the “Directive”) which applies in each member state of the EU. The Directive seeks to protect the personal data of individuals and, among other things, places restrictions on the manner in which such personal data can be collected, processed and disclosed and the purposes for which such data can be used. Other countries have or are in the process of putting privacy laws into place affecting similar areas of our business. For instance, the Directive applies standards for the protection of all personal data, not just health information, in the EU and requires the EU member states to enact national laws implementing the Directive. Such legislation or regulations could materially affect our business.

Some of the services provided by our patient outcomes offering within our Commercial segment, including patient compliance and medication adherence programs, involve access to PHI and provide communications (e.g., refill reminders) with federal health care program beneficiaries and other direct consumers of health care products and services. These activities are subject to regulation under federal and state information privacy and security laws, including HIPAA and the rules promulgated thereunder by the U.S. Department of Health and Human Services, the federal anti-kickback statute and corresponding state privacy and anti-kickback laws. Although we believe that the activities of our patient outcomes offering currently comply with all applicable federal and state laws in all material respects, the interpretation of many of these laws is constantly evolving.

We could incur significant expenses or be prohibited from providing certain services if our patient outcomes’ activities are determined to be non-compliant with any applicable laws and, depending on the extent and scope of any such regulatory developments, our business, results of operations and financial condition could be materially and adversely affected.

Impact of the Affordable Care Act on our Business

The Affordable Care Act introduced an extensive set of new laws to the health care industry. Although the Affordable Care Act generally does not impact our business directly, it impacts our clients’ businesses directly and therefore, our business indirectly. While the Affordable Care Act will likely increase the number of patients who have insurance coverage for biopharmaceutical products, it also made changes that may adversely affect our clients’ businesses, including increasing rebates required from manufacturers whose products are covered by stated Medicaid programs, requiring discounts for products that are covered by Medicare Part D and imposing new fees on manufacturers of branded biopharmaceuticals. If biopharmaceutical companies react to these changes by spending less on clinical development and commercialization, we could have fewer business opportunities and our business could be adversely affected.

Conversely, the Affordable Care Act and similar health reform initiatives may stimulate greater demand for our services as our clients seek our expertise in managing the increasing complexity of the regulatory environment in which they operate and pricing pressures caused by these initiatives increase our clients need for the efficiencies that may be realized by utilizing our services.

Employees

As of December 31, 2015, we employed approximately 14,000 employees. Many aspects of our business are very labor intensive and the turnover rate of employees in our industry, and in corresponding segments of the biopharmaceutical industry, is generally high, particularly with respect to selling solutions employees and clinical research associates. Certain of our international employees are currently members of collective bargaining agreements or foreign works councils. We are unaware of any current efforts or plans to organize any of our U.S. employees. We believe that our relations with our employees are generally good.

Properties

As of December 31, 2015, we lease office facilities totaling approximately 2.1 million square feet, including our principal executive offices located in Burlington, Massachusetts, and our principal businesses located in New Jersey and New York. 58 facilities totaling approximately 0.9 million square feet are leased by our Clinical segment and 45 facilities totaling approximately 1.1 million square feet are leased by our Commercial segment. We believe that our facilities are adequate for our present and reasonably anticipated business requirements, and none of our leases are individually material to our business.

Legal Proceedings

From time to time, we are involved in legal proceedings, including legal proceedings that are incidental to the normal conduct of our business. While we believe that the ultimate outcome of any such proceedings, if decided adversely to our interests, would not have a material adverse effect on our business, financial condition or results of operations, litigation is subject to inherent uncertainties. Were an unfavorable outcome to occur, there exists the possibility of a material adverse effect on our business, results of operations and financial condition.

On October 31, 2013, Cel-Sci Corporation (“Cel-Sci”) made a demand for arbitration under a Master Services Agreement (the “MSA”), dated as of April 6, 2010 with certain of our subsidiaries. Under the MSA and related project agreement, which were terminated by Cel-Sci in April 2013 under the without cause provisions of the MSA, Cel-Sci engaged the relevant subsidiaries in connection with a Phase III clinical trial of its investigational drug. The arbitration claim alleges breach of contract, fraud in the inducement and common law fraud on the part of our subsidiaries, and seeks damages of at least $50.0 million. In December 2013, we filed a counterclaim against Cel-Sci that alleges breach of contract and seeks at least $2.0 million in damages. The matter proceeded to the discovery phase, and in January 2015, we filed additional counterclaims against Cel-Sci alleging breach of contract, opportunistic breach, restitution and unjust enrichment and defamation, and seeking at least $2.0 million in damages and $20.0 million in other equitable remedies. A hearing is currently scheduled to begin in September 2016. While discovery is continuing and litigation is inherently unpredictable, we believe that no loss is currently considered probable and accordingly no provision has been recorded. See Note 12 to our consolidated financial statements included elsewhere in this prospectus for additional information.